                   SUBJECT TO COMPLETION, DATED MAY 26, 1999
THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 13, 1999)

                                4,450,000 SHARES

                          FIRST SIERRA FINANCIAL, INC.

                                  COMMON STOCK

    This is a public offering of shares of common stock of First Sierra Financial, Inc. Of the 4,450,000 shares of common stock offered for sale in this prospectus supplement, 4,000,000 shares are being issued and sold by First Sierra Financial, Inc. and 450,000 shares are being sold by the selling stockholders. See "Selling Stockholders."

    Our common stock is traded on the Nasdaq National Market under the symbol "BTOB." On May 25, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $18.69 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE S-11 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS
 APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                     PER SHARE           TOTAL
                                                  ----------------  ----------------

Public offering price...........................         $                 $
Underwriting discounts..........................         $                 $
Proceeds, before expenses, to us................         $                 $
Proceeds to selling stockholders................         $                 $

    The underwriters may, under certain circumstances, purchase up to an additional 667,500 shares of our common stock from us at the public offering price less the underwriting discount.

    The underwriters expect to deliver the shares against payment in Newport
Beach, California on        , 1999.

                                     [LOGO]

                   PROSPECTUS SUPPLEMENT DATED        , 1999

                         FIRST SIERRA'S SMALL BUSINESS
                          ELECTRONIC COMMERCE NETWORK

                           SMALL BUSINESS CUSTOMERS

       VENDORS                               TELEPHONE    FAX

FINANCIAL         ONLINE        REGIONAL        FIRST
INSTITUTIONS      VENDORS       VENDORS         SIERRA       LEASING ONLINE.COM
                                              CALL CENTER

                                LEASING ONLINE

                       FIRST SIERRA TECHNOLOGY PLATFORM
                       --------------------------------

      CREDIT PROCESSING                         SERVICING
           MODULE                                MODULE
      (DATA GATHERING,                         (ACCOUNTING,
       CREDIT SCORING                         COLLECTION AND
      AND UNDERWRITING)                      CUSTOMER SERVICE)

                                DATA WAREHOUSE
                         (MARKETING AND CROSS-SELLING)

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE ARE OFFERING TO SELL THE COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE ONLY AS OF THE RESPECTIVE DATES OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..............................................................................        S-4
Risk Factors...............................................................................................       S-11
Use of Proceeds............................................................................................       S-15
Dividend Policy............................................................................................       S-15
Price Range of Common Stock................................................................................       S-15
Capitalization.............................................................................................       S-16
Selected Consolidated Financial and Operating Data.........................................................       S-17
Management's Discussion and Analysis of Financial Condition and Results of Operations......................       S-20
Business...................................................................................................       S-28
Management.................................................................................................       S-37
Selling Stockholders.......................................................................................       S-39
Underwriting...............................................................................................       S-40
Legal Matters..............................................................................................       S-41
Experts....................................................................................................       S-41
Index to Financial Statements..............................................................................        F-1

                                                PROSPECTUS

About This Prospectus......................................................................................          2
Where You Can Find More Information........................................................................          2
Special Note Regarding Forward-Looking Information.........................................................          3
First Sierra Financial, Inc................................................................................          3
Risk Factors...............................................................................................          5
Use of Proceeds............................................................................................          9
Dividend Policy............................................................................................          9
Ratio of Earnings to Fixed Charges.........................................................................         10
Description of Debt Securities.............................................................................         10
Description of Capital Stock...............................................................................         15
Plan of Distribution.......................................................................................         18
Legal Matters..............................................................................................         20
Experts....................................................................................................         20

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS SUPPLEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE ENCOURAGE YOU TO READ THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AS WELL AS THE INFORMATION WHICH IS INCORPORATED BY REFERENCE IN THE PROSPECTUS, IN THEIR ENTIRETIES. YOU SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS." UNLESS OTHERWISE SPECIFIED, THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THE OVER-ALLOTMENT OPTION DESCRIBED HEREIN UNDER "UNDERWRITING."

                                  THE COMPANY

    First Sierra Financial, Inc. provides small business financing solutions utilizing an Internet-based technology platform. Our scaleable technology allows small businesses nationwide to finance equipment and software purchases through our Internet-based service, LeasingOnline. We have automated and integrated the financing process, including the application, data-gathering, underwriting, credit-scoring, funding, servicing and administration functions. Our technology approach allows us to aggregate a large number of small business customers in a highly efficient and cost-effective manner. We currently have approximately 59,000 small business customers throughout the United States and the United Kingdom. Since our inception in 1994 to date, we have processed and received data from approximately 150,000 small business applications and funded more than 78,000 small business financing transactions with a total volume in excess of $1.8 billion. The total principal amount of assets under management has grown from approximately $5.8 million as of December 31, 1994 to approximately $1.0 billion as of March 31, 1999.

    We have formed an electronic commerce network through a combination of our strategic alliances with equipment vendors, independent finance companies and lease brokers, and our automation technology. With our recent introduction of LeasingOnline.com, small business customers can now obtain financing directly from us via this web browser product instead of accessing our technology through one of our vendor or broker partners. We believe that LeasingOnline.com will enhance our ability to directly support small businesses with the financing they need to grow, while providing us with additional direct links with our business customers. Our electronic commerce network enables us to efficiently offer financing solutions to a broad base of small business customers, while at the same time providing us with a means of gathering valuable financial and demographic data about these customers. We store this information in a data warehouse, which includes detailed information on approximately 150,000 small businesses. This allows us to mine the data and provides us with the opportunity to cross-sell additional products and services to our small business customers.

    We are actively pursuing opportunities to expand our e-commerce product and service offerings to the small business market. In April 1999, we announced that we will offer accounts receivable financing to our small business customers via e-commerce channels beginning in the second half of 1999. Also in April 1999, we announced our intention to establish the first Internet-based business-to-business bank, which will be devoted exclusively to the banking and financing needs of our small business customers. The bank will diversify our funding sources, lower our cost of funds and allow us to offer additional e-commerce products to our extensive customer base. In May 1999, we announced the launch of LeasingOnline.com, enabling business customers to obtain financing directly from us via the Internet. This new business origination channel expands our successful on-line capabilities and allows businesses to receive approval for credit via the Internet prior to making a purchasing decision.

                               KEY OPERATING DATA

SMALL BUSINESS APPLICATIONS RECEIVED

1994                                                                       338
1995                                                                     5,124
1996                                                                    16,117
1997                                                                    38,622
1998                                                                    47,263
3 Months 3/31/1998                                                      10,162
3 Months 3/31/1999                                                      19,321

TRANSACTION VOLUME
Dollars in Millions

1994                                                                        $4
1995                                                                       $65
1996                                                                      $179
1997                                                                      $383
1998                                                                      $897
3 Months 3/31/1998                                                        $192
3 Months 3/31/1999                                                        $273

ACTIVE CUSTOMERS (at period end)

1994                                                                       336
1995                                                                     3,453
1996                                                                    14,294
1997                                                                    30,675
1998                                                                    43,649
3 Months 3/31/1998                                                      32,770
3 Months 3/31/1999                                                      49,956

MANAGED ASSETS (at period end)
Dollars in Millions

1994                                                                       $41
1995                                                                       $77
1996                                                                      $217
1997                                                                      $504
1998                                                                      $893
3 Months 3/31/1998                                                        $611
3 Months 3/31/1999                                                      $1,041

ON-LINE FINANCIAL SERVICES FOR SMALL BUSINESS

    The Internet has become a significant marketplace for buying and selling goods and services. The volume of electronic commerce has increased dramatically in the past two years and is expected to continue to experience rapid growth. According to Forrester Research, Inc., the total value of goods and services purchased over the Internet is projected to increase from approximately $43.0 billion in 1998 to approximately $1.3 trillion by 2003. Additionally, the Internet has rapidly emerged as a means of providing on-line business services directly to the customer. Forrester estimates that the on-line business services market will grow from $22.1 billion in 1999 to $220.0 billion in 2003. Of this total on-line business services market, Forrester estimates that the market for on-line financial services will grow at an annual rate of 82%, from $7.3 billion in 1999 to $80.0 billion in 2003.

    We focus on the market for on-line financial services directed at small businesses. The U.S. Small Business Administration, or SBA, estimates that there are approximately 23 million small businesses in the United States, which it defines as privately-owned companies with less than 500 employees. According to the SBA, these businesses employ 53% of the private work force and are responsible for 51% of the gross domestic product. We believe that small businesses represent a large and growing segment of the e-commerce market. According to the SBA, commercial banks represent the largest source of credit for small businesses, with $184 billion in loans outstanding in June 1997, an increase of approximately 25% from June 1996. We believe the majority of these loans were procured through traditional costly and inefficient lending channels.

    As technology solutions become an integral part of competing in today's global markets, small businesses are increasingly using the Internet for day-to-day business transactions. According to a 1997 survey conducted by Access Media International, or AMI, more than half of the small businesses in the United States, which it defines as companies with less than 100 employees, use the Internet. The AMI survey also finds that, of small business Internet users, 72% reported using the Internet to distribute company and product information, 65% to sell products and services and 34% to provide customer service and support. In addition, over 60% of the sales of small businesses engaged in electronic commerce occur outside their local area, compared to approximately 40% by companies not engaged in electronic commerce.

    One of the principal concerns of small businesses is accessing capital and other financial services. We believe that the financial services needs of small business customers have been underserved because banks and other traditional financial service providers have been unable to profitably access and service the diverse and highly fragmented small business market. Consolidation in the banking industry has exacerbated this problem by eroding the base of community banks that cater to the small business customer. We believe that, prior to the development of our technology platform, a technology solution has not existed that efficiently automates the financing of this segment of the market as well as aggregates a large number of small business customers.

STRATEGY

    Our objective is to use the power of the Internet to deliver an increasing number of financial and e-commerce services to small business customers. We believe that the combination of our advanced technology, our access to a large and growing customer base and our ability to electronically gather, store and mine detailed financial and demographic data on these customers positions us to capitalize on the high volume of repeat transactions that businesses conduct every day. Our strategy consists of the following key elements:

    UTILIZE OUR TECHNOLOGY PLATFORM TO PROVIDE ON-LINE FINANCING SOLUTIONS. We have developed a proprietary technology platform that is scaleable and highly efficient, enabling us to profitably serve the small business customer. Our technology allows small businesses nationwide to finance equipment and software purchases through our Internet-based service, LeasingOnline. Through LeasingOnline, small businesses can complete an application and receive credit approval on-line in as little as two minutes. We have automated and integrated the financing process, including the application, data-gathering, underwriting, credit-scoring, funding, service and administration functions. Our technology also allows us to take advantage of the valuable information we collect in connection with our financing programs to develop and market additional products and services that are tailored to the specific needs of our customers.

    EXPAND OUR SMALL BUSINESS ELECTRONIC COMMERCE NETWORK. Unlike many providers of financial services, we are able to aggregate a large number of small business customers in an efficient and cost-effective manner. Currently, we have active customer relationships with approximately 59,000 small businesses throughout the United States and in the United Kingdom. Since inception, we have received financing applications from over 150,000 small businesses from which we have gathered extensive financial and other information. We intend to continue to expand our small business electronic commerce network by marketing automated financing solutions to additional software and equipment vendors, independent finance companies and lease brokers, each of whom acts as a source from which we obtain access to small business customers and financing transactions. We also plan to expand the marketing of our on-line financing solutions directly to small business customers.

    BROADEN OUR FINANCIAL PRODUCT OFFERINGS AND INCREASE CROSS-SELLING OPPORTUNITIES. Capitalizing on our small business electronic commerce network and our scaleable technology, we intend to broaden the range of financial products and services that we offer to the small business market. We currently plan to offer the following:

    - WORKING CAPITAL FINANCING. In April 1999, we announced that we will offer accounts receivable financing on-line to our small business customers via our existing e-commerce channels beginning in the second half of 1999.

    - INTERNET BANKING. Also in April 1999, we announced that we intend to establish the first Internet-based business-to-business bank, which will be devoted exclusively to the banking and financing needs of small business customers. We believe that our electronic commerce network will provide the bank with immediate, low-cost access to a pool of small business customers. The bank will also allow us to diversify our funding sources and lower our cost of funds. We have selected Security First Technologies Corporation, or S1, as our technology partner in developing our Internet bank.

    - INFORMATION SERVICES. In May 1999, we announced a further expansion of our e-commerce offerings through a new partnership with Stax, Inc., a firm dedicated to increasing the efficiency with which small businesses develop and acquire intellectual capital. Through this partnership, we will offer three new on-line services to our small business customers, consisting of electronic data gathering, business research and professional staffing services.

    EXTEND OUR TECHNOLOGY ADVANTAGE. We believe that our technology capabilities provide us with a competitive advantage in the small business marketplace. We intend to continue to invest in our technology platform to extend and strengthen our technology capabilities and product offerings.

    In the future, we intend to continue to pursue opportunities to expand the range of e-commerce products and services we offer to small businesses, with the goal of becoming a leading Internet-based business destination. These products and services may include inventory financing, insurance products, payroll management and bill payment. We believe that such additional products and services will enable us to increase revenues through cross-selling opportunities to our existing customer base as well as acquiring new customers.

                                  THE OFFERING

Common stock offered by us..............................  4,000,000 shares
Common stock offered by the
  selling stockholders..................................  450,000 shares
Total common stock offered..............................  4,450,000 shares
Common stock to be outstanding
  after the offering....................................  18,243,915 shares
Use of proceeds.........................................  General corporate purposes, including working capital.
                                                            See "Use of Proceeds."
Nasdaq National Market symbol...........................  BTOB

                                  RISK FACTORS

    You should carefully consider all of the information set forth in this prospectus supplement and in the accompanying prospectus. In particular, you should evaluate the risk factors involved in connection with an investment in our common stock and the impact from various events that could adversely affect our business. See "Risk Factors" in this prospectus supplement and the prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain of the matters discussed in this prospectus supplement, the prospectus and in the information incorporated by reference in this prospectus supplement and the prospectus may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors, including those set forth under the caption "Risk Factors" in this prospectus supplement and the accompanying prospectus, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following tables set forth our summary consolidated financial and operating data as of the dates and for the periods indicated. The summary consolidated financial data, as of December 31, 1994 and for the period from our inception (June 3, 1994) through December 31, 1994 and as of and for the years ended December 31, 1995, 1996, 1997 and 1998, have been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. The summary consolidated financial and operating data as of and for the three months ended March 31, 1998 and 1999 are unaudited but, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The summary consolidated financial and operating data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus supplement. The summary consolidated financial and operating data for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year or in the future. The summary consolidated financial and operating data have been restated to include the financial position and results of operations of all material acquired companies that were accounted for as poolings of interest.

                                                                                                          THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                  -----------------------------------------------------  --------------------
                                                    1994       1995       1996       1997       1998       1998       1999
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..................................  $   2,709  $  12,535  $  23,371  $  51,599  $  61,143(1) $  14,729 $  19,368(2)

Total expenses, less one-time expenses..........      3,556     10,436     19,176     35,955     63,825      9,476     19,080
One-time expenses(3)............................         --         --         --         --      5,885        885         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total expenses..................................      3,556     10,436     19,176     35,955     69,710     10,361     19,080

Income (loss) before provision (benefit) for
  income taxes..................................       (847)     2,099      4,195     15,644     (8,567)     4,368        288
Provision (benefit) for income taxes............       (317)       720        932      5,107     (2,665)     1,608        257
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...............................  $    (530) $   1,379  $   3,263  $  10,537  $  (5,902) $   2,760  $      31
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per common share, diluted(4)....  $   (0.07) $    0.17  $    0.41  $    1.03  $   (0.43) $    0.21  $    0.00
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average shares used in computing
  earnings (loss) per common share, diluted.....      7,235      8,074      7,923     10,185     13,725     13,178     14,438
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------------

(1) We made a strategic decision, effective July 1, 1998, to alter the structure of our securitization transactions to retain leases on our balance sheet. As a result, 1998 total revenues included securitized gain on sale only from January 1, 1998 through June 30, 1998, whereas 1997 total revenue included securitized gain on sale for the entire year.

(2) As a result of our strategic decision, effective July 1, 1998, to alter the structure of our securitization transactions to retain leases on our balance sheet, total revenue for the first quarter of 1999 does not include any securitized gain on sale, whereas we recognized $6.6 million of securitized gain on sale in the first quarter of 1998.

(3) Consists of one-time expenses for research and development relating to the acquisition of Nexsoft, Inc., merger and acquisitions expenses incurred in connection with the acquisition or proposed acquisition of companies accounted for as poolings of interest and relocation of operations center during 1998.

(4) See Note 2 to our consolidated financial statements for a description of the computation of earnings (loss) per common share.

                                                                         AS OF DECEMBER 31,
                                                        -----------------------------------------------------  AS OF MARCH
                                                          1994       1995       1996       1997       1998      31, 1999
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:

Assets:
  Lease financing receivables, net....................  $  29,961  $  67,945  $  62,769  $  27,675  $ 337,162   $ 540,668
  Cash and cash equivalents...........................      2,502      1,265      3,793     14,569      7,928      24,318
  Goodwill and other intangible assets, net...........         --        732      2,003     20,162     39,202      38,925
  Other assets........................................      1,717      1,367     15,189     30,552     44,001      36,909
                                                        ---------  ---------  ---------  ---------  ---------  -----------
        Total assets..................................  $  34,180  $  71,309  $  83,754  $  92,958  $ 428,293   $ 640,820
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  ---------  -----------

Liabilities and stockholders' equity:
  Nonrecourse debt....................................  $      --  $      --  $      --  $      --  $ 276,511   $ 484,035
  Debt................................................     23,539     56,166     53,153     14,937     23,026      27,284
  Subordinated notes payable..........................      9,000      9,000      9,000      6,000      3,250       3,250
  Other liabilities...................................      1,223      4,300     13,374     28,794     40,989      41,667
                                                        ---------  ---------  ---------  ---------  ---------  -----------
        Total liabilities.............................  $  33,762  $  69,466  $  75,527  $  49,731  $ 343,776   $ 556,236
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  ---------  -----------
  Redeemable preferred stock..........................         --         --      3,890      2,640        469         469
  Stockholders' equity................................        418      1,843      4,337     40,587     84,048      84,115
                                                        ---------  ---------  ---------  ---------  ---------  -----------
        Total liabilities and stockholders' equity....  $  34,180  $  71,309  $  83,754  $  92,958  $ 428,293   $ 640,820
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  ---------  -----------

                                                                                                 THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                      MARCH 31,
                                         -----------------------------------------------------  --------------------
                                           1994       1995       1996       1997       1998       1998       1999
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
OPERATING DATA:

Lease financing receivables acquired
  and originated(1):
  Average interest rate................       9.92%      9.78%     10.00%     11.66%     12.94%     11.82%     12.91%
  Principal amount.....................  $   4,492  $  65,244  $ 179,206  $ 383,123  $ 897,131  $ 191,873  $ 272,663
Total principal amount adjusted for
  poolings of interests................  $  74,824  $ 168,035  $ 352,203  $ 640,359  $ 897,131  $ 206,163  $ 272,663
Total leases serviced(2)
  Principal amount.....................  $  40,543  $  77,204  $ 217,283  $ 504,387  $ 892,929  $ 610,944  $1,041,097
Electronic commerce network activity:
  Active customers (at period end).....        336      3,453     14,294     30,675     43,649     32,770     49,956
  Financing applications...............        338      5,124     16,117     38,622     47,263     10,162     19,321
Credit quality statistics:
  Delinquencies (at period end)
    Gross lease receivables serviced
      and owned(2).....................  $   5,784  $  83,687  $ 257,234  $ 611,358  $1,070,574 $ 718,669  $1,221,867
    31-60 days.........................       0.00%      2.53%      2.40%      1.87%      1.33%      1.66%      1.18%
    61-90 days.........................       0.00%      0.45%      0.78%      0.57%      0.65%      0.61%      0.53%
    91+ days...........................       0.00%      0.08%      0.33%      0.37%      0.58%      0.61%      0.67%
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total delinquencies..............       0.00%      3.06%      3.51%      2.81%      2.56%      2.88%      2.38%
  Net charge-offs
    Principal amount(2)................  $      --  $      --  $      25  $     584  $   4,281  $     410  $   2,436
    Net charge-offs as % of average
      receivables outstanding..........         --         --         --       0.18%      0.65%      0.07%      0.27%

------------------------------

(1) Lease financing receivables acquired or originated during the year ended December 31, 1997 do not include approximately $44.6 million of leases acquired in connection with our acquisition of Heritage Credit Services, Inc. Lease financing receivables acquired or originated during the year ended December 31, 1998 do not include approximately $17.9 million of leases acquired in connection with our acquisitions of three leasing companies located in the United Kingdom.

(2) Excludes lease receivables and losses on lease receivables acquired through business combinations.

                                  RISK FACTORS

    IN ADDITION TO THE RISK FACTORS SET FORTH IN THE ACCOMPANYING PROSPECTUS AND THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING ADDITIONAL FACTORS IN EVALUATING OUR BUSINESS BEFORE PURCHASING SHARES OF OUR COMMON STOCK. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THIS PROSPECTUS SUPPLEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SUPPLEMENT SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS SUPPLEMENT. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS SUPPLEMENT. THE FACTORS DISCUSSED BELOW AND THOSE DISCUSSED ELSEWHERE COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES.

          RISKS ASSOCIATED WITH OUR RELIANCE ON EMERGING TECHNOLOGIES

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR E-COMMERCE GROWTH STRATEGY

    Our e-commerce strategy depends on continued growth in the use by small businesses of the Internet and similar forms of electronic communication as a means for conducting commercial and financial services transactions. Small businesses may elect not to conduct Internet banking or e-commerce transactions because of issues such as cost, reliability, security, quality of service and ease of use. If continued growth in the use of the Internet for such transactions does not occur, it could have a material adverse effect on our business, financial condition and results of operations.

OUR INTELLECTUAL PROPERTY RIGHTS COULD BE MISAPPROPRIATED OR INFRINGED

    The growth of our business depends in large part on the continued development and customer acceptance of our proprietary technology platform. It may be possible for a third party to copy or otherwise obtain unauthorized access to our database or our other intellectual property. There can be no assurance that we will be able to prevent misappropriation or infringement of our intellectual property. A failure to protect our intellectual property in a meaningful manner could have a material adverse effect on our business, operating results and financial condition. Moreover, we may need to engage in litigation in order to enforce our intellectual property rights in the future or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and the diversion of management and other resources, either of which could have a material adverse effect on our business, operating results and financial condition.

OUR COMPUTER SYSTEMS COULD SUFFER SECURITY BREACHES

    We have received and will continue to receive highly confidential and sensitive financial information from our customers, which information is maintained on our computer systems and may be accessed through the Internet. Our systems, like those of other Internet-based entities, are vulnerable to break-ins, security breaches and similar problems. While we make commercially reasonably efforts to protect our computer systems against such security breaches, we cannot provide any assurance that such efforts will ultimately be successful. Any such security breach may subject us to litigation and may result in our inability to attract and retain customers. In addition, if the computer systems of another company suffer a security breach or if public concern regarding Internet security generally worsens, our customers may choose to conduct business with non-Internet based financial service providers. Any such event could have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENT REGULATION OF THE INTERNET COULD ADVERSELY AFFECT OUR E-COMMERCE
  INITIATIVES

    Certain local, state, federal and foreign governments are now considering proposals to regulate aspects of the Internet, on-line communication and e-commerce, such as the privacy of consumer financial information, user identification and other information, telecommunication access charges, on-line content, liability and jurisdictional issues and the taxation of e-commerce. In addition, the manner in which existing laws will be applied to e-commerce transactions is uncertain. Increased costs or delays in connection with e-commerce transactions may deter businesses from conducting such transactions, which could have a material adverse effect on our business, financial condition and results of operations.

OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES ON WHOM WE RELY COULD FAIL OR BE
  COMPROMISED

    Our computer systems may fail or the operation thereof become substantially delayed or limited because of computer viruses, telecommunications interruption, human error, mechanical breakdown, Year 2000 problems, power loss, fire, water or storm damage or other causes. In addition, we outsource certain critical functions to third-party technical and customer service providers and our operations could be disrupted if these third parties experience technological or other difficulties or terminate their relationship with us. Any such events could have a material adverse effect on our business, financial condition and results of operations.

THE INTERNET INFRASTRUCTURE MAY NOT SUPPORT HIGH VOLUME BUSINESS-TO-BUSINESS
  TRANSACTIONS

    The Internet has undergone a period of dramatic growth during the 1990s. If general and commercial use of the Internet continues to grow, the Internet's technical infrastructure may not be able to consistently support the increasing volume of data placed on it. Transactional delays and aborted transactions may result from the increasing amount of electronic data transmissions, the failure of national and international organizations to establish universal standards and protocols for data transmission and e-commerce, technological difficulties and the Year 2000 problem. If the Internet is ultimately proven not to be commercially viable or falls into general or commercial disuse for any of the foregoing reasons or otherwise, our business, financial condition and results of operations could be adversely affected.

WE MAY BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEM

    The "Year 2000 problem" exists because many computer programs, embedded systems and components were designed to refer to a year by the last two digits of the year, such as "99" for "1999." As a result, some of these systems may not properly recognize that the year that follows "1999" is "2000" and not "1900." If those problems are not corrected, the systems could fail or produce erroneous results. Such an event could result in disruptions in our operations, including a temporary inability to process transactions or engage in similar day-to-day business activities, any of which could have a material adverse effect on our business, financial condition and results of operations.

         RISKS ASSOCIATED WITH OUR PROPOSED INTERNET BANKING OPERATIONS

WE MAY NOT RECEIVE REGULATORY APPROVAL OF OUR BANK CHARTER APPLICATION

    In connection with the formation of our Internet bank, we intend to file an application with the Office of the Comptroller of Currency ("OCC") for a national bank charter. In addition, we intend to file an application with the Board of Governors of the Federal Reserve System (the "FRB") to register First Sierra Financial, Inc. as a bank holding company. There can be no assurance that the OCC will approve our application for a national bank charter for our Internet bank or that the FRB will approve our application to be registered as a bank holding company. These OCC and FRB approvals are required for us to operate our Internet bank as currently planned. Our inability to conduct certain of our operations through our planned Internet bank would limit our proposed e-commerce product and service offerings and could have a material adverse effect on our business, financial condition and results of operations.

OUR ACTIVITIES AS A BANK HOLDING COMPANY AND THE ACTIVITIES OF THE BANK WILL BE
  SUBJECT TO EXTENSIVE GOVERNMENT REGULATION

    If our application to be registered as a bank holding company is approved, we will be regulated by the FRB under the Bank Holding Company Act of 1956, as amended. We will be required to: (i) file annual and other reports and information with the FRB, (ii) submit to periodic regulatory examination by the FRB, (iii) receive FRB approval prior to engaging in certain acquisitions of control of other entities and (iv) comply with FRB restrictions on nonbanking activities.

    If our application for a national bank charter is approved, our Internet bank will be regulated by the OCC under the National Bank Act of 1864, as amended, and by the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act of 1950, as amended. The bank will be required to: (i) submit annual and other reports and information to the OCC, (ii) receive OCC approval prior to establishing branches or conducting certain acquisitions or changes in control, (iii) submit to periodic OCC examination, (iv) comply with the provisions of the Community Reinvestment Act of 1977, as amended, and (v) comply with OCC regulations with respect to minimum capital requirements, restrictions on lending and payments of dividends and other provisions.

    We have not previously been required to comply with the statutes and regulations generally applicable to bank holding companies and national banks. Such statutes and regulations restrict the manner in which we could otherwise use our capital, including restrictions on the payment of dividends to stockholders. We may incur significant expenses in establishing any internal structures and systems that we deem necessary in order to comply with such statutes and regulations and we may ultimately not be able to comply with such statutes and regulations. In addition, government regulators may impose sanctions and additional requirements and restrictions on us. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

OUR INTERNET BANK MAY ULTIMATELY BE UNSUCCESSFUL

    The formation and operation of our Internet bank will subject us to certain expenses and incremental costs that we do not currently incur. These expenses, together with the regulatory requirements generally applicable to banks and bank holding companies and the uncertainty of customer demand for on-line banking services, among other factors, may result in our inability to operate the bank profitably, which could have a material, adverse effect on our business, financial condition and results of operations.

WE MAY BE ADVERSELY AFFECTED BY COMPETITION IN THE FINANCIAL SERVICES MARKET

    The market for financial services is extremely competitive. This competition is based primarily on service fees, interest rates and other product terms. Although we believe that our technology and e-commerce strategy will enable us to compete successfully, there can be no assurance that this will be the case.

    We will compete against other Internet-based financial institutions, companies marketing financial products directly to small businesses, traditional "brick and mortar" financial institutions operating on a national, regional or local basis and equipment manufacturers and retailers providing direct financing for the products they sell. Because establishing a business on the Internet is relatively easy and there are few barriers to entry for existing financial institutions, there is a substantial number of businesses which could compete directly with us by implementing a business strategy similar to ours. Any of these competitors may have greater capital and marketing resources, lower overhead structures, more experienced management, larger customer bases and longer operating histories than we do. Any such competition could affect our ability to attract and retain customers, could cause us to deem it necessary to discount interest rates or other product terms or incur additional expenses to acquire and retain customers and could otherwise have a material adverse effect on our business, financial condition and results of operations.

WE WILL RELY ON KEY EMPLOYEES TO OPERATE OUR INTERNET BANK AND EXECUTE OTHER
  E-COMMERCE INITIATIVES

    The success of our Internet bank and other e-commerce initiatives will depend upon our ability to recruit and retain appropriate employees and executives. Our senior management has no experience operating a national bank or a bank holding company and may not be able to conduct the bank's operations successfully, respond effectively to changes in the banking industry or hire and retain banking executives to operate the bank. We will depend to a large extent upon the experience, abilities and continued efforts of executives and other employees to maintain the consistent operation of our technology and conduct our e-commerce initiatives and banking operations. The loss of the services of one or more of these individuals could have a material, adverse effect on our business, financial condition and results of operations.

WE MAY EXPERIENCE DELAYS IN INTRODUCING NEW PRODUCTS AND SERVICES

    We intend to offer a variety of banking products and services to our small business customers, including savings and checking accounts, loans, certificates of deposit and other traditional banking products and services. In the event that our development or introduction of these products and services is delayed or if we fail to recognize and respond to the new product or service demands of our customers, our customers may purchase these products and services from our competitors.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the shares of our common stock offered by this prospectus supplement, assuming a public offering price of $18.69 per share, are estimated to be $70.5 million ($82.4 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. We will use these net proceeds for general corporate purposes, including to fund new asset originations and for other working capital needs.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings to finance the growth and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, provisions in certain of our credit facilities and the terms of our Series A preferred stock contain certain restrictions on the payment of dividends on our common stock. Holders of shares of Series A preferred stock are entitled to receive annual cash dividends of $1.86 per share, such dividends being cumulative and payable annually as declared by our Board of Directors. See "Description of Capital Stock--Series A Preferred Stock" in the prospectus.

    Any future change in our dividend policy will be made at the discretion of our Board of Directors in light of our financial condition, capital requirements, earnings and prospects, restrictions under our credit agreements, the rights of the holders of shares of our Series A preferred stock and any other factors that our Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

    Our common stock began trading on the Nasdaq National Market on May 15, 1997 under the symbol "FSFH." As of April 19, 1999, we changed our trading symbol from "FSFH" to "BTOB" in recognition of our continuing business-to-business e-commerce initiatives.

    The following table sets forth the high and low sale prices of our common stock for the periods indicated, as reported by Nasdaq:

                                                                               HIGH        LOW
                                                                             ---------  ---------
1997
Second Quarter (beginning May 15)..........................................  $   11.25  $    8.38
Third Quarter..............................................................      20.25      10.50
Fourth Quarter.............................................................      20.25      17.75

1998
First Quarter..............................................................      27.00      16.00
Second Quarter.............................................................      31.00      23.75
Third Quarter..............................................................      32.63       6.38
Fourth Quarter.............................................................      13.13       5.75

1999
First Quarter..............................................................      12.38       8.13
Second Quarter (through May 25)............................................      30.13       8.88

    On May 25, 1999, the last reported sale price of our common stock was $18.69 per share. As of May 12, 1999, there were approximately 57 holders of record of our common stock.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999, on an actual and as adjusted basis to give effect to the sale of the shares of common stock offered by this prospectus supplement. You should read this table in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus supplement.

                                                                                             AS OF MARCH 31, 1999
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Subordinated notes........................................................................  $   3,250   $   3,250
Redeemable preferred stock(1).............................................................        469         469
Stockholders' equity:
  Common stock, $.01 par value per share, 100,000,000 shares authorized; 14,243,915 shares issued and outstanding; and 18,243,915 shares issued and outstanding, as
    adjusted(2)...........................................................................        142         182
  Additional paid-in capital..............................................................     77,101     147,594
  Retained earnings.......................................................................      6,890       6,890
  Accumulated other comprehensive income..................................................        (18)        (18)
                                                                                            ---------  -----------
    Total stockholders' equity............................................................     84,115     154,648
                                                                                            ---------  -----------
    Total capitalization..................................................................  $  87,834     158,367
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) The Series A preferred stock is convertible at the holder's option into our common stock at a conversion rate of 5.47 shares of our common stock for each share of such preferred stock, such rate being subject to adjustment for stock dividends, subdivisions or split-ups, or reclassifications. On December 31, 2001 we must redeem all of the shares of our Series A preferred stock then outstanding at a redemption price of $46.55 per share, together with all accrued and unpaid dividends. See "Description of Capital Stock--Series A Preferred Stock" in the prospectus.

(2) Excludes 2,174,603 shares of our common stock issuable upon the exercise of options granted under our 1997 Stock Option Plan and 112,500 shares of our common stock issuable upon the conversion of subordinated notes.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The following tables set forth our selected consolidated financial and operating data as of the dates and for the periods indicated. The selected consolidated financial data, as of December 31, 1994 and for the period from our inception (June 3, 1994) through December 31, 1994 and as of and for the years ended December 31, 1995, 1996, 1997 and 1998, have been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial and operating data as of and for the three months ended March 31, 1998 and 1999 are unaudited but, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The selected consolidated financial and operating data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus supplement. The selected consolidated financial and operating data for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year or in the future. The selected consolidated financial and operating data have been restated to include the financial position and results of operations of all material acquired companies that were accounted for as poolings of interest.

                                                                                                                   THREE
                                                                                                                  MONTHS
                                                                                                                   ENDED
                                                                        YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                        -------------------------------------------------------  ---------
                                                          1994       1995       1996       1997        1998        1998
                                                        ---------  ---------  ---------  ---------  -----------  ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenues:
  Gain on sale of lease financing receivables through
    securitized transactions..........................  $      --  $   3,259  $   3,456  $  18,164  $  16,291    $   6,550
  Gains from direct sales of lease financing
    receivables.......................................      1,565      4,926      9,755     17,095     18,434        4,336
  Interest income.....................................        183      3,069      6,387      9,193     17,315        1,607
  Servicing income....................................          6        323      1,053      3,095      5,112        1,207
  Other income........................................        955        958      2,720      4,052      3,991        1,029
                                                        ---------  ---------  ---------  ---------  -----------  ---------
    Total revenues....................................  $   2,709  $  12,535  $  23,371  $  51,599  $  61,143(1) $  14,729

Expenses:
  Salaries and benefits...............................  $   1,999  $   2,235  $   6,799  $  15,554  $  29,509    $   5,638
  Interest expense....................................        163      2,632      5,049      5,180      6,027          399
  Provision for credit losses on lease financing
    receivables and investment in trust
    certificates......................................         28        392        605      2,101     10,364          729
  Depreciation and amortization.......................         46        179        469      1,525      3,752          683
  Other general and administrative....................      1,320      4,998      6,254     11,595     14,173        2,027
  Research and development costs of acquired
    companies.........................................         --         --         --         --      2,550           --
  Merger and acquisition expenses.....................         --         --         --         --      1,742           --
  Relocation of operations center.....................         --         --         --         --      1,593          885
                                                        ---------  ---------  ---------  ---------  -----------  ---------
    Total expenses....................................  $   3,556  $  10,436  $  19,176  $  35,955  $  69,710    $  10,361

Income (loss) before provision (benefit) for income
  taxes...............................................  $    (847) $   2,099  $   4,195  $  15,644  $  (8,567)   $   4,368
Provision (benefit) for income taxes..................       (317)       720        932      5,107     (2,665)       1,608
                                                        ---------  ---------  ---------  ---------  -----------  ---------
Net income (loss).....................................  $    (530) $   1,379  $   3,263  $  10,537  $  (5,902)   $   2,760
                                                        ---------  ---------  ---------  ---------  -----------  ---------
                                                        ---------  ---------  ---------  ---------  -----------  ---------
Earnings (loss) per common share, diluted(3)..........  $   (0.07) $    0.17  $    0.41  $    1.03  $   (0.43)   $    0.21
                                                        ---------  ---------  ---------  ---------  -----------  ---------
                                                        ---------  ---------  ---------  ---------  -----------  ---------
Weighted average shares used in computing earnings
  (loss) per common share, diluted....................      7,235      8,074      7,923     10,185     13,725       13,178
                                                        ---------  ---------  ---------  ---------  -----------  ---------
                                                        ---------  ---------  ---------  ---------  -----------  ---------


                                                           1999
                                                        -----------

STATEMENT OF OPERATIONS DATA:
Revenues:
  Gain on sale of lease financing receivables through
    securitized transactions..........................  $      --
  Gains from direct sales of lease financing
    receivables.......................................      3,170
  Interest income.....................................     13,165
  Servicing income....................................      1,647
  Other income........................................      1,386
                                                        -----------
    Total revenues....................................  $  19,368(2)
Expenses:
  Salaries and benefits...............................  $   6,479
  Interest expense....................................      6,320
  Provision for credit losses on lease financing
    receivables and investment in trust
    certificates......................................      2,087
  Depreciation and amortization.......................      1,260
  Other general and administrative....................      2,934
  Research and development costs of acquired
    companies.........................................         --
  Merger and acquisition expenses.....................         --
  Relocation of operations center.....................         --
                                                        -----------
    Total expenses....................................  $  19,080
Income (loss) before provision (benefit) for income
  taxes...............................................  $     288
Provision (benefit) for income taxes..................        257
                                                        -----------
Net income (loss).....................................  $      31
                                                        -----------
                                                        -----------
Earnings (loss) per common share, diluted(3)..........  $    0.00
                                                        -----------
                                                        -----------
Weighted average shares used in computing earnings
  (loss) per common share, diluted....................     14,438
                                                        -----------
                                                        -----------

------------------------------

(1) We made a strategic decision, effective July 1, 1998, to alter the structure of our securitization transactions to retain leases on our balance sheet. As a result, 1998 total revenues included securitized gain on sale only from January 1, 1998 through June 30, 1998, whereas 1997 total revenue included securitized gain on sale for the entire year.

(2) As a result of our strategic decision, effective July 1, 1998, to alter the structure of our securitization transactions to retain leases on our balance sheet, total revenue for the first quarter of 1999 does not include any securitized gain on sale, whereas we recognized $6.6 million of securitized gain on sale in the first quarter of 1998.

(3) See Note 2 to our consolidated financial statements for a description of the computation of earnings (loss) per common share.

                                                                         AS OF DECEMBER 31,
                                                        -----------------------------------------------------  AS OF MARCH
                                                          1994       1995       1996       1997       1998      31, 1999
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:

Assets:
  Lease financing receivables, net....................  $  29,961  $  67,945  $  62,769  $  27,675  $ 337,162   $ 540,668
  Cash and cash equivalents...........................      2,502      1,265      3,793     14,569      7,928      24,318
  Other receivables...................................         --         --         --      4,087     11,596       5,880
  Investment in trust certificates....................         --         --      9,534     12,512      7,288       7,458
  Marketable securities...............................         --         --         --      4,223      5,042       4,631
  Goodwill and other intangible assets, net...........         --        732      2,003     20,162     39,202      38,925
  Furniture and equipment, net........................        393         --      3,615      5,801      9,909      10,360
  Other assets........................................      1,324      1,367      2,040      3,929      6,923       7,191
  Current tax receivables.............................         --         --         --         --      3,243       1,389
                                                        ---------  ---------  ---------  ---------  ---------  -----------
        Total assets..................................  $  34,180  $  71,309  $  83,754  $  92,958  $ 428,293   $ 640,820
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  ---------  -----------

Liabilities and stockholders' equity:
  Nonrecourse debt....................................  $      --  $      --  $      --  $      --  $ 276,511   $ 484,035
  Debt................................................     23,539     56,166     53,153     14,937     23,026      27,284
  Subordinated notes payable..........................      9,000      9,000      9,000      6,000      3,250       3,250
  Other liabilities...................................      1,223      4,300     13,374     28,794     40,989      41,667
                                                        ---------  ---------  ---------  ---------  ---------  -----------
        Total liabilities.............................  $  33,762  $  69,466  $  75,527  $  49,731  $ 343,776   $ 556,236
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  ---------  -----------

  Redeemable preferred stock..........................         --         --      3,890      2,640        469         469
  Stockholders' equity................................        418      1,843      4,337     40,587     84,048      84,115
                                                        ---------  ---------  ---------  ---------  ---------  -----------
        Total liabilities and stockholders' equity....  $  34,180  $  71,309  $  83,754  $  92,958  $ 428,293   $ 640,820
                                                        ---------  ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  ---------  -----------

                                                                                                 THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                      MARCH 31,
                                         -----------------------------------------------------  --------------------
                                           1994       1995       1996       1997       1998       1998       1999
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
OPERATING DATA:
Lease financing receivables acquired
  and originated(1):
  Private Label
    Average interest rate..............       9.92%      9.78%      9.45%      9.14%      7.53%      7.65%      7.40%
    Principal amount...................  $   4,492  $  65,244  $ 161,137  $ 210,113  $ 249,327  $  55,768  $  80,013
  Wholesale(2)
    Average interest rate..............         --         --      14.07%     13.32%     12.47%     13.16%     11.22%
    Principal amount...................  $      --  $      --  $  10,543  $  74,781  $ 106,215  $  28,812  $  24,088
  Retail(2)
    Average interest rate..............                            16.09%     15.79%     16.60%     15.19%     16.93%
    Principal amount...................  $      --  $      --  $   7,526  $  98,229  $ 377,299  $  57,540  $ 120,118
  Captive Finance(3)
    Principal amount...................  $      --         --         --         --  $ 164,290  $  49,753  $  48,445
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total
          Average interest rate........       9.92%      9.78%     10.00%     11.66%     12.94%     11.82%     12.91%
          Principal amount.............  $   4,492  $  65,244  $ 179,206  $ 383,123  $ 897,131  $ 191,873  $ 272,663
Total principal amount adjusted for
  poolings of interests................  $  74,824  $ 168,035  $ 352,203  $ 640,359  $ 897,131  $ 206,163  $ 272,663
Total leases serviced(4)
  Principal amount.....................  $  40,543  $  77,204  $ 217,283  $ 504,387  $ 892,929  $ 610,944  $1,041,097
Electronic commerce network activity:
  Active customers (at period end).....        336      3,453     14,294     30,675     43,649     32,770     49,956
  Financing applications...............        338      5,124     16,117     38,622     47,263     10,162     19,321
Credit quality statistics:
  Delinquencies (at period end)
    Gross lease receivables serviced
      and owned(4).....................  $   5,784  $  83,687  $ 257,234  $ 611,358  $1,070,574 $ 718,669  $1,221,867
    31-60 days.........................       0.00%      2.53%      2.40%      1.87%      1.33%      1.66%      1.18%
    61-90 days.........................       0.00%      0.45%      0.78%      0.57%      0.65%      0.61%      0.53%
    91+ days...........................       0.00%      0.08%      0.33%      0.37%      0.58%      0.61%      0.67%
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
        Total delinquencies............       0.00%      3.06%      3.51%      2.81%      2.56%      2.88%      2.38%
  Net charge-offs
    Private Label(4)
      Principal amount.................  $      --  $      --  $      25  $     222  $     505  $     100  $     438
    Wholesale and Retail(4)
      Principal amount.................  $      --  $      --         --  $     362  $   3,776  $     310  $   1,998
    Net charge-offs as % of average
      receivables outstanding..........         --         --         --       0.18%      0.65%      0.07%      0.27%

------------------------------

(1) Lease financing receivables acquired or originated during the year ended December 31, 1997 do not include approximately $44.6 million of leases acquired in connection with our acquisition of Heritage Credit Services, Inc. Lease financing receivables acquired or originated during the year ended December 31, 1998 do not include approximately $17.9 million of leases acquired in connection with our acquisitions of three leasing companies located in the United Kingdom.

(2) We established our Wholesale and Retail programs in July 1996.

(3) We established our Captive Finance program in March 1998. During 1998 and the first quarter of 1999, we did not retain on our balance sheet any of the leases we originated under our Captive Finance program.

(4) Excludes lease receivables and losses on lease receivables acquired through business combinations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    First Sierra provides small business financing solutions utilizing an Internet-based technology platform. Since our inception, our primary financing product has been equipment leases. We acquire, originate, sell and service equipment leases relating to a wide range of equipment, including computers and peripherals, software, medical, dental, diagnostic, telecommunications, office, automotive servicing, hotel security, food services, tree service and industrial. The equipment we finance generally has a purchase price of less than $250,000, with an average of approximately $20,000 for leases originated in 1997, $31,000 for leases originated in 1998 and $24,000 for leases originated in the first quarter of 1999. Because of their relatively small size, the leases we finance are commonly referred to in the finance industry as "small ticket leases."

    We fund the acquisition or origination of our leases from working capital or through our securitized funding facilities. From time to time, depending on market conditions, we securitize the leases in our portfolio that meet pre-established eligibility criteria by packaging them into a pool and selling beneficial interests in the leases through public offerings and private placement transactions. From time to time, we also generate income by acquiring lease portfolios and then reselling these portfolios at a premium. Our goal is to maximize the spread between the yield received on our leases and our cost of funds by obtaining favorable terms on our securitized funding facilities, our securitizations and our portfolio sales.

    Prior to July 1, 1998, we structured our securitization transactions to meet the criteria for sales of lease financing receivables under generally accepted accounting principles. Thus, for all securitizations completed prior to this date, we recorded a gain on sale of lease financing receivables when we included the receivables in a securitization. Effective as of July 1, 1998, we made a strategic decision to alter the structure of our future securitization transactions so as to retain the leases we acquire and originate on our balance sheet and earn an interest margin on those assets over the life of the leases. This decision has not had a significant impact on our cash flow, but it has negatively affected our earnings per share in the period since the change.

    We began operations in June 1994 and initially developed a program to purchase leases from leasing companies that had the ability to originate significant lease volume and were willing and able to provide us with credit protection and perform some of the more labor-intensive servicing functions on an ongoing basis with respect to the leases sold to us. This program, referred to as our "Private Label" program, was designed to provide us with access to high volumes of leases eligible for the securitization market, while minimizing our risk of loss. We have experienced significant growth in our Private Label program since its inception. Under this program, we purchased $4.5 million of leases in 1994, $65.2 million of leases in 1995, $161.1 million of leases in 1996, $210.1 million of leases in 1997, $249.3 million of leases in 1998 and $80.0 million of leases in the first quarter of 1999.

    In 1996, as part of our growth strategy, we established our Wholesale and Retail programs (formerly known as our "Broker" and "Vendor" programs, respectively) through two strategic acquisitions and we expanded these programs through additional acquisitions in 1997 and 1998. Through our Wholesale program, we receive lease volume from small ticket lease brokers who are unable or unwilling to provide the credit protection or perform the servicing functions required under our Private Label program, and through our Retail program we develop relationships with manufacturers, dealers and other vendors of equipment who refer their small business customers to us for equipment financing. Under our Wholesale program, we funded $10.5 million of leases in 1996, $74.8 million of leases in 1997, $106.2 million of leases in 1998 and $24.1 million of leases in the first quarter of 1999. Under our Retail program, we funded $7.5 million of leases in 1996, $98.2 million of leases in 1997, $377.3 million of leases in 1998 and $120.1 million of leases in the first quarter of 1999.

    We established our Captive Finance program with our acquisition of Integrated Lease Management, Inc. in March 1998. We funded $164.3 million of leases under our Captive Finance program during 1998 and $48 million during the first quarter of 1999, all of which we subsequently sold to third parties. As a result, substantially all of the revenue we generated under this program during 1998 and the first quarter of 1999 was from gain from selling these leases rather than yield income. In the future, we intend to retain a portion of leases funded under our Captive Finance program in our lease portfolio until they can be financed, securitized or otherwise sold.

RESULTS OF OPERATIONS

    FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

    Revenue increased $4.6 million, or 31%, from $14.7 million for the three months ended March 31, 1998 to $19.4 million for the three months ended March 31, 1999, due to strong originations which generated higher interest income and other income. The $4.6 million increase in revenue in the first quarter of 1999 was net of a $6.6 million decrease in gain on sale of lease financing receivables from the first quarter of 1998 as a result of our strategic decision to alter the structure of our securitization transactions, effective July 1, 1998, so as to retain the leases on our balance sheet. With this change in the structure of our securitization transactions, we did not recognize any gain on sale of lease financing receivables during the first quarter of 1999.

    Gains from direct sales of lease financing receivables decreased $1.1 million, or 27%, from $4.3 million for the three months ended March 31, 1998 to $3.2 million for the three months ended March 31, 1999. The decrease was related to a decrease in the volume of leases sold to third parties.

    Interest income increased $11.6 million, or 719%, from $1.6 million for the three months ended March 31, 1998 to $13.2 million for the three months ended March 31, 1999. The increase was primarily related to a 60% increase in our balance of lease receivables outstanding during the first quarter of 1999 as a result of our decision, effective July 1, 1998, to retain lease receivables on our balance sheet after securitization. The increase was also related to an increase in the weighted average yield of lease receivables due to the fact that leases acquired under our Retail program, which are higher yielding, represented a larger percentage of our lease receivables outstanding in the first quarter of 1999 than in the first quarter of 1998.

    Servicing income increased $0.4 million, or 36%, from $1.2 million for the three months ended March 31, 1998 to $1.6 million for the three months ended March 31, 1999. Servicing income consists of late charge income collected on leases owned and serviced and servicing income earned on leases sold under our securitization programs. This increase was primarily due to a 60% increase in late charges collected which resulted from a 66% increase in the average balance of leases owned and serviced. This increase in late charges was partially offset by a decrease in the late fees collected to total assets owned and serviced due to lower delinquencies. The increase in servicing income was partially offset by the change which was made to the structure of our securitization transactions. Effective July 1, 1998, we began retaining leases on our balance sheet after securitization. Servicing fees related to lease receivables securitized after such date were recorded as reduction of interest expense rather than servicing income.

    Other income increased $0.4 million, or 35%, from $1.0 million for the three months ended March 31, 1998 to $1.4 million for the three months ended March 31, 1999. The increase was primarily attributable to documentation fees and other fees collected in connection with the origination and administration of the leases due to the overall expansion of our business.

    Salaries and benefits increased $0.9 million, or 15%, from $5.6 million for the three months ended March 31, 1998 to $6.5 million for the three months ended March 31, 1999. Such increase was primarily related to a 19% increase in the number of people employed by us during the same periods. The increase in headcount and salaries and benefits is directly related to increased origination activities and the overall expansion of our business. Lease originations increased 42% from the first quarter of 1998 to the first quarter of 1999. Average leases owned and serviced increased 66% from the first quarter of 1998 to the first quarter of 1999. Due to continued enhancements made to our e-commerce technology platform, we were able to increase efficiency and reduce the level of increase in salaries and benefits.

    Provision for credit losses increased $1.4 million, or 186%, from $0.7 million for the three months ended March 31, 1998 to $2.1 million for the three months ended March 31, 1999. The increase is primarily due to an increase in lease receivables retained on our balance sheet during the first quarter of 1999, which also resulted from our decision to retain leases on our balance sheet effective July 1, 1998.

    Depreciation and amortization increased $0.6 million, or 84%, from $0.7 million for the three months ended March 31, 1998 to $1.3 million for the three months ended March 31, 1999. Such increase was primarily attributable to a 100% increase in goodwill and other intangible assets from March 1998 to March 1999 that resulted from acquisitions made in 1998. Additionally, we experienced a 61% increase in fixed assets from March 1998 to March 1999 as a result of our acquisitions of leasing companies and the overall expansion of our business.

    Interest expense increased $5.9 million, or 1,484%, from $0.4 million for the three months ended March 31, 1998 to $6.3 million for the three months ended March 31, 1999. The increase primarily related to an increase in outstanding borrowings as a result of our decision, effective July 1, 1998, to retain lease receivables and the related borrowings on our balance sheet after securitization. The increase was partially offset by the servicing fees and cash flows allocable to trust certificates that we received from lease receivables securitized after July 1, 1998. As we retain lease receivables on our balance sheet, the related servicing fees and cash flows allocable to the trust certificates are recorded as a reduction of interest expense.

    Other general and administrative expenses increased $0.9 million, or 45%, from $2.0 million for the three months ended March 31, 1998 to $2.9 million for the three months ended March 31, 1999. Such increase was attributable to the general expansion of our business.

    1998 COMPARED TO 1997

    Gain on sale of lease receivables decreased $1.9 million, or 10%, from $18.2 million for the year ended December 31, 1997 to $16.3 million for the year ended December 31, 1998. This decrease in leases sold was largely the result of our strategic decision, effective July 1, 1998, to alter the structure of our securitization transactions so as to retain our lease financing receivables on our balance sheet after securitization and recognize interest income over the life of the leases, rather than recognizing gain on sale at the time of securitization. Because of this decision, the volume of lease receivables securitized that met the criteria for sales of lease financing receivables under generally accepted accounting principles decreased from $395.7 million in 1997 to $265.0 million in 1998.

    Gains from direct sales of lease financing receivables increased $1.3 million, or 8%, from $17.1 million for the year ended December 31, 1997 to $18.4 million for the year ended December 31, 1998. This increase directly resulted from an increase in volumes of leases brokered or discounted to third parties.

    Interest income increased $8.1 million, or 88%, from $9.2 million for the year ended December 31, 1997 to $17.3 million for the year ended December 31, 1998. This increase primarily related to a 78% increase in our average balance of lease receivables outstanding during 1998 as a result of our decision to retain lease receivables on our balance sheet after securitization. An increase in our weighted average yield of lease receivables, resulting from the fact that leases acquired under our Retail program, which are higher yielding, represented a larger percentage of our total originations in 1998 than in 1997, also contributed to the overall increase in interest income.

    Servicing income increased $2.0 million, or 65%, from $3.1 million for the year ended December 31, 1997, to $5.1 million for the year ended December 31, 1998. This increase primarily resulted from a 100% increase in the weighted average balance of lease receivables serviced under our securitization program, which was partially offset by a decrease in the ratio of late fees collected to total assets owned and serviced.

The ratio of late fees collected to total assets owned and serviced decreased because of lower delinquencies in our portfolio of owned and serviced leases. The change in the structure of our securitization transactions also served to offset the increase in servicing income. Effective July 1, 1998, when we began retaining lease receivables on our balance sheet after securitization, servicing fees related to lease receivables securitized after such date were recorded as reduction of interest expense rather than as servicing income.

    Other income decreased $0.1 million, or 2%, from $4.1 million for the year ended December 31, 1997, to $4.0 million for the year ended December 31, 1998. Other income consists of miscellaneous income items and documentation and other fees we collect in connection with our origination and administration of leases. Although documentation and administration fees increased by $300,000 in 1998 due to the overall expansion of our business, other miscellaneous income items decreased by $400,000 in 1998.

    Salaries and benefits increased $13.9 million, or 89%, from $15.6 million for the year ended December 31, 1997 to $29.5 million for the year ended December 31, 1998. This increase was primarily related to a 154% increase in the number of people we employed from December 31, 1997 to December 31, 1998. The number of employees increased because of our acquisitions as well as the general expansion of our business. During the fourth quarter 1998 as a part of our ongoing effort to increase the efficiency of our operations, we eliminated certain administrative positions and underperforming sales people thereby reducing our work force by 103 people, or 17%, from 597 people on September 30, 1998.

    Interest expense increased $0.8 million, or 16%, from $5.2 million for the year ended December 31, 1997 to $6.0 million for the year ended December 31, 1998. The increase primarily related to a 20% increase in outstanding borrowings as a result of our decision, effective July 1, 1998, to retain lease receivables and the related borrowings on our balance sheet after securitization. The increase was partially offset by the servicing fees and cash flows allocable to trust certificates that we received from lease receivables securitized after July 1, 1998. As we retain lease receivables on our balance sheet, the related servicing fees and cash flows allocable to the trust certificates are recorded as a reduction of interest expense.

    Provision for credit losses increased $8.3 million, or 393%, from $2.1 million for the year ended December 31, 1997 to $10.4 million for the year ended December 31, 1998. This increase was primarily due to a $6.0 million charge to write down the carrying value of our investment in trust certificates as a result of the widening of the spread over Treasuries paid to investors in securitization transactions from the time we initially securitized our leases in our securitized funding facilities to the time we permanently securitized our leases in December 1998. The widening of spreads was due to economic turmoil in Russia and Asia and other economic factors. In December 1998, we were successful in completing a public securitization in a difficult market. This write-down affects only the lease receivables we securitized prior to July 1, 1998. As for leases securitized after July 1, 1998, we no longer record an investment in trust certificate and gain on sale related to such securitizations. The increase in provision for credit losses was also the result of an increase in lease receivables retained on our balance sheet during 1998, which also resulted from our decision to retain leases on balance sheet effective July 1, 1998.

    Depreciation and amortization increased $2.3 million, or 146%, from $1.5 million for the year ended December 31, 1997, to $3.8 million for the year ended December 31, 1998. This increase was primarily attributable to an 88% increase in goodwill and other intangible assets during 1998, due to our acquisition of five businesses from April 1998 through October 1998 that were accounted for using the purchase method of accounting. A 71% increase in our fixed assets from December 1997 to December 1998 also contributed to the increase in deprecation and amortization.

    Other general and administrative expenses increased $2.6 million, or 22%, from $11.6 million for the year ended December 31, 1997 to $14.2 million for the year ended December 31, 1998. This increase resulted from the general expansion of our business.

    In April 1998, we acquired Nexsoft, Inc. of Denver, Colorado. Nexsoft is a software development firm specializing in software for the equipment leasing industry. We accounted for this transaction using the purchase method of accounting. We allocated the purchase price to the net assets acquired and to purchased in-process research and development. Purchased in-process research and development includes the value of products in the development stage which were not considered to have reached technological feasibility. As a result, we expensed $2.6 million of acquisition costs during the year ended December 31, 1998.

    During the year ended December 31, 1998, we incurred approximately $1.7 million of expenses in connection with the acquisition or proposed acquisition of companies accounted for as poolings of interests. Approximately $559,000 of this amount related to our proposed merger with the Oliver-Allen Corporation, which we mutually agreed to terminate in August 1998. We did not incur any of these acquisition costs during the year ended December 31, 1997.

    During the year ended December 31, 1998, we incurred approximately $1.6 million of costs in connection with the relocation of our operations center from Jupiter, Florida to Houston, Texas. We did not incur any of these relocation costs during the year ended December 31, 1997.

    1997 COMPARED TO 1996

    During the years ended December 31, 1996 and 1997, we sold leases with an aggregate principal balance of $152.0 million and $395.7 million, respectively, net of unearned income, through our securitization program. We recognized gains of $3.5 million and $18.2 million, respectively, as a result of these sales and retained trust certificates in the related trusts. The gains we recognized upon sales of leases through securitization transactions increased as a percentage of leases sold through securitization transactions from 2.3% for the year ended December 31, 1996, to 4.6% for the year ended December 31, 1997. This increase was directly attributable to an increase in the weighted average interest rate of leases we sold as a result of the inclusion of higher yielding leases acquired under our Wholesale and Retail programs and a decrease in the level of trust certificates we were required to retain in the securitization trusts.

    Additionally, we recognized gains of $17.1 million on leases we sold or discounted to third parties during the year ended December 31, 1997, an increase of $7.3 million from the previous year. We also recognized a gain of $853,000 upon the sale of a portfolio of lease receivables with an aggregate principal balance of $7.6 million to a third party during 1997.

    Interest income increased $2.8 million, or 44%, from $6.4 million for the year ended December 31, 1996 to $9.2 million for the year ended December 31, 1997. This increase primarily related to an increase of $1.0 million during 1997 of interest income recognized on trust certificates we retained in our securitization transactions. The remaining difference resulted from a 17% increase in the average rate earned on the leases. The increase in the average rate earned on the leases was directly attributable to the formation of our Wholesale and Retail programs in July 1996.

    Servicing income increased $2.0 million, or 194%, from $1.1 million for the year ended December 31, 1996 to $3.1 million for the year ended December 31, 1997. This increase was primarily attributable to a 207% increase in leases serviced for others from December 31, 1996 to December 31, 1997.

    Other income increased $1.3 million, or 49%, from $2.7 million for the year ended December 31, 1996 to $4.1 million for the year ended December 31, 1997. This increase primarily related to an increase in documentation and other fees we collected in connection with our origination and administration of leases due to the expansion of our Retail and Wholesale originations.

    Salaries and benefits increased $8.8 million, or 129%, from $6.8 million for the year ended December 31, 1996 to $15.6 million for the year ended December 31, 1997. This increase was primarily attributable to an increase in the number of people we employed. The number of employees increased because we acquired ten companies from July 1996 through November 1997. In addition, salaries and benefits increased due to the higher level of servicing required as a result of the formation of our Wholesale and Retail programs in July 1996.

    Interest expense increased $131,000, or 3%, from $5.0 million for the year ended December 31, 1996 to $5.2 million for the year ended December 31, 1997. This increase related to additional indebtedness we assumed in connection with acquisitions at higher interest rates than those under our existing warehouse facilities, which were substantially offset by shorter periods that we held leases prior to securitization due to the formation of our securitized funding facilities, and reduced amounts of subordinated notes payable outstanding due to our repayment of one note with proceeds from our initial public offering in May 1997.

    Provision for credit losses increased $1.5 million, or 247%, from $605,000 for the year ended December 31, 1996 to $2.1 million for the year ended December 31, 1997. This increase was primarily due to the origination of $173.0 million of leases under our Wholesale and Retail programs during the year ended December 31, 1997, which have a greater exposure to credit losses than leases originated under our Private Label program.

    Depreciation and amortization increased $1.1 million, or 225%, from $469,000 for the year ended December 31, 1996 to $1.5 million for the year ended December 31, 1997. This increase was attributable to a 696% increase in amortization of goodwill and other intangible assets resulting from the acquisitions referred to above as well as a 168% increase in depreciation of fixed assets owned at December 31, 1997.

    Other general and administrative expenses increased $5.3 million, or 85%, from $6.3 million for the year ended December 31, 1996 to $11.6 million for the year ended December 31, 1997. This increase was primarily attributable to the general expansion of our business and our acquisition of eight businesses in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Our equipment finance business is capital intensive and requires access to substantial short-term and long-term credit to fund the acquisition and origination of equipment leases. Since inception, we have funded our operations primarily through borrowings under our funding facilities, sales of our common stock and by including certain of our leases in public and private securitization transactions. We expect to continue to require access to large amounts of capital to maintain and expand our volume of equipment leases and, depending upon market conditions, to complete acquisitions of additional equipment finance businesses.

    We use capital to acquire and originate leases and to pay interest expenses, obligations in connection with borrowings under our securitized funding facilities, operating and administrative expenses, income taxes and capital expenditures. The structure of our funding programs and our securitized funding facilities and public securitization transactions enabled us to generate positive cash flow from operations in 1996, 1997, 1998 and the first quarter of 1999.

    We use our securitized funding facilities to fund the acquisition and origination of leases that satisfy the eligibility requirements established under each funding facility. These funding facilities provide us with advance rates that generally do not require us to utilize our capital during the period that lease receivables are financed under such facilities. The liquidity provided under certain of the funding facilities is generally interim in nature and we seek to refinance or resell the lease receivables that were funded under these interim facilities through our public securitization program within three to twelve months.

    We have an effective shelf registration statement which permits us to sell from time to time debt securities, shares of our common stock or any combination thereof, in one or more offerings, including this offering, up to an aggregate amount of $300 million. We expect to use the proceeds from these sales for general corporate purposes, including working capital.

    We believe that our existing cash and investment balances, cash flow from operations, net proceeds from future securitization transactions, amounts available under our securitized funding facilities and proceeds from our securities offerings will be sufficient to fund our operations for the foreseeable future.

    SECURITIZED FUNDING FACILITIES

    As of March 31, 1999, our five securitized funding facilities had an aggregate funding capacity of $545 million. As of April 30, 1999, $210 million was available under these facilities.

    Through June 30, 1998, our securitized funding facilities were structured so that transfers to those facilities were considered sales under generally accepted accounting principles. Effective July 1, 1998, concurrent with our strategic decision to retain our lease receivables on our balance sheet as long-term investments, we modified the structure of our securitized funding facilities so that advances under the facilities would be considered debt under generally accepted accounting principles. The cash flows available to us, which are generally based on the advance rates and discount rates set forth in the facility agreements, were generally unaffected by the modifications to the agreements.

    PUBLIC SECURITIZATION TRANSACTIONS

    To date, the proceeds that we have received in our public securitization transactions have generally been sufficient to repay the amounts that we borrowed under our securitized funding facilities, as well as issuance expenses related to each securitization. We generally structure our securitization transactions to qualify as financings for income tax purposes. Therefore, no income tax is payable in the current period on the gain recognized. We anticipate that our future financings of equipment leases will be principally through securitization transactions and, to a lesser extent, through portfolio sales and sales to third-party financing sources.

    As of April 30, 1999, we have completed five public securitization transactions involving the issuance of $896 million of senior and subordinated securities. We completed the Series 1996-1 and 1996-2 transactions in 1996, the Series 1997-1 transaction in September 1997, the Series 1998-1 transaction in December 1998 and the Series 1999-1 transaction in April 1999.

    In connection with the Series 1996-1 and 1996-2 transactions, Class A certificates, rated AAA by Standard and Poor's, Aaa by Moody's Investor Services and AAA by Duff & Phelps Credit Rating Co., were sold in the public market. The Class B-1 and Class B-2 Certificates were rated BBB and BB, respectively, by Duff & Phelps Credit Rating Co., and were sold on a non-recourse basis in the private market.

    In connection with the Series 1997-1 transaction, four tranches of Class A Notes, rated AAA by Standard and Poor's, Aaa by Moody's Investor Services, Inc. and AAA by Duff & Phelps Credit Rating Co., were sold in the public market. The Class B-1 and Class B-2 Notes were rated BBB and AA, respectively, by Duff & Phelps Credit Rating Co., and were sold on a non-recourse basis in the private market. The Class B-2 Note was enhanced through a letter of credit with Dresdner Bank AG, which resulted in the higher ratings. We retained a Class B-3 Note, which was rated B by Duff & Phelps Credit Rating Co., for future sale in the private market.

    In connection with the Series 1998-1 transaction, four tranches of Class A Notes, rated AAA by Standard and Poor's, Aaa by Moody's Investor Services, Inc., AAA by Duff & Phelps Credit Rating Co. and AAA by Fitch IBCA, Inc. were sold in the public market. The Class B-1 and Class B-2 notes were rated BBB and BB by Duff & Phelps Credit Rating Co. and Fitch IBCA, Inc., and were sold and financed on a non-recourse basis in the private market. A Class B-3 Note was rated B by Duff & Phelps Credit Rating Co. and Fitch IBCA, Inc., which we retained for future sale in the private market.

    In connection with the Series 1999-1 transaction, four tranches of Class A Notes, rated AAA by Standard and Poor's, Aaa by Moody's Investor Services, Inc., AAA by Duff & Phelps Credit Rating Co. and AAA by Fitch IBCA, Inc. were sold in the public market. The Class B-1 and Class B-2 notes were rated BBB and BB by Duff & Phelps Credit Rating Co. and Fitch IBCA, Inc., and were sold and financed on a non-recourse basis in the private market. A Class B-3 Note was rated B by Duff & Phelps Credit Rating Co. and Fitch IBCA, Inc., which we retained for future sale in the private market.

    Due to our ability to structure and sell Class B-1 and Class B-2 rated components of our securitizations, the remaining interest retained by us was reduced, which allowed us to maximize the cash proceeds generated from each transaction.

    We were able to realize approximately 94% of the present value of the remaining scheduled payments of the equipment leases included in our Series 1996-1 and 1996-2 securitizations, approximately 96% of the present value of the remaining scheduled payments of the equipment leases included in our Series 1997-1 securitization and approximately 95% of the present value of the remaining scheduled payments of the equipment leases included in our Series 1998-1 and Series 1999-1 securitizations.

    SUBORDINATED NOTES

    In May 1997, we entered into a $5.0 million subordinated revolving credit facility with an affiliate. The commitment level on this facility is scheduled to decrease by $1.0 million per year. Advances under this facility bear interest at 11% per annum. As of March 31, 1999, we had not borrowed any money under this facility.

    In connection with our acquisition of Heritage Credit Services, Inc. ("Heritage") in May 1997, we issued a $1.0 million subordinated note payable to the former owner of Heritage. This note bears interest at 9% per annum, with principal payable semi-annually over 5 years.

    On October 1, 1998, we acquired all of the outstanding shares of capital stock of Titan Finance, Limited, a company incorporated in England and Wales, in exchange for $2,250,000 in cash and $2,250,000 in convertible subordinated promissory notes. The notes were converted into 112,500 shares of our common stock in May 1999 in accordance with their terms. Prior to their conversion, the promissory notes bore interest at a rate of 6% per annum, payable semi-annually, with the outstanding principal amount due October 1, 2003.

    INTEREST RATE MANAGEMENT ACTIVITIES

    The implicit yield to us on all of our leases is on a fixed interest rate basis because the leases have scheduled payments that are fixed at the time the leases are originated. When we acquire or originate leases, we base our pricing on the "spread" we expect to achieve between the implicit yield to us on each lease and the effective interest cost we will pay when we sell or refinance such lease through a public securitization transaction. Increases in interest rates between the time the leases are acquired or originated by us and the time they are sold or refinanced through a public securitization transaction could narrow or eliminate the spread, or result in a negative spread.

    We mitigate the volatility of interest rate movement between the time we acquire or originate a lease and the time such lease is sold or refinanced through a public securitization transaction by hedging movements in interest rates using interest rate swap derivatives which match the underlying cash flow associated with the leases originated. Under these swap agreements, we receive interest on the notional amount at either the 30-day LIBOR or the 30-day AA Corporate Commercial Paper Index, as applicable, and we pay a fixed rate which is equal to a spread over the yield to maturity of U.S. Treasury securities similar to the maturities of the specific leases being held for securitization. Such hedging arrangements are generally implemented when our portfolio of unhedged leases reaches $10.0 million.

    At certain times, changes in the interest rate market present favorable conditions to hedge against future rate movement. We may, from time to time, enter into hedges against interest rate movement in anticipation of future origination volume in order to take advantage of unique market conditions, but this activity is generally limited to levels where we are confident of origination in the near term.

                                    BUSINESS

OVERVIEW

    First Sierra Financial, Inc. provides small business financing solutions utilizing an Internet-based technology platform. Our scaleable technology allows small businesses nationwide to finance equipment and software purchases through our Internet-based service, LeasingOnline. We have automated and integrated the financing process, including the application, data-gathering, underwriting, credit-scoring, funding, servicing and administration functions. Our technology approach allows us to aggregate a large number of small business customers in a highly efficient and cost-effective manner. We have approximately 59,000 active small business customers throughout the United States and the United Kingdom. Since our inception in 1994 to date, we have processed and received data from approximately 150,000 small business applications and funded more than 78,000 small business financing transactions with a total volume in excess of $1.8 billion. The total principal amount of assets under management has grown from approximately $5.8 million as of December 31, 1994 to approximately $1.0 billion as of March 31, 1999.

                               KEY OPERATING DATA

SMALL BUSINESS APPLICATIONS RECEIVED

1994                                                                       338
1995                                                                     5,124
1996                                                                    16,117
1997                                                                    38,622
1998                                                                    47,263
3 Months 3/31/1998                                                      10,162
3 Months 3/31/1999                                                      19,321

TRANSACTION VOLUME
Dollars in Millions

1994                                                                        $4
1995                                                                       $65
1996                                                                      $179
1997                                                                      $383
1998                                                                      $897
3 Months 3/31/1998                                                        $192
3 Months 3/31/1999                                                        $273

ACTIVE CUSTOMERS (at period end)

1994                                                                       336
1995                                                                     3,453
1996                                                                    14,294
1997                                                                    30,675
1998                                                                    43,649
3 Months 3/31/1998                                                      32,770
3 Months 3/31/1999                                                      49,956

MANAGED ASSETS (at period end)
Dollars in Millions

1994                                                                       $41
1995                                                                       $77
1996                                                                      $217
1997                                                                      $504
1998                                                                      $893
3 Months 3/31/1998                                                        $611
3 Months 3/31/1999                                                      $1,041

    We have formed an electronic commerce network through a combination of our strategic alliances with equipment vendors, independent finance companies and lease brokers, and our automation technology. With our recent introduction of LeasingOnline.com, small business customers can now obtain financing directly from us via this web browser product instead of accessing our technology through one of our vendor or broker partners. We believe that LeasingOnline.com will enhance our ability to directly support small businesses with the financing they need to grow, while providing us with additional direct links with our business customers. Our electronic commerce network enables us to efficiently offer financing solutions to a broad base of small business customers, while at the same time providing us with a means of gathering valuable financial and demographic data about these customers. We store this information in a data warehouse, which includes detailed information on approximately 150,000 small businesses. This allows us to mine the data and provides us with the opportunity to cross-sell additional products and services to our small business customers.

    We are actively pursuing opportunities to expand our e-commerce product and service offerings to the small business market. In April 1999, we announced that we will offer accounts receivable financing to our small business customers via e-commerce channels beginning in the second half of 1999. Also in April 1999, we announced our intention to establish the first Internet-based business-to-business bank, which will be devoted exclusively to the banking and financing needs of our small business customers. The bank will diversify our funding sources, lower our cost of funds and allow us to offer additional e-commerce products to our extensive customer base. In May 1999, we announced the launch of LeasingOnline.com, enabling business customers to obtain financing directly from us via the Internet. This new business origination channel expands our successful on-line capabilities and allows businesses to receive approval for credit via the Internet prior to making a purchasing decision.

ON-LINE FINANCIAL SERVICES FOR SMALL BUSINESSES

    The Internet has become a significant marketplace for buying and selling goods and services. The volume of electronic commerce has increased dramatically in the past two years and is expected to continue to experience rapid growth. According to Forrester Research, Inc., the total value of goods and services purchased over the Internet is projected to increase from approximately $43.0 billion in 1998 to approximately $1.3 trillion by 2003. Additionally, the Internet has rapidly emerged as a means of providing on-line business services directly to the customer. Forrester estimates that the on-line business services market will grow from $22.1 billion in 1999 to $220.0 billion in 2003. Of this total on-line business services market, Forrester estimates that the market for on-line financial services will grow at an annual rate of 82%, from $7.3 billion in 1999 to $80.0 billion in 2003.

    We focus on the market for on-line financial services directed at small businesses. The U.S. Small Business Administration, or SBA, estimates that there are approximately 23 million small businesses in the United States, which it defines as privately-owned companies with less than 500 employees. According to the SBA, these businesses employ 53% of the private work force and are responsible for 51% of the gross domestic product. We believe that small businesses represent a large and growing segment of the e-commerce market. According to the SBA, commercial banks represent the largest source of credit for small businesses, with $184 billion in loans outstanding in June 1997, an increase of approximately 25% from June 1996. We believe the majority of these loans were procured through traditional costly and inefficient lending channels.

    As technology solutions become an integral part of competing in today's global markets, small businesses are increasingly using the Internet for day-to-day business transactions. According to a 1997 survey conducted by Access Media International, or AMI, more than half of the small businesses in the United States, which it defines as companies with less than 100 employees, use the Internet. The AMI survey also finds that, of small business Internet users, 72% reported using the Internet to distribute company and product information, 65% to sell products and services and 34% to provide customer service and support. In addition, over 60% of the sales of small businesses engaged in electronic commerce occur outside their local area, compared to approximately 40% by companies not engaged in electronic commerce.

    One of the principal concerns of small businesses is accessing capital and other financial services. We believe that the financial services needs of small business customers have been underserved because banks and other traditional financial service providers have been unable to profitably access and service the diverse and highly fragmented small business market. Consolidation in the banking industry has exacerbated this problem by eroding the base of community banks that cater to the small business customer. We believe that, prior to the development of our technology platform, a technology solution has not existed that efficiently automates the financing of this segment of the market as well as aggregates a large number of small business customers.

STRATEGY

    Our objective is to use the power of the Internet to deliver an increasing number of financial and e-commerce services to small business customers. We believe that the combination of our advanced technology, our access to a large and growing customer base and our ability to electronically gather, store and mine detailed financial and demographic data on these customers positions us to capitalize on the high volume of repeat transactions that businesses conduct every day. Our strategy consists of the following key elements:

    UTILIZE OUR TECHNOLOGY PLATFORM TO PROVIDE ON-LINE FINANCING SOLUTIONS. We have developed a proprietary technology platform that is scaleable and highly efficient, enabling us to profitably serve the small business customer. Our technology allows small businesses nationwide to finance equipment and software purchases through our Internet-based service, LeasingOnline. Through LeasingOnline, small businesses can complete an application and receive credit approval on-line in as little as two minutes. We have automated and integrated the financing process, including the application, data-gathering, underwriting, credit-scoring, funding, service and administration functions. Our technology also allows us to take advantage of the valuable information that we collect in connection with our financing programs to develop and market additional products and services that are tailored to the specific needs of our customers.

    EXPAND OUR SMALL BUSINESS ELECTRONIC COMMERCE NETWORK. Unlike many providers of financial services, we are able to aggregate a large number of small business customers in an efficient and cost-effective manner. Currently, we have customer relationships with approximately 59,000 small businesses throughout the United States and in the United Kingdom. Since inception, we have received financing applications from over 150,000 small businesses from which we have gathered extensive financial and other information. We intend to continue to expand our small business electronic commerce network by marketing automated financing solutions to additional software and equipment vendors, independent finance companies and lease brokers, each of whom acts as a source from which we obtain access to small business customers and financing transactions. We also plan to expand the marketing of our on-line financing solutions directly to small business customers.

    BROADEN OUR FINANCIAL PRODUCT OFFERINGS AND INCREASE CROSS-SELLING OPPORTUNITIES. Capitalizing on our small business electronic commerce network and our scaleable technology, we intend to broaden the range of financial products and services that we offer to the small business market. We currently plan to offer the following:

-          WORKING CAPITAL FINANCING.  In April 1999, we announced that we will offer accounts receivable financing on-line to our small business customers via our existing
           e-commerce channels beginning in the second half of 1999.

-          INTERNET BANKING.  Also in April 1999, we announced that we intend to establish the first Internet-based business-to-business bank, which will be devoted exclusively to the banking and financing needs of small business customers. We believe that our electronic commerce network will provide the bank with immediate, low-cost access to a pool of small business customers. The bank will also allow us to diversify our funding sources and lower our cost of funds. We have selected Security First
           Technologies Corporation, or S1, as our technology partner in developing our Internet bank.

-          INFORMATION SERVICES.  In May 1999, we announced a further expansion of our
           e-commerce offerings through a new partnership with Stax, Inc., a firm dedicated to increasing the efficiency with which small businesses develop and acquire intellectual capital. Through this partnership, we will offer three new on-line services to our small business customers, consisting of electronic data gathering, business research and professional staffing services.

    EXTEND OUR TECHNOLOGY ADVANTAGE. We believe that our technology capabilities provide us with a competitive advantage in the small business marketplace. We intend to continue to invest in our technology platform to extend and strengthen our technology capabilities and product offerings.

    In the future, we intend to continue to pursue opportunities to expand the range of e-commerce products and services that we offer to small businesses, with the goal of becoming a leading Internet-based business destination. These products and services may include inventory financing, insurance products, payroll management and bill payment. We believe that such additional products and services will enable us to increase revenues through cross-selling opportunities to our existing customer base as well as acquiring new customers.

END-TO-END AUTOMATION

    Our system is a fully integrated solution that picks up a transaction at the time it is initially submitted and fully automates each aspect of the process. LeasingOnline is the entry point into our system. It includes an interactive application process that provides our vendors and direct customers with a method of electronically submitting lease transactions to us. It also provides our vendors and direct customers with access to our data warehouse through the use of web browser tools. Applications come from a variety of sources, including directly from customers via our web site, LeasingOnline.com, extranet connections with our vendor, broker and financial institution sources and intranet connections to our sales offices.

    Our credit processing module handles the transactional flow from the point an application is entered into the system until it is funded. Once an application enters the system through LeasingOnline, the credit processing module automatically organizes the incoming data and pulls third-party data from sources such as Dun & Bradstreet reports, state business listings and customer credit reports. Using the collected information, the system automatically credit scores the application. Applications satisfying prescribed credit-scoring requirements are automatically approved for funding by the system in as little as two minutes. Other applications are automatically forwarded for review and approval by a credit officer. The time required for an underwriting decision reviewed by a credit officer varies according to the nature, size and complexity of each transaction, but approval is generally accomplished within one day.

    Once funding is approved, the required financing documents are automatically generated and delivered to the customer for signature. The signed agreement and all related documents are scanned into our computer system. After the vendor has verified to us that the financed equipment has been shipped and installed, our technology automatically completes the funding, transaction accounting and billing procedures. The resulting data is then archived in our data warehouse and is available for future use and retrieval.

    Our servicing module is the back-end servicing system that takes over the processing of the financing contract once it is funded. Our servicing module handles all aspects of accounting, document imaging, collections, customer service invoicing and payment processing. Our servicing module also deposits information into our data warehouse for future use and produces management reports used in our day-to-day operations. It is important to note that our servicing module is a paperless system. All documents involved in the initial approval process are scanned and held in our database and all reports produced by the system are deposited on a server for use by the appropriate manager.

PROPRIETARY SMALL BUSINESS INFORMATION DATABASE

    Small businesses that apply for financing provide us with a significant amount of valuable financial and demographic data, which typically includes personal identification information, personal and business credit reports, business information including contact information (increasingly including e-mail addresses), number of employees, industry, credit status and history, financial information including bank accounts, deposit balances and revolving lines of credit, invoices of products to be purchased, payment histories, credit-risk scoring results and other information. We collect this data without significant cost as a byproduct of the requests for financing that we receive from small businesses. Since our inception in 1994, we have captured this information in an electronic database which currently houses data on more than 150,000 small businesses. Our database allows us to sort and analyze data on our small business customers. As a result, we have the ability to efficiently cross-sell additional products and services to our customer base by analyzing historical financial, purchasing and demographic data.

TECHNOLOGY

    We believe that our state-of-the-art technology gives us a distinct competitive advantage in serving the needs of small business customers. Our software engineering team consists of 31 people with an average of over 8 years of programming experience and a strong focus on web development. We combine our internal expertise with advanced software and hardware and other industry-standard technology to create a proprietary infrastructure that is tailored to fit the needs of the small business market.

    Our proprietary system provides the following benefits:

-          STATE-OF-THE-ART DESIGN METHODOLOGIES AND SYSTEM ARCHITECTURE.  Our systems have been built using an n-tier, component-driven architecture on a homogeneous platform. Our applications utilize the best available current technologies which allow integration with back-office systems. We deploy these applications across separate servers, resulting in reduced application maintenance, improved access speeds and a high level of scalability and application fail-over.

-          FLEXIBLE, COMPONENT-DRIVEN SYSTEMS.  We use flexible, component-driven systems built on an object-oriented and data-driven design. This gives us the ability to design and easily integrate new products and services into our current systems. We have the capability to develop and deploy modules that can be accessed from a variety of user interfaces. This enables us to offer the same functionality to our customers through our web interface as we offer our employees through in-house software systems.

-          HOMOGENOUS INFRASTRUCTURE.  By using a homogenous infrastructure, we base our products on standardized development tools to ensure interoperability between our products and reduce the chance of incompatibilities. Our system architecture is openly extensible and flexible, offering easy integration between our back-office systems and the web store fronts of our national accounts.

-          INFORMATION-RICH ENVIRONMENT.  Our sophisticated transaction monitoring tools give our business partners and individual customers secure, real-time access to their account information through our on-line systems. Our proprietary Internet technologies create a direct link between our customers and our internal database, giving us the ability to offer services that otherwise do not exist in our market.

LEASINGONLINE.COM

    We refer to the entry point to our end-to-end, fully automated technology platform as LeasingOnline. In May 1999, we formally launched a customer origination channel called LeasingOnline.com, our Internet site on the World Wide Web dedicated to providing financing solutions to small businesses. Through LeasingOnline.com, our small business customers can access our technology platform through the Internet directly, instead of through one of our vendor or broker partners. We believe that LeasingOnline.com will significantly accelerate our customer growth.

    Through LeasingOnline.com, our small business customers can become "pre-approved" for a designated amount before making equipment purchases. LeasingOnline.com is Internet-based and available to participants at any time. Participants access LeasingOnline.com with a standard Internet connection, and no special software or equipment is required. LeasingOnline.com automatically generates a password for each participant to protect the sensitivity of the data on the system.

CUSTOMERS

    We currently have approximately 59,000 small business customers. Our customers are typically privately-owned small businesses with total assets of less than $20 million, and have generally been in business for at least two years. They operate in a diverse range of industries including health care, business services, restaurant, and auto services. Our customers are located in all 50 states and in the United Kingdom, with concentrations in California, Texas, Florida, New York and New Jersey. No other state or the United Kingdom represents more than 5% of the total leases outstanding.

CUSTOMIZED FINANCING PROGRAMS

    We provide customized financing programs designed to meet the differing needs of the various equipment and software vendors, manufacturers, dealers, financial institutions, independent lease brokers and end-user customers that make up our small business electronic commerce network.

    Our RETAIL PROGRAM focuses on developing formal and informal relationships with manufacturers, dealers and other equipment vendors. Our network of vendors is primarily made up of equipment retailers that refer to us their customers who need financing to purchase equipment. As of March 31, 1999, we had active relationships with approximately 2,800 vendors throughout the United States and the United Kingdom. In addition, through our Retail program we provide small business financing services directly to equipment users in conjunction with our sales force or, increasingly in the future, through the Internet at www.LeasingOnline.com.

    Our PRIVATE LABEL PROGRAM is designed to provide lease financing to established financing companies that have demonstrated the ability to originate a large volume of financing transactions. These companies also follow prudent underwriting guidelines established pursuant to our credit policy, provide us with credit protection and provide servicing on an ongoing basis. The Private Label program was developed to provide us with access to high volumes of small business financing transactions eligible for the securitization market, while minimizing our risk of loss. Our Private Label partners typically have included middle-sized commercial banks and smaller finance companies.

    Under our CAPTIVE FINANCE PROGRAM, we focus on cultivating partnerships with large equipment vendors to help them develop, implement and administer a customized, sales-oriented equipment lease financing program. In addition to offering financing, we provide the training, sales tools, management, and often, personnel, necessary to support a financing program. To make customer finance an effective part of the vendors' sales efforts, our Captive Finance program helps vendors build systems that are tailored to their specific business and their customers. Our sales consultants with backgrounds in software and communications technology help the vendors' sales representatives achieve their companies' financial objectives.

    Under our WHOLESALE PROGRAM, we finance equipment leases from brokers that are unwilling or unable to provide the credit protection and perform the servicing functions necessary to participate in our Private Label program. In a typical Wholesale transaction, we originate transactions referred to us by a broker and pay the broker a referral fee. We do not have recourse to the broker on our Wholesale financing contracts, which means that we assume the risk of loss in the event of default by the lessee. We perform all servicing functions on our wholesale leases.

SALES AND MARKETING

    Our marketing program includes the following key elements:

    - Our vendor sales force consists of 226 people located in 25 regional sales offices. This sales force markets automated financing solutions to equipment and software vendors, manufacturers, retailers and financial institutions that have access to large numbers of small business customers, allowing us to leverage those vendors' branding and marketing investments;

    - Our direct sales force consists of approximately 112 people located in a call center in California. This direct sales force targets our current small business customers for additional business as well as new customers; and

    - In the future, we expect to increasingly target on-line portals, service providers and retailers, through which we will make our services available to their on-line base of small business customers.

FINANCING TERMS

    The structure of our financing instruments and our credit policies and procedures are designed to minimize risk. Substantially all of the equipment leases that we acquire or originate are non-cancelable. During the term of the lease, we generally receive scheduled payments sufficient, in the aggregate, to cover our borrowing costs and the costs of the underlying equipment, and to provide us with an appropriate profit margin. The initial non-cancelable term of the lease is generally equal to or less than the equipment's estimated economic life. A small portion of our leases provide us with additional revenues based on the residual value of the equipment financed at the end of the initial term of the lease. The initial terms of the leases in our portfolio generally range from 1 to 120 months, with a weighted average initial term of 61 months as of March 31, 1999.

    The terms and conditions of all of our leases are substantially similar. In most cases, the lessees are contractually required to: (i) maintain, service and operate the equipment in accordance with the manufacturer's and government-mandated procedures, (ii) insure the equipment against property and casualty loss, (iii) pay all taxes associated with the equipment and (iv) make all scheduled contract payments regardless of the performance of the equipment. Our standard lease forms provide that in the event of a default by the lessee, we can require payment of liquidated damages and can seize and remove the equipment for subsequent sale, refinancing or other disposal at our discretion. Any additions, modifications or upgrades to the equipment, regardless of the source of payment, are automatically incorporated into and deemed a part of the equipment financed.

CREDIT POLICIES AND PROCEDURES

    We believe our underwriting policies and procedures enable us to select creditworthy small business customers and minimize the risks of delinquencies and credit losses. We believe that our automated technology provides us with a competitive advantage by enhancing the accuracy and consistency of our credit decisions and lowering our costs in connection with such decisions. The nature of our business requires two levels of review, the first focused on the qualification of the financing source and the second focused on the small business customer or ultimate end user of the financed equipment.

    SOURCE QUALIFICATION. We perform a background investigation on the finance company, financial institution or other financing source prior to accepting financing applications through the source. This investigation includes verification of bank and trade references and a review of financial statements, past credit history and the business and industry in which the source operates. Because participants in our Private Label program are required to provide us with credit protection, we perform additional procedures to evaluate the creditworthiness of our Private Label sources. These additional procedures may include an examination of the source's financial statements and liquidity, management team, staffing and servicing infrastructure and a review of the source's ongoing support capabilities with respect to credit, documentation, customer service and collections.

    UNDERWRITING. Our credit processing module reviews the documents gathered in connection with financing applications to confirm compliance with underwriting guidelines pursuant to our credit policy. These underwriting guidelines generally require a credit investigation of the small business customer, including an analysis of the personal credit of the owner who typically guarantees the financing arrangement, verification of time in business and corporate name, Dun & Bradstreet reports if available and comparable bank and trade references on larger exposures. Except for our Private Label program, wherein the Private Label source performs some of these functions, all of these functions are automated through our technology. See "End-to-End Automation."

    In connection with our securitization program, financial guaranty insurers and rating agencies perform extensive reviews of our underwriting standards and procedures.

SERVICING AND ADMINISTRATION

    The financial services market for small businesses is operationally intensive due, in part, to the small average financing size. Accordingly, state-of-the-art technology is critical in keeping servicing costs to a minimum and providing quality customer service. Recognizing the importance of servicing, we utilize an administration system that is tailored to support our operational needs. Our system handles application tracking, invoicing, payment processing, automated collection queuing, portfolio evaluation, cash forecasting and report preparation. The system is linked with a lockbox bank account for payment processing and provides for direct withdrawal of payments as they become due. Our technology also allows us to offer all of our customers direct access to their account information and related documents over the Internet. The system's paperless environment substantially enhances the efficiency with which we can offer financing to our customers.

    We retain the right to service all of the small business financing contracts included in our securitization transactions. In return, we generally receive a servicing fee of 0.50% per year on the outstanding principal balance of all securitized financing contracts plus late fees, which we collect out of the customers' monthly payments. We believe that by performing servicing functions on our securitized financing contracts, we enhance our operating efficiencies and provide an additional revenue stream. As of March 31, 1999, we serviced financing contracts with an aggregate principal amount of $1.0 billion, including $534.0 million aggregate principal amount of financing contracts serviced for others.

COMPETITION

    We compete in the small business financing market with a number of national, regional and local finance companies. Our competitors also include those equipment manufacturers that finance the sale or lease of their own products and other traditional types of financial services companies, such as commercial banks and savings and loan associations, all of which may provide financing for equipment purchases. Our competitors include many larger, more established companies that may have access to capital markets and to other funding sources that may not be available to us or on better terms than we could receive. Many of our competitors have substantially greater financial, marketing and operational resources and longer operating histories than we do.

    We believe that our experienced management team and sales force, our advanced technology and our significant customer base allow us to aggressively compete with larger, more established companies. We believe that the combination of our advanced technology, our direct access to a large and growing customer base and our ability to electronically gather, store and mine detailed financial and demographic data on these customers, positions us to capitalize on the high volume of repeat transactions that businesses conduct every day.

EMPLOYEES

    As of March 31, 1999, we had 536 full time employees, of which 85 were engaged in credit, collection and customer service activities, 92 were engaged in general administration activities and 359 were engaged in marketing activities. We believe that our relationship with our employees is good. None of our employees are members of a collective bargaining unit.

    In late 1997 and early 1998, in order to maximize administrative efficiencies, we consolidated our underwriting, customer service and collection operations at our headquarters in Houston, Texas. The technology enhancements we gained from our acquisition of Nexsoft in April 1998 also allowed us to increase the efficiency of our operations. The administrative efficiencies resulting from these events have allowed us to reduce our workforce by approximately 19% since September 30, 1998.

                                   MANAGEMENT

    Our Board of Directors currently consists of seven members. Our Restated Certificate of Incorporation, as amended, divides our Board of Directors into three classes of directors, as nearly equal in number as possible. At each annual meeting of our stockholders, one class of directors is elected for a three-year term. The terms of the Class I directors expire at the annual meeting of our stockholders to be held in 2001, the terms of the Class II directors expire at the annual meeting of our stockholders to be held in 2002 and the terms of the Class III directors expire at the annual meeting of our stockholders to be held in 2000.

    The following table sets forth the name, age and position(s) held with us of each of our senior officers and directors:

                                                                                                                  DIRECTOR
NAME                                      AGE                              POSITION(S)                              CLASS
------------------------------------      ---      -----------------------------------------------------------  -------------
Thomas J. Depping...................          41   Chairman of the Board, President and Chief Executive                 III
                                                     Officer

Sandy B. Ho.........................          39   Executive Vice President and Chief Financial Officer

Michael A. Sabel....................          32   Executive Vice President-Business Development

David L. Pederson...................          40   Executive Vice President and Chief Information Officer

Greg E. McIntosh....................          36   Executive Vice President of the Retail Division

Frederick M. Van Etten..............          45   Executive Vice President of Marketing and Sales

Michael D. Wing.....................          46   Executive Vice President of Operations and Administration

Richard J. Campo(1)(2)..............          44   Director                                                               I

Robert Ted Enloe, III...............          60   Director                                                              II

Brian E. McManus(1).................          59   Director                                                              II

Norman J. Metcalfe(1)(2)............          56   Director                                                              II

David C. Shindeldecker..............          50   Director                                                               I

David L. Solomon....................          45   Director                                                             III

------------------------

(1) Member of the Compensation and Stock Option Committees of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

    Set forth below is a brief description of the business experience of our senior officers and directors:

    THOMAS J. DEPPING has served as our Chairman of the Board, President and Chief Executive Officer since our inception in June 1994. Mr. Depping has over 17 years of experience in the equipment leasing industry, including 11 years with SunAmerica Financial Resources and its predecessor company (which was acquired by SunAmerica, Inc. in 1991). From 1991 to May 1994, Mr. Depping served as President of SunAmerica Financial Resources, the equipment leasing and financial division of SunAmerica, Inc.

    SANDY B. HO has served as our Executive Vice President, Chief Financial Officer and Secretary since January 1995. Ms. Ho has over 15 years of experience in the equipment leasing and financial services industries, including 10 years with SunAmerica Financial Resources and its predecessor company (which was acquired by SunAmerica, Inc. in 1991). From 1991 through 1994, Ms. Ho served as Vice President of SunAmerica Financial Resources and Managing Director of SunAmerica Corporate Finance.

    MICHAEL A. SABEL has served as our Executive Vice President-Business Development since January 1999. From May 1998 through December 1998, Mr. Sabel served as our Executive Vice President-

Global Mergers and Acquisitions. Since joining us in May 1998, Mr. Sabel has also served as President of First Sierra International. From September 1994 until May 1998, Mr. Sabel was a member of the Investment Banking Group at Friedman, Billings Ramsey & Co., Inc., most recently serving as a Managing Director. From August 1991 until August 1994, Mr. Sabel was a member of Sandler, O'Neil and Partners' Corporate Strategies Group, most recently as a Vice President.

    DAVID L. PEDERSON has served as our Executive Vice President and Chief Information Officer since April 1998. Prior to joining us, Mr. Pederson was President of Nexsoft, Inc., which he founded in 1993. Nexsoft designed and developed our systems and communications network. Mr. Pederson has over 15 years of experience in directing technology initiatives in the equipment leasing industry.

    GREG E. MCINTOSH has served as our Executive Vice President of the Retail Division since September 1998. Mr. McIntosh was Senior Vice President of our Retail Western Region from May 1997 to September 1998. From 1990 to May 1997, Mr. McIntosh held various positions, including Chief Operating Officer, with Heritage Credit Services, Inc., which we acquired in May of 1997.

    FREDERICK M. VAN ETTEN has served as our Executive Vice President of Marketing since September 1998. From January 1995 through August 1998, Mr. Van Etten served as our Senior Vice President of Marketing. Mr. Van Etten has been involved in all aspects of the commercial finance and equipment leasing business for over 20 years. Prior to joining us, Mr. Van Etten was Managing Director of SunAmerica Corporate Finance, a division of SunAmerica, Inc.

    MICHAEL D. WING has served as our Executive Vice President of Operations and Administration since September 1998. From May 1998 through August 1998, Mr. Wing served us as a Senior Vice President. From March 1993 until April 1998, Mr. Wing was the Founder and President of Oakmont Financial Services. Mr. Wing has over 26 years of experience in the financial services industry and 10 years experience in the equipment leasing industry.

    RICHARD J. CAMPO has served as a member of our Board of Directors since 1997. Mr. Campo has been Chairman of the Board and Chief Executive Officer of Camden Property Trust, a self-administered, self-managed real estate investment trust based in Houston, Texas, since May 1993. Mr. Campo has over twenty years of experience in the real estate industry.

    ROBERT TED ENLOE, III has served as a member of our Board of Directors since 1998. Mr. Enloe has been Vice Chairman and a member of the Office of Chief Executive of Compaq Computer Corporation since April 1999 and Managing General Partner of Balquita Partners, Ltd., a real estate and securities investment firm, since 1996. From 1975 to 1989, he served as President, and from 1992 to 1996 as Chief Executive Officer, of Liberte Investors. Mr. Enloe currently serves as a director of Compaq Computer Corporation, a manufacturer of personal computers and servers, Leggett & Platt, Inc., a diversified manufacturer of foam, plastic, steel and wire components for the automotive, home furnishings and office equipment industries and SIXX Holdings, Incorporated, a restaurant company that operates the Patrizio Italian restaurants in Dallas, Texas and Liberte Investors, Inc.

    BRIAN E. MCMANUS has served as a member of our Board of Directors since 1998. Mr. McManus is an investment manager for Taylor & Co., an investment consulting firm that provides services to entities associated with the Bass Family of Fort Worth, Texas, including Portfolio LL Investors, L.P. ("PLL"), which is a stockholder of the Company. Mr. McManus joined Taylor & Co. in 1990.

    NORMAN J. METCALFE has served as a member of our Board of Directors since 1997. Mr. Metcalfe has been managing director of a private investment and consulting firm since January 1977. From February 1993 to December 1996, Mr. Metcalfe served as Vice Chairman and Chief Financial Officer for The Irvine Company. Mr. Metcalfe serves as a director of Tejon Ranch Co.

    DAVID C. SHINDELDECKER has served as a member of our Board of Directors since 1994. Mr. Shindeldecker has been Chairman and Chief Executive Officer of Northwest Bancorporation Inc.

since June 1988. He currently serves on the Board of Directors of Northwest Bank, N.A. In addition, he currently serves as President and Co-Chief Executive Officer of Redstone, Inc., general partner of Redstone Group, Ltd. ("Redstone"), and has served as an executive officer and director of Redstone, Inc. since 1994.

    DAVID L. SOLOMON has served as a member of our Board of Directors since 1994. Mr. Solomon has been Chairman and Co-Chief Executive Officer of Redstone, Inc., general partner of Redstone, since 1996. Mr. Solomon has also served as an executive officer and director of numerous entities that are affiliated with Redstone and/or its predecessor entities since 1989. Mr. Solomon was a Senior Vice President with Paine Webber from August 1994 through October 1998. From May 1985 to August 1994, Mr. Solomon was a Senior Vice President of Kidder, Peabody & Co. Mr. Solomon serves on the Board of Directors of TeleServe, Inc., an affiliate of Camden Property Trust.

                              SELLING STOCKHOLDERS

    The Selling Stockholders are offering to sell 450,000 shares of our Common Stock by this Prospectus Supplement. The following table sets forth information with regard to the beneficial ownership of our common stock by the selling stockholders as of April 30, 1999, and as adjusted to reflect the sale of the common stock offered by this prospectus supplement:

                                              BENEFICIAL OWNERSHIP
                                              PRIOR TO OFFERING(1)
                                           ---------------------------                      OWNERSHIP AFTER OFFERING(1)
                                               NUMBER                   NUMBER OF SHARES   ------------------------------
                                             OF SHARES       PERCENT      BEING OFFERED    NUMBER OF SHARES     PERCENT
                                           --------------  -----------  -----------------  -----------------  -----------
Redstone Group, Ltd.(2)..................    1,408,151            9.9%        350,000          1,058,151             5.8%
David C. Shindeldecker(3)................    1,573,148(4)        11.0%        375,000(5)       1,198,148(6)          6.6%
David L. Solomon(3)......................    2,143,130(4)        15.0%        425,000(5)       1,718,130(6)          9.4%

------------------------

(1) The applicable percentage of ownership as of April 30, 1999 is based upon 14,243,915 shares of our common stock outstanding. The applicable percentage of ownership after the offering is based upon 18,243,915 shares of our common stock outstanding.

(2) Redstone Group, Ltd. ("Redstone") is a Texas limited partnership, of which Redstone, Inc. is the general partner.

(3) Messrs. Shindeldecker and Solomon are Co-Chief Executive Officers of Redstone, Inc., the general partner of Redstone, and have been members of our Board of Directors since 1994.

(4) Includes 1,408,151 shares that are owned of record by Redstone and 55,130 shares issuable pursuant to options exercisable within 60 days.

(5) Includes 350,000 shares being offered hereby by Redstone.

(6) Includes 1,058,151 shares that are owned of record by Redstone and 55,130 shares issuable pursuant to options exercisable within 60 days.

                                  UNDERWRITING

    E*OFFERING Corp. is acting as representative of the underwriters. Subject to the terms and conditions contained in a purchase agreement, we and the selling stockholders have agreed to sell to each underwriter, and each underwriter severally has agreed to purchase from us and the selling stockholders, the number of shares set forth opposite its name below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
--------------------------------------------------------------------------------  ------------
E*OFFERING Corp.................................................................
                                                                                  ------------
    Total.......................................................................     4,450,000
                                                                                  ------------
                                                                                  ------------

    The representative has advised us that the underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus and to certain dealers at such price less a concession of not
in excess of $      per share. The underwriters may allow, and such dealers may
reallow, a discount not in excess of $      per share to certain other dealers.
After this offering, the public offering price, concession and discount may change. No such change shall reduce the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

    We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 667,500 additional shares of common stock at the price set forth on the cover page of this prospectus, less the underwriting discount. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase from us approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by such underwriter as shown in the above table represents as a percentage of the 4,450,000 shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 4,450,000 shares are being sold.

    The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    The following table shows the per share and total underwriting discount that we and the selling stockholders will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 667,500 additional shares of common stock.

                                                                        TOTAL
                                                                       WITHOUT       TOTAL
                                                          PER SHARE     OPTION    WITH OPTION
                                                          ----------  ----------  -----------
Public offering price...................................
Underwriting discounts..................................
Proceeds, before expenses, to us........................
Proceeds to selling stockholders........................

    We expect to incur expenses of approximately $480,000 in connection with this offering.

    The common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain conditions by counsel to the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

    Each of the senior officers, directors and selling stockholders has agreed with the representative, for a period of 90 days after the date of this prospectus (the "Lock-Up Period"), subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned by such holders, without the prior written consent of the representative. However, the representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. We have agreed that during the Lock-Up Period, we will not, subject to certain exceptions, without the prior written consent of the representative, issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable or exchangeable for shares of common stock, other than the sale of our shares in this offering, the issuance of common stock upon the exercise of outstanding options and warrants and our issuance of options and stock under our 1997 Stock Option Plan.

    The representative has advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representative to reclaim the selling concession otherwise accrued to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representative in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representative has advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by the international law firm of McDermott, Will & Emery. Certain legal matters relating to the shares of our common stock offered hereby will be passed upon for the underwriters by Brobeck Phleger & Harrison LLP, Austin, Texas. Certain partners in the firm of McDermott, Will & Emery own shares of our common stock.

                                    EXPERTS

    Our audited consolidated financial statements included in this prospectus supplement and in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
FIRST SIERRA FINANCIAL, INC.--CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Public Accountants.................................................................        F-2

  Consolidated Balance Sheets as of December 31, 1997 and 1998.............................................        F-3

  Consolidated Statements of Operations for the Years Ended December 31, 1996, 1997 and 1998...............        F-4

  Consolidated Statements of Comprehensive Income for the Years Ended December 31, 1996, 1997 and 1998.....        F-5

  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996, 1997 and 1998.....        F-6

  Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and 1998...............        F-7

  Notes to Consolidated Financial Statements...............................................................        F-8

FIRST SIERRA FINANCIAL, INC.--UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheet as of December 31, 1998 and March 31, 1999 (unaudited)........................       F-39

  Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and 1999 (unaudited).....       F-40

  Consolidated Statements of Comprehensive Income (Loss) for the Three Months Ended March 31, 1998 and 1999
    (unaudited)............................................................................................       F-41

  Consolidated Statements of Stockholders' Equity for the Three Months Ended March 31, 1999 (unaudited)....       F-42

  Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1999 (unaudited).....       F-43

  Notes to Unaudited Consolidated Financial Statements.....................................................       F-44

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To First Sierra Financial, Inc.:

    We have audited the accompanying consolidated balance sheets of First Sierra Financial, Inc., and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Sierra Financial, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Houston, Texas
February 17, 1999

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                               1997        1998
                                                                                             ---------  ----------
                                                                                             RESTATED
Lease financing receivables, net...........................................................  $  27,675  $  337,162
Cash and cash equivalents..................................................................     14,569       7,928
Other receivables..........................................................................      4,087      11,596
Investment in trust certificates...........................................................     12,512       7,288
Marketable securities......................................................................      4,223       5,042
Goodwill and other intangible assets, net..................................................     20,162      39,202
Furniture and equipment, net...............................................................      5,801       9,909
Other assets...............................................................................      3,929       6,923
Current tax receivables....................................................................         --       3,243
                                                                                             ---------  ----------
    Total assets...........................................................................  $  92,958  $  428,293
                                                                                             ---------  ----------
                                                                                             ---------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Debt:
  Nonrecourse debt.........................................................................  $      --  $  276,511
  Other debt...............................................................................     14,937      23,026
  Subordinated notes payable...............................................................      6,000       3,250
Other liabilities:
  Accounts payable and accrued liabilities.................................................     12,670      23,283
  Holdback reserve payable.................................................................     11,334      16,682
  Income taxes payable.....................................................................      1,176         523
  Deferred income taxes....................................................................      3,614         501
                                                                                             ---------  ----------
    Total liabilities......................................................................     49,731     343,776
                                                                                             ---------  ----------
Redeemable preferred stock.................................................................      2,640         469

Stockholders' equity:
  Common stock, $.01 par value, 25,000,000 and 100,000,000 shares authorized, respectively,
    11,070,921 shares and 14,223,915 shares issued and outstanding, respectively...........        110         142
  Additional paid-in capital...............................................................     27,543      76,855
  Retained earnings........................................................................     12,934       6,859
  Accumulated other comprehensive income...................................................         --         192
                                                                                             ---------  ----------
    Total stockholders' equity.............................................................     40,587      84,048
                                                                                             ---------  ----------
    Total liabilities and stockholders' equity.............................................  $  92,958  $  428,293
                                                                                             ---------  ----------
                                                                                             ---------  ----------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1997       1998
                                                                                   ---------  ---------  ---------
                                                                                   RESTATED   RESTATED
Gain on sale of lease financing receivables through securitization
  transactions...................................................................  $   3,456  $  18,164  $  16,291
Gains from direct sales of lease financing receivables...........................      9,755     17,095     18,434
Interest income..................................................................      6,387      9,193     17,315
Servicing income.................................................................      1,053      3,095      5,112
Other income.....................................................................      2,720      4,052      3,991
                                                                                   ---------  ---------  ---------
  Total revenues.................................................................     23,371     51,599     61,143
                                                                                   ---------  ---------  ---------
Salaries and benefits............................................................      6,799     15,554     29,509
Interest expense.................................................................      5,049      5,180      6,027
Provision for credit losses on lease financing receivables and investment in
  trust certificates.............................................................        605      2,101     10,364
Depreciation and amortization....................................................        469      1,525      3,752
Other general and administrative.................................................      6,254     11,595     14,173
Research and development costs of acquired companies.............................         --         --      2,550
Merger and acquisition expenses..................................................         --         --      1,742
Relocation of operations center..................................................         --         --      1,593
                                                                                   ---------  ---------  ---------
  Total expenses.................................................................     19,176     35,955     69,710
                                                                                   ---------  ---------  ---------
Income (loss) before provision (benefit) for income taxes........................      4,195     15,644     (8,567)
Provision (benefit) for income taxes.............................................        932      5,107     (2,665)
                                                                                   ---------  ---------  ---------
Net income (loss)................................................................  $   3,263  $  10,537  $  (5,902)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Earnings (loss) per common share, basic..........................................  $    0.44  $    1.11  $   (0.43)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Earnings (loss) per common share, diluted........................................  $    0.41  $    1.03  $   (0.43)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                    ---------------------------------
                                                                                       1996        1997       1998
                                                                                    -----------  ---------  ---------
                                                                                     RESTATED    RESTATED
Net income (loss).................................................................   $   3,263   $  10,537  $  (5,902)
Other comprehensive income
  Foreign currency translation adjustment, net of tax.............................          --          --        192
                                                                                    -----------  ---------  ---------
Comprehensive income (loss).......................................................   $   3,263   $  10,537  $  (5,710)
                                                                                    -----------  ---------  ---------
                                                                                    -----------  ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                                      ACCUMU-
                                                                                                       LATED
                                                     COMMON STOCK                                      OTHER
                                               -------------------------  ADDITIONAL    RETAINED      COMPRE-       TOTAL
                                                  NUMBER                    PAID-IN     (DEFICIT)     HENSIVE    STOCKHOLDERS'
                                                OF SHARES      AMOUNT       CAPITAL     EARNINGS      INCOME        EQUITY
                                               ------------  -----------  -----------  -----------  -----------  ------------
Balance, December 31, 1995 (restated)........     7,235,489   $      72    $   1,017    $     754    $      --    $    1,843
  Net income.................................            --          --           --        3,263           --         3,263
  Issuance of common stock...................       854,736           8          139           --           --           147
  Repurchase and retirement of common
    stock....................................      (628,426)         (6)        (354)          --           --          (360)
  Distribution to stockholders (Note 3)......            --          --           --         (496)          --          (496)
  Preferred stock dividends..................            --          --           --          (60)          --           (60)
                                               ------------       -----   -----------  -----------       -----   ------------
Balance, December 31, 1996 (restated)........     7,461,799          74          802        3,461           --         4,337
  Net income.................................            --          --           --       10,537           --        10,537
  Initial public offering of common stock....     2,300,000          23       16,183           --           --        16,206
  Issuance of common stock in connection with
    purchase business combinations...........       871,781           9        8,373           --           --         8,382
  Issuance of common stock in exchange for
    warrants.................................       198,352           2           --           --           --             2
  Issuance of common stock in exchange for
    preferred stock..........................       238,989           2        2,185           --           --         2,187
  Distribution to stockholders (Note 3)......                                                (944)          --          (944)
  Preferred stock dividends..................            --          --           --         (120)          --          (120)
                                               ------------       -----   -----------  -----------       -----   ------------
Balance, December 31, 1997 (restated)........    11,070,921         110       27,543       12,934           --        40,587
  Net loss...................................            --          --           --       (5,902)          --        (5,902)
  Public offering of common stock............     2,567,084          26       39,644           --           --        39,670
  Issuance of common stock in exchange for
    preferred stock..........................       255,123           3        2,168           --           --         2,171
  Issuance of common stock for business
    combinations.............................       293,949           3        7,205          148           --         7,356
  Exercise of options to purchase common
    stock....................................        36,838          --          295           --           --           295
  Distribution to stockholders (Note 3)......            --          --           --         (255)          --          (255)
  Preferred stock dividends..................            --          --           --          (66)          --           (66)
  Foreign currency translation adjustment....            --          --           --           --          192           192
                                               ------------       -----   -----------  -----------       -----   ------------
Balance, December 31, 1998...................    14,223,915   $     142    $  76,855    $   6,859    $     192    $   84,048
                                               ------------       -----   -----------  -----------       -----   ------------
                                               ------------       -----   -----------  -----------       -----   ------------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1997        1998
                                                                                ----------  ----------  ----------
                                                                                 RESTATED    RESTATED
Cash flows from operations:
  Net income (loss)...........................................................  $    3,263  $   10,537  $   (5,902)
  Reconciliation of net income (loss) to cash provided by operations--
    Depreciation and amortization.............................................         469       1,525       3,752
    Provision for credit losses on lease financing receivables and investment
      in trust certificates...................................................         605       2,101      10,364
    Gain on sale of lease financing receivables...............................     (13,211)    (35,259)    (34,725)
    Funding of lease financing receivables....................................    (198,887)   (398,833)   (422,495)
    Research and development costs of acquired companies......................          --          --       2,550
    Merger and acquisition expenses...........................................          --          --       1,742
    Principal payments received on lease financing receivables................      41,467      55,944       7,624
    Proceeds from sales of lease financing receivables, net of trust
      certificates and marketable securities retained.........................     167,234     442,707     446,496
    Proceeds from (repayments of) warehouse credit facilities, net of
      repayments (borrowings).................................................      (3,097)    (83,775)     (6,118)
    Deferred income tax provision (benefit)...................................         792       3,923      (2,194)
    Accumulated translation adjustment........................................          --          --         192
      Changes in assets and liabilities, net of effects from acquisitions:
        Increase in other receivables.........................................          --          --      (7,509)
        Increase in other assets..............................................      (1,096)       (519)     (1,006)
        Increase in accounts payable and accrued liabilities..................       2,547       2,188       8,809
        Increase in holdback reserve payable..................................       4,554       6,283       5,348
        Increase (decrease) in income taxes payable...........................          --       1,176      (5,616)
                                                                                ----------  ----------  ----------
          Net cash provided by operations.....................................       4,640       7,998       1,312
                                                                                ----------  ----------  ----------
Cash flows from investing activities:
  Funding of lease financing receivables, net of repayments...................          --          --    (295,206)
  Additions to furniture and equipment........................................      (1,334)     (3,712)     (5,292)
  Cash used in acquisitions, net of cash acquired.............................         (69)     (4,535)    (20,926)
  Available-for-sale securities, net..........................................          --        (239)         --
                                                                                ----------  ----------  ----------
          Net cash used in investing activities...............................      (1,403)     (8,486)   (321,424)
                                                                                ----------  ----------  ----------
Cash flows from financing activities:
        Proceeds from (repayments of) warehouse credit facilities, net of
          repayments (borrowings).............................................          --          --     276,511
        Repayment of subordinated notes payable, net of issuances.............          --      (9,000)     (2,750)
        Advances under subordinated revolving credit facility.................          --       5,000          --
        Proceeds from issuance of common stock and exercise of convertible
          warrants............................................................         147      16,208      39,965
        Repurchase of common stock............................................        (360)         --          --
        Distributions to stockholders.........................................        (496)       (944)       (255)
                                                                                ----------  ----------  ----------
        Net cash provided by (used in) financing activities...................        (709)     11,264     313,471
Net increase (decrease) in cash and cash equivalents..........................       2,528      10,776      (6,641)
Cash and cash equivalents at beginning of period..............................       1,265       3,793      14,569
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of period....................................  $    3,793  $   14,569  $    7,928
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Supplemental disclosure of cash flow information:
  Income taxes paid...........................................................  $       27  $       25  $    2,727
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
  Interest paid...............................................................  $    4,818  $    4,916  $    6,027
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY

    ORGANIZATION

    First Sierra Financial, Inc. ("First Sierra" or the "Company") customizes lease financing products and offers servicing, consulting and technology solutions for commercial customers. The Company was formed in June 1994 to acquire, originate, sell and service equipment leases. The underlying leases financed by the Company relate to a wide range of equipment, including computers and peripherals, software, medical, dental, diagnostic, telecommunications, office, automotive servicing, hotel security, food services, tree service and industrial. The equipment generally has a purchase price of less than $250,000 (with an average of approximately $20,000 for leases originated in 1997 and $31,000 for leases originated in 1998). The Company initially funds the acquisition or origination of its leases through its securitized funding facilities and, from time to time depending on market conditions, securitizes the leases in its portfolio that meet pre-established eligibility criteria by packaging them into a pool and selling beneficial interests in the leases through public offerings and private placement transactions.

    Prior to July 1, 1998 the Company structured its securitization transactions to meet the criteria for sales of lease financing receivables under generally accepted accounting principles. Thus, for all securitizations completed prior to such date, the Company recorded a gain on sale of lease financing receivables when it included the receivables in a securitization. Effective as of July 1, 1998, the Company made a strategic decision to alter the structure of its future securitization transactions so as to retain leases acquired and originated as long-term investments on its balance sheet rather than selling such leases through securitization transactions. As discussed further in Note 5, the Company also modified the structure of its securitized funding facilities such that they would be considered debt under generally accepted accounting principles. The cash flows available to the Company, which are generally based on the advance rates and discount rates set forth in the agreements, were unaffected by these modifications. The primary effect from this move to emphasize portfolio lending is a shift from the recognition of an immediate gain upon sale of the lease receivables to the recognition of net interest margin over the lives of the receivables.

    The Company acquires and originates leases primarily through its Private Label, Wholesale (formerly known as the Broker program), Retail (formerly known as the Vendor program) and Captive Finance programs. Under the Private Label program, the Company is provided protection from credit losses on defaulted leases through a first lien security interest in the underlying equipment, recourse to the source of the lease (the "Source"), which is generally supported by holdback reserves withheld from amounts paid to the Source upon purchase of the lease, or a combination of the above. Leases acquired through the Wholesale, Retail and Captive Finance programs are originated through relationships with lease brokers, equipment vendors and individual lessees. In addition, the Company has in the past generated, and may in the future generate, income through the acquisition of lease portfolios and the subsequent sale of such portfolios at a premium.

    Since inception, the Company's underwriting, customer service and collection staff had been located in its Jupiter, Florida office. In order to consolidate its operations and maximize administrative efficiencies, the Company relocated its operations center from Jupiter, Florida to its headquarters in Houston, Texas. The relocation was commenced in late 1997 and completed in the first half of 1998. The Company incurred approximately $1.6 million, or $.12 per diluted share, of expenses in the year ended December 31, 1998, related to the relocation.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of First Sierra and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and conform to practices within the equipment leasing industry.

    During 1998, the Company consummated mergers with Independent Capital Corporation, Integrated Lease Management, Inc., Vendor Leasing, Inc., TFS, Inc., 21st Century Credit Leasing Services, Inc., and the Republic Group, Inc. which were accounted for as poolings of interests (See Note 3). The accompanying financial statements and the related footnotes for the years ended December 31, 1996 and 1997 have been restated to include the financial position and results of operations of all material acquired companies.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LEASE FINANCING RECEIVABLES

    The Company records the sum of the future minimum lease payments, unguaranteed residual value and initial direct costs as the gross investment in the lease. The difference between gross investment in the lease and the cost of the lease is defined as "unearned income." Unearned income and initial direct costs incurred in connection with the acquisition or origination of the lease are amortized over the related lease term using the interest method. Amortization of unearned income and initial direct costs is suspended if, in the opinion of management, full payment of the contractual amount due under the lease agreement is doubtful, typically upon a payment becoming 90 days past due, unless such payment is guaranteed pursuant to recourse or holdback provisions of the lease acquisition agreements.

    In conjunction with the acquisition and origination of leases, the Company may retain a residual interest in the underlying equipment upon termination of the lease. The value of such interests is estimated at inception of the lease and evaluated periodically for impairment.

    GAIN ON SALE OF LEASE FINANCING RECEIVABLES

    On January 1, 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under SFAS No. 125, the Company recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Additionally, SFAS No. 125 requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on relative fair values at the date of transfer. If SFAS No. 125 were effective for fiscal 1996 transactions, the effect would have been to record a servicing asset in conjunction with transactions conducted through the Company's securitization

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) program and to decrease the allocated cost attributable to the residual interest in securitized assets retained by the Company.

    Gain on sale of leases sold through securitization transactions is recorded as the difference between the proceeds received from the sale of senior and subordinated securities, net of related issuance expenses, and the cost basis of the leases allocated to the securities sold. The cost basis of the leases is allocated to the senior and subordinated securities, the trust certificate (as defined herein) and the servicing asset on a relative fair value basis on the date of sale. The fair value of the senior and subordinated securities which have been sold is based on the price at which such securities are sold through public issuances and private placement transactions, while the fair value of the trust certificate, the subordinated securities which have been retained and the servicing asset is based on the Company's estimate of its fair value using a discounted cash flow approach.

    Gain on portfolio sales of leases is calculated as the difference between the proceeds received, net of related selling expenses, and the carrying amount of the related leases adjusted for ongoing recourse obligations of the Company, if any. At December 31, 1998, the Company believes that it does not have any material recourse obligations related to receivables sold through portfolio sales.

    MARKETABLE SECURITIES

    The Company considers rated subordinated securities retained in securitization transactions as trading securities under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and unrealized holding gains and losses are reflected currently in earnings. During the years ended December 31, 1997 and 1998, the Company recognized gains of $183,000 and $0, respectively, representing estimated appreciation in subordinated securities held.

    EXPOSURE TO CREDIT LOSSES

    Management evaluates the collectibility of leases acquired or originated based on the level of recourse provided, if any, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. Prior to July 1, 1998, the Company structured its securitization transactions to meet the criteria for sales of lease financing receivables under generally accepted accounting principles. The Company provided an allowance for credit losses for leases which were considered impaired during the period from the funding of the leases through the date such leases were sold through the Company's securitization program. When the securitizations took place, the Company reduced the allowance for credit losses for any provision previously recorded for such leases. Any losses expected to be incurred on leases sold were taken into consideration in determining the fair value of any Trust Certificates retained and recourse obligations accrued, if any. Effective as of July 1, 1998, the Company made a strategic decision to retain its leases as long-term investments on its balance sheet. As a result, the Company now provides an allowance for credit losses for leases which the Company considers impaired based on management's assessment of the risks inherent in the lease receivables. Management monitors the allowance on an ongoing basis based on its current assessment of the risks and losses identified in the portfolio.

    The Company's allowance for credit losses on lease receivables and its valuation of the Trust Certificates retained in its securitization transactions are based on management's current assessment of the risks inherent in the Company's lease receivables from national and regional economic conditions, industry conditions, concentrations, financial conditions of the obligors, historical experience of certain origination

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) channels, and other factors. These estimates are reviewed periodically and as write-downs become necessary, they are reported as reduction of earnings in the period in which they become known.

    In assessing the Company's exposure to credit losses, management generally segregates the leases acquired under its Private Label program from those acquired or originated under its Wholesale and Retail programs due to the differing levels of credit protection available to the Company under the various lease funding programs. The following table sets forth the Company's allowance for credit losses for its Private Label program and its Wholesale and Retail programs for the years ended December 31, 1997 and 1998 (in thousands):

                                                                            PRIVATE    WHOLESALE/
                                                                             LABEL      RETAIL(1)   TOTAL(2)
                                                                          -----------  -----------  ---------
Balance at December 31, 1996............................................   $     314    $     783   $   1,097
  Provision for credit losses...........................................         236        1,865       2,101
  Charge-offs, net of recoveries on leases acquired or originated by the
    Company.............................................................         (99)         (73)       (172)
  Reduction of allowance for leases sold(1).............................        (415)      (2,178)     (2,593)
  Additional allowance related to leases acquired through business
    combinations........................................................          --          841         841
  Charge-offs, net of recoveries on leases acquired through business
    combinations........................................................          --         (293)       (293)
                                                                               -----   -----------  ---------
Balance at December 31, 1997............................................   $      36    $     945   $     981
                                                                               -----   -----------  ---------
                                                                               -----   -----------  ---------
  Provision for credit losses...........................................         117        4,247       4,364
  Charge-offs, net of recoveries on leases acquired or originated by the
    Company.............................................................         (29)        (452)       (481)
  Reduction of allowance for leases sold(1).............................         (41)      (1,590)     (1,631)
  Additional allowance related to leases acquired through business
    combinations........................................................          --        1,130       1,130
  Recoveries, net of charge-offs, on leases acquired through business
    combinations........................................................          --          400         400
                                                                               -----   -----------  ---------
Balance at December 31, 1998............................................   $      83    $   4,680   $   4,763
                                                                               -----   -----------  ---------
                                                                               -----   -----------  ---------

------------------------

(1) In connection with the sales of leases, the Company reduces the allowance for credit losses for any provision previously recorded for such leases. Any losses expected to be incurred on leases sold, as previously evidenced by the allowance for credit losses, are taken into consideration in determining the fair value of any Trust Certificates retained and recourse obligations accrued, if any.

(2) The Company began its Captive Finance program in March 1998 through the acquisition of Independent Lease Management, Inc. During 1998, the Company originated $164.3 million of leases through its Captive Finance program, all of which were sold to third parties at the time of originations, therefore no allowance for credit losses were provided for leases originated under the Captive Finance program

    Under the Private Label program, the Company seeks to minimize its losses through a first lien security interest in the equipment funded, recourse to the Private Label source which is generally

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) collateralized by holdback reserves withheld from the Private Label Source upon purchase of the lease, or a combination of the above. The recourse provisions generally require the Private Label Source to repurchase a receivable when it becomes 90 days past due. The recourse commitment generally ranges from 10% to 20% of the aggregate purchase price of all leases acquired from the Private Label Source. Holdback reserves withheld from the purchase price generally range from 1% to 10% of the aggregate purchase price of the leases acquired from the Private Label Source. In determining whether a lease acquired pursuant to the Private Label program which is considered impaired will result in a loss to the Company, management takes into consideration the ability of the Private Label Source to honor its recourse commitments and the holdback reserves withheld from the Private Label Source upon purchase of the lease, as well as the credit quality of the underlying lessee and the related equipment value. At December 31, 1997 and 1998, the Company had holdback reserves of $11.3 million and $16.7 million, respectively, relating to leases acquired pursuant to the Private Label program. Such amounts have been classified as liabilities in the accompanying financial statements.

    The following table sets forth certain aggregate information regarding the level of credit protection afforded the Company pursuant to the recourse and holdback provisions of the Private Label program as of December 31, 1997 and 1998 (dollars in thousands):

                                                                                           1997          1998
                                                                                       ------------  ------------
Leases outstanding under the Private Label program(1)................................  $  331,219    $  477,138
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Recourse to Sources available........................................................  $   33,351    $   52,518
Ratio of recourse to total leases outstanding under the Private Label program(2).....       10.07%        11.01%
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Holdback reserves outstanding........................................................  $   11,334    $   16,682
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Ratio of holdback reserves outstanding to total Leases outstanding under the Private
  Label program(2)...................................................................        3.42%         3.50%
                                                                                       ------------  ------------
                                                                                       ------------  ------------

------------------------

(1) Represents net principal balance of leases held by the Company in its portfolio as well as leases serviced by the Company pursuant to its securitization program.

(2) The specific level of credit protection varies for each Private Label Source. Specific levels of credit protection by Source are considered by management in determining the allowance for credit losses.

    Management analyzes the collectibility of leases acquired or originated pursuant to its Wholesale and Retail programs based on its underwriting criteria, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. While the Company owns the underlying equipment, it does not have any recourse or holdback reserves with respect to any leases acquired or originated pursuant to its Wholesale and Retail programs. The Company began its Captive Finance program in March 1998 through the acquisition of Independent Lease Management, Inc. During 1998, the Company originated $164.3 million of leases through its Captive Finance program, all of which were subsequently sold to third parties. In the future, the Company intends to retain the majority of leases funded under its Captive Finance program in its lease portfolio until they can be financed, securitized or otherwise sold.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following tables set forth certain information as of December 31, 1997 and 1998, with respect to leases, which were held by the Company in its portfolio or serviced by the Company pursuant to its securitization program (dollars in thousands):

                                    1997(1)(2)                                    1998
                     ----------------------------------------  ------------------------------------------
                       PRIVATE      WHOLESALE/                   PRIVATE      WHOLESALE/
                        LABEL         RETAIL        TOTAL         LABEL         RETAIL         TOTAL
                     ------------  ------------  ------------  ------------  ------------  --------------
Gross leases
  outstanding......  $  422,290    $  189,068    $  611,358    $  592,435    $  478,139    $  1,070,574
31-60 days past
  due..............        1.86%         1.90%         1.87%         1.36%         1.30%           1.33%
61-90 days past
  due..............        0.60%         0.50%         0.57%         0.63%         0.69%           0.65%
Over 90 days past
  due..............        0.38%         0.36%         0.37%         0.40%         0.81%           0.58%
                     ------------  ------------  ------------  ------------  ------------  --------------
  Total past due...        2.84%         2.76%         2.81%         2.39%         2.80%           2.56%

------------------------

(1) The Wholesale/Retail amounts as of December 31, 1997 include, and the Private Label amounts as of December 31, 1997 exclude, approximately $14.9 million of leases that were purchased by the Company pursuant to its Private Label program from Lease Pro and Heritage. Such companies were formerly Private Label Sources until their acquisition by the Company in February 1997 and May 1997, respectively.

(2) The information with respect to leases held by the Company in its portfolio or serviced by the Company as of December 31, 1997 excludes leases acquired in connection with business combinations accounted for as poolings of interests.

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                    1997              1998
                                                                  --------          --------
Average balance of lease acquired outstanding during the
  period(1)(2)..............................................      $321,965          $653,852
                                                                  --------          --------
                                                                  --------          --------
Net losses experienced on leases acquired Private Label
  program...................................................           222               505
Wholesale and Retail program................................           362             3,776
                                                                  --------          --------
  Total.....................................................      $    584          $  4,281
                                                                  --------          --------
                                                                  --------          --------
Net Loss Ratio as a percentage of average balance of leases
  acquired outstanding......................................          0.18%             0.65%
                                                                  --------          --------
                                                                  --------          --------

------------------------

(1) Excludes lease receivables and losses on lease receivables acquired through business combinations.

(2) Represents net principal balance of leases held by the Company in its portfolio as well as leases serviced by the Company pursuant to its securitization program.

    The Company may also acquire leases in conjunction with the acquisition of other leasing companies. For acquisitions accounted for as purchases, management initially records lease receivables at their estimated fair value at date of acquisition. In determining such amount, management performs certain due

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) diligence procedures on the underwriting, collections and servicing functions of the acquired company as well as evaluates the estimated realizability of the portfolio of leases itself. During the years ended December 31, 1997 and 1998, the Company acquired approximately $44.6 million and $17.9 million, respectively, of leases through purchase business combinations. Such leases may be retained by the Company, sold through its securitization program or sold through portfolio sales. In conjunction with such sales, management takes into consideration estimated losses to be incurred on these leases in determining the estimated fair value of Trust Certificates retained in the securitization transactions or recourse obligations assumed in portfolio sales, if any.

    INCOME TAXES

    The Company files a consolidated U.S. federal income tax return. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

    GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents the excess of the cost over the fair value of identifiable net assets of businesses acquired and is amortized on a straight line basis over 20 years. The Company periodically assesses the recoverability of goodwill by evaluating whether the future cash flows expected to be generated from the businesses acquired are greater than the carrying amount of the related goodwill. If such future cash flows are not expected to exceed the carrying amount of the related goodwill, an impairment is deemed to have occurred and a write down would be recorded currently in earnings. At December 31, 1998, no impairment was deemed to have occurred. Other intangible assets consist of amounts paid for noncompete agreements, which are amortized on a straight line basis over the term of the agreement. At December 31, 1997 and 1998, accumulated amortization related to amounts recorded for goodwill and amounts paid pursuant to noncompete agreements was approximately $825,000 and $2.5 million, respectively.

    FURNITURE AND EQUIPMENT

    Furniture and equipment are carried at cost, less accumulated depreciation. Such assets are depreciated using accelerated and straight line methods over the estimated useful lives of the respective assets.

    CASH AND CASH EQUIVALENTS

    The Company considers all significant investments which mature within three months of the date of purchase to be cash equivalents.

    INTEREST RATE MANAGEMENT ACTIVITIES

    Leases acquired and originated by the Company require payments to be made by the lessee at fixed rates for specified terms. The rates charged by the Company are based on interest rates prevailing in the market at the time of lease approval. The Company generally obtains funding for lease acquisitions and originations through borrowings from its warehouse credit facilities or sales to its securitized funding facilities. Because the securitized funding facilities bear interest at floating rates, the Company is exposed to risk of loss from adverse interest rate movements during the period from the date of borrowing through

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the date the underlying leases are securitized or otherwise sold. The Company seeks to minimize its exposure to adverse interest rate movements during this period through entering into amortizing interest rates swap transactions under which the notional amount of the contract changes monthly to match the anticipated amortization of the underlying leases. Settlements with counterparties are accrued at period-end and either an increase or a decrease in interest expense is reported in the statement of operations. The terms of the securitized funding facilities require the trust to enter into amortizing swap transactions with notional principal amounts of at least 90% of the aggregate principal amount of the senior certificates issued by the trust.

    EARNINGS PER SHARE

    Earnings per share are presented for all periods in accordance with SFAS No. 128, "Earnings per Share." SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

    In periods where there exist a net loss rather than income available to common shareholders, potentially dilutive securities or contracts are antidilutive and, therefore, should not be considered. Accordingly, the Company has not presented diluted loss per share for the year ended December 31, 1998. Following is a reconciliation of the numerators and denominators used in calculating basic and diluted earnings (loss) per share for the years ended December 31, 1996, 1997 and 1998 (dollars in thousands, except per share amounts):

                                                                              1996         1997          1998
                                                                           ----------  ------------  ------------
Earnings (loss) per common share, basic
  Net income (loss)......................................................  $    3,263  $     10,537  $     (5,902)
  Preferred stock dividends..............................................          60           120            66
                                                                           ----------  ------------  ------------
  Net income (loss) available to common stockholders.....................  $    3,203  $     10,417  $     (5,968)
                                                                           ----------  ------------  ------------
                                                                           ----------  ------------  ------------
  Weighted average shares outstanding....................................   7,315,556     9,427,042    13,724,695
                                                                           ----------  ------------  ------------
                                                                           ----------  ------------  ------------
  Earnings (loss) per common share, basic................................  $      .44  $       1.11  $      (0.43)
                                                                           ----------  ------------  ------------
                                                                           ----------  ------------  ------------
Earnings (loss) per common share, diluted
  Net income (loss)......................................................  $    3,263  $     10,537  $     (5,968)
                                                                           ----------  ------------  ------------
                                                                           ----------  ------------  ------------
  Weighted average shares outstanding....................................   7,315,556     9,427,042    13,724,695
  Dilutive securities--
    Options..............................................................     243,558       249,943            --
    Warrants.............................................................     198,307        78,452            --
    Redeemable preferred stock...........................................     165,333       429,418            --
                                                                           ----------  ------------  ------------
Weighted average shares outstanding, diluted.............................   7,922,754    10,184,855    13,724,695
                                                                           ----------  ------------  ------------
                                                                           ----------  ------------  ------------
Earnings (loss) per common share, diluted................................  $      .41  $       1.03  $      (0.43)
                                                                           ----------  ------------  ------------
                                                                           ----------  ------------  ------------

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COMPREHENSIVE INCOME

    In January, 1998, the Company adopted the provision of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards of reporting and display of comprehensive income and its components of net income and "other comprehensive income" in a full set of general-purpose financial statements. "Other comprehensive income" refers to revenues, expenses, gains and losses that are not included in net income but rather are recorded directly in stockholders' equity. The only component of comprehensive income other than net income was foreign currency translation adjustments that commenced with the acquisition of the Company's first foreign subsidiary in July 1998 (see Note 3).

    FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's foreign subsidiaries were prepared in their local currency and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted-average rate for the period on the statement of operations. Balance sheet translation adjustments, net of related deferred taxes, are reflected as other comprehensive income in the stockholders' equity section of the Company's balance sheet and accordingly, have no impact on net income or loss.

    STOCK COMPENSATION PLAN

    SFAS No. 123, "Accounting for Stock Based Compensation", encourages companies to adopt a fair value approach to valuing stock options that would require compensation cost to be recognized based on the fair value of stock options granted. The Company has elected, as permitted under SFAS No. 123, to continue to follow the intrinsic value based method of accounting for stock options consistent with Accounting Principles Board Opinion No. 25 (APB 25) and to provide the pro forma net income and pro forma earnings per share disclosures as if the fair value based method defined in SFAS No. 123 had been applied (see
Note 10). Under the intrinsic method, compensation expense is recorded on the date of grant only if the market price of the underlying stock at such date exceeded the exercise price.

    RECENT ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, certain derivative instruments imbedded in other contracts, and hedging activities. In particular, SFAS No. 133 requires a company to record every derivative instrument on the company's balance sheet as either an asset or liability measured at fair value. In addition, SFAS No. 133 requires that changes in the fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are satisfied. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Management has not quantified the effect that SFAS No. 133 will have on the Company's financial statements, however, the Statement could increase volatility in earnings and other comprehensive income. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but companies may adopt it on a going-forward basis as of the start of any fiscal quarter beginning on or after June 16, 1998. SFAS No. 133 cannot be applied retroactively. It must be applied to (a) derivative financial instruments and
(b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and at the Company's election, before January 1, 1998). The

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company expects to adopt SFAS No. 133 on January 1, 2000 and is currently evaluating the impact of such adoption on the consolidated financial statements.

    RECLASSIFICATIONS

    Certain reclassifications have been made to conform with the current period presentation.

3.  ACQUISITIONS

    During the year ended December 31, 1997, the Company completed eight acquisitions. Each of these has been accounted for using the purchase method of accounting. Under the purchase method of accounting, the results of acquired businesses are included in the Company's results from their respective acquisition dates. The allocations of the purchase price to the fair market value of the net assets acquired is based on preliminary estimates of fair market value and may be revised when additional information concerning asset and liability valuations is obtained. The aggregate consideration for the eight acquisitions completed in 1997 consisted of the payment of approximately $4.5 million in cash, net of cash acquired, the issuance of a subordinated note payable in the amount of $1.0 million and the issuance of 871,781 shares of common stock of the Company valued at approximately $8.4 million. Following is a brief description of each acquisition consummated in 1997:

    In February 1997, the Company acquired certain assets and liabilities of Lease Pro, Inc. ("Lease Pro"). Lease Pro is located in Atlanta, Georgia and has a significant presence in the national market for veterinary equipment financing. Since October 1986, Lease Pro has generated over 5,000 veterinarian leases.

    In May 1997, the Company acquired the outstanding capital stock of Heritage Credit Services, Inc. ("Heritage"). Heritage is located near Sacramento, California and maintains sales offices in Bellevue, Washington; Miami, Florida; Los Angeles, California; and Prescott, Arizona. Heritage is primarily involved in the broker market on the U. S. West Coast and has a significant vendor base in California.

    In May 1997, the Company acquired certain assets and liabilities of Universal Fleet Leasing, Inc. ("UFL"). UFL is located in Houston, Texas and focuses primarily on the small ticket vendor market in the southwestern region of the United States.

    In June 1997, the Company acquired certain assets and liabilities of Public Funding Corporation ("Public Funding"). Public Funding is located in Chicago, Illinois. Public Funding specializes in leasing equipment to municipal and other governmental entities.

    In September 1997, the Company acquired the outstanding capital stock of Northcoast Capital Leasing Company ("Northcoast"). Northcoast is located in Cleveland, Ohio and focuses primarily on the tree service and construction equipment markets in the Midwest region of the United States.

    In September 1997, the Company acquired the outstanding capital stock of Financial Management Services, Inc., which does business under the name Cascade. Cascade is located near Seattle, Washington and focuses primarily on the agricultural equipment market in the northwest region of the United States.

    In November 1997, the Company acquired the outstanding capital stock of Heritage Credit Services of Oregon, Inc. ("Heritage Credit"). Heritage Credit is located in Portland, Oregon and focuses primarily on the small ticket vendor market in the northwestern region of the United States.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

3.  ACQUISITIONS (CONTINUED)
    In November 1997, the Company acquired the outstanding capital stock of All American Financial Services, Inc. ("All American"). All American is located in Conyers, Georgia and focuses primarily on leasing to the retail petroleum and convenience store industries.

    During the year ended December 31, 1998, the Company completed eleven acquisitions. Five of these acquisitions were accounted for using the purchase method of accounting. The aggregate consideration in 1998 for acquisitions accounted for as purchases consisted of approximately $15.8 million in cash, a $2.3 million subordinated note payable and 293,949 shares of common stock of the Company valued at approximately $6.5 million. Following is a brief description of each purchase method acquisition completed in 1998:

    In April 1998, the Company acquired OMNI Leasing, Inc. ("OMNI"). OMNI is located in Hatfield, Pennsylvania and is active in the arbor, landscaping, trucking, sanitation and automotive industries in the greater Pennsylvania area.

    The Company also acquired Nexsoft, Inc. ("Nexsoft") of Denver, Colorado in April 1998. Nexsoft is a software development firm specializing in software of the equipment leasing industry. In connection with the acquisition of Nexsoft, the purchase price was allocated to the net assets acquired and to purchased in-process research and development (R&D). Purchased in-process R&D includes the value of products in the development stage and not considered to have reached technological feasibility. Accordingly, $2.6 million of the acquisition cost was expensed during the quarter ended June 30, 1998.

    In July 1998, the Company acquired Suffolk Street Group, PLC ("Suffolk") of Devon, England. The acquisition of Suffolk provided the Company with its entry into the European leasing market.

    In August 1998, the Company acquired Booker Montague Leasing Limited ("Booker Montague") in Manchester, England. Booker Montague specializes in the leasing of computers, telecommunications systems and other office equipment.

    In October 1998, the Company acquired Titan Finance Limited ("Titan") of Kent, England. Titan specializes in leasing computer hardware and software and other information technology equipment.

    The following table reflects, on an unaudited pro forma basis, the combined operations of the Company and the significant businesses acquired during the years ended December 31, 1997 and 1998 and accounted for the purchase method as if the acquisitions had taken place at the beginning of 1997. Appropriate pro forma adjustments have been made to reflect the cost basis used in recording these acquisitions. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the combinations been in effect on the dates referred to above, that have resulted since the dates of the acquisitions or that may result in the future (in thousands, except per share amounts):

                                                                               UNAUDITED
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
Revenues................................................................  $  69,132  $  68,448
Net income (loss) before income taxes...................................     14,789     (8,707)
Net income (loss).......................................................     10,412     (6,204)
Earnings (loss) per common share, basic.................................       1.04      (0.45)
Earnings (loss) per common share, diluted...............................       1.00      (0.45)

    The six remaining acquisitions have been accounted for as poolings of interests. The consolidated financial statements for the periods presented have been restated to include the affects of all material

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

3.  ACQUISITIONS (CONTINUED)
acquisitions accounted for as poolings of interests. The merger and acquisition expenses reflected on the Consolidated Statement of Operations represent costs incurred in connection with the acquisitions of the companies which were accounted for as poolings of interests. Additionally, merger and acquisition expenses include approximately $559,000 incurred in connection with the terminated merger with Oliver-Allen Corporation. Distributions to stockholders reflected on the Consolidated Statement of Stockholders' Equity represent distributions to stockholders of the pooled companies for taxes due.

    Acquisitions that have been accounted for as poolings of interests include Independent Capital Corporation ("ICC"), Integrated Lease Management, Inc. ("ILM"), The Republic Group, Inc. ("Republic"), Vendor Leasing, Inc. ("Vendor Leasing"), TFS, Inc. dba The Money Source and 21st Century Credit Leasing Services, Inc. ("21st Century"). Following is a brief description of each acquisition accounted for as a pooling of interest:

    In March 1998, the Company completed its merger with ICC. ICC focuses on the small ticket broker market in the northeastern region of the United States and has offices in Bridgewater and Rutherford, New Jersey. Consideration consisted of 272,727 shares of the Company's common stock.

    In March 1998, the Company completed its merger with ILM. ILM is based in San Jose, California and specializes in independent lease origination and consulting services in the technology marketplace. Consideration consisted of 313,722 shares of the Company's common stock.

    In April 1998, the Company completed its merger with Vendor Leasing. Vendor Leasing is located in Roswell, Georgia and provides the Company with greater penetration in the eastern United States. Consideration consisted of 18,954 shares of the Company's common stock.

    In June 1998, the Company completed its merger with TFS, Inc. dba The Money Source, a Redmond, Washington-based small ticket equipment leasing company. Consideration consisted of 53,707 shares of the Company's common stock.

    Also in June 1998, the Company completed its merger with 21st Century. 21st Century is located in Naples, Florida and will be operated as a satellite office of the Company's Ft. Lauderdale office. Consideration consisted of 6,060 shares of the Company's common stock.

    In July 1998, the Company completed its merger with Republic, an Anaheim, California-based private company that originates leases of equipment for small businesses in a broad range of industries. Republic has a specialization in small business-direct telemarketing and a well-developed sales recruiting and training program. Consideration for the transaction consisted of the issuance of approximately 1.1 million shares of the Company's common stock. For additional information regarding the Company's merger with Republic, reference is made to the Company's Form 8-K as filed with the Securities and Exchange Commission on August 10, 1998.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

3.  ACQUISITIONS (CONTINUED)
    The separate results of First Sierra and each of the merged companies through the date that the combinations were consummated is set forth in the following table (in thousands):

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1997       1998
                                                                                   ---------  ---------  ---------
Revenues
  First Sierra...................................................................  $  11,364  $  34,457  $  53,216
  ICC............................................................................      2,431      3,484        664
  ILM............................................................................      2,415      3,182        899
  TFS............................................................................        767        829         --
  Republic.......................................................................      6,394      9,647      6,364
                                                                                   ---------  ---------  ---------
    Restated revenues............................................................  $  23,371  $  51,599  $  61,143

Net income (loss)
  First Sierra...................................................................  $   1,217  $   7,655  $  (6,195)
  ICC............................................................................        436        931        176
  ILM............................................................................        191        (12)       106
  TFS............................................................................         56          1         --
  Republic.......................................................................      1,363      1,962         11
                                                                                   ---------  ---------  ---------
    Restated net income (loss)...................................................  $   3,263  $  10,537  $  (5,902)

4.  LEASE FINANCING RECEIVABLES

    The Company's lease financing receivable balance at December 31, 1997 and 1998, consists of the following (in thousands):

                                                                           1997        1998
                                                                         ---------  ----------
Minimum lease payments.................................................  $  30,515  $  417,116
Estimated unguaranteed residual value..................................      6,270       4,120
Initial direct costs...................................................        131       6,729
Unearned income........................................................     (8,260)    (86,040)
Allowance for credit losses............................................       (981)     (4,763)
                                                                         ---------  ----------
  Lease financing receivables, net.....................................  $  27,675  $  337,162
                                                                         ---------  ----------
                                                                         ---------  ----------

    Future scheduled minimum payments on the Company's lease portfolio as of December 31, 1998, are as follows (in thousands):

1999..............................................................  $ 115,134
2000..............................................................     82,782
2001..............................................................     75,201
2002..............................................................     57,512
2003..............................................................     43,689
Thereafter........................................................     42,798
                                                                    ---------
  Total minimum payments..........................................  $ 417,116
                                                                    ---------
                                                                    ---------

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

4.  LEASE FINANCING RECEIVABLES (CONTINUED)
    At December 31, 1998, the weighted average remaining life of leases in the Company's lease portfolio is 29 months and the weighted average implicit rate of interest is 11.05%.

5.  SECURITIZATION PROGRAM

    The Company initially funds the acquisition or origination of its leases from working capital or through its securitized funding facilities. From time to time, depending on market conditions, the Company securitized the leases in its portfolio that meet pre-established eligibility criteria by packaging them into a pool and selling beneficial interests in the leases through public offerings and private placement transactions.

    In these securitization transactions, the Company transfers a pool of leases to a wholly-owned, bankruptcy remote, special purpose subsidiary. This subsidiary in turn simultaneously transfers its interest in the leases to a trust, or trusts, which issues beneficial interests in the leases in the form of senior and subordinated securities which may include certificates of beneficial interest or notes. These securitization transactions typically employ a multi-tranched structure of either beneficial interests or notes. The Company generally retains the right to receive any excess cash flows of the trust (the "Trust Certificate"). The Company also retains the right to service leases sold through its securitization program and receives a fee for doing so.

    Prior to July 1, 1998, the Company structured its securitization transactions to meet the criteria for sales of lease financing receivables under generally accepted accounting principles. Gain on sale of lease receivables was recorded based upon the excess of the sales proceeds received on the certificates or notes over the book balance calculated based on the relative fair value discussed in Note 2. The Company recorded a servicing asset representing the excess of the estimated servicing revenues to be received over the Company's costs to be incurred. As of December 31, 1997 and 1998, the balances of servicing assets outstanding were $0.8 million and $1.3 million, respectively. The amount of the Trust Certificates was amortized over the estimated lives of the underlying leases using the interest method. The cash flows allocable to the Trust Certificate were calculated as the difference between (a) cash flows received from the leases and (b) the sum, as applicable, of (i) interest and principal payable to the holders of the senior and subordinated securities, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) service fees, and (v) backup service fees, as the case may be. The Company's right to receive this excess cash flow is subject to certain conditions specified in the related trust documents designed to provide additional credit enhancement to holders of the senior and subordinated securities. The Company estimates the expected levels of cash flows to the Trust Certificate taking into consideration estimated defaults, recoveries and other factors which may affect the cash flows to the holder of the Trust Certificate. For purposes of calculating the estimated fair value of the Trust Certificates as of the date of sale or transfer of the leases to the trusts, and on an ongoing basis, management has used a discount rate of 11%. Management has also used a range of expected losses arising from defaults, net of recoveries, of 0.00% to 9.00% per annum depending on the level of recourse available, if any, from the lease sources, and the program under which the lease was acquired or originated. Other factors, such as prepayments, do not have a significant impact on the gain on sale calculation due to the non-cancelable and full-payout nature of the underlying leases. The cash flows ultimately available to the Trust Certificate are largely dependent upon the actual default rates and recoveries experienced on the leases held by the Trust. Increases in default rates above, or reductions in recoveries below, the Company's estimates could reduce the cash flows available to the Trust Certificate. To the extent events occur which cause actual Trust Certificate cash flows to be materially below those originally estimated, the Company would be required to reduce the carrying amount of its

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

5.  SECURITIZATION PROGRAM (CONTINUED)
Trust Certificates and record a charge to earnings. Such charge would be recorded in the period in which the event occurred or became known to management.

    Effective as of July 1, 1998, the Company made a strategic decision to alter the structure of its future securitization transactions so as to retain the leases on its balance sheet. With respect to all securitization transactions completed subsequent to such change, the Company finances leases through beneficial interests or notes issued by the trust, retains the right to receive any excess cash flows allocable to the Trust Certificates, and continues to retain the right to service leases financed through its securitization program and receive a servicing fee for doing so. As these securitization transactions meet the criteria for financing of lease receivables under generally accepted accounting principles, the Company records as financings the amount of proceeds received related to the issuance of beneficial interests or notes by the trust. Interest expense is recorded based on interest accrued on each class of certificates or notes financed by the Company. Any cash flow allocable to the Trust Certificates and servicing fees received are recorded as reduction of interest expense.

    These securitization transactions are structured such that once the leases are transferred from the Company to the special purpose subsidiary and ultimately to the trust, the amount of the certificates of beneficial interest or notes purchased or financed by investors in such securities is nonrecourse to the Company. Investors purchasing the certificates of beneficial interests or notes look solely to the defined cash flow from leases included in the special purpose entity for repayment of principal and interest associated with their particular investment.

    SECURITIZED FUNDING FACILITIES

    As of December 31, 1998, the Company maintained five securitized funding facilities (the "Securitized Funding Facilities"). In March 1997, the Company entered into a facility with Prudential (the "Prudential Facility"), in June 1997 the Company entered into two separate facilities with First Union (the "First Union Facilities"), in March 1998 the Company entered into a facility with PNC Bank (the "PNC Facility"), and in December 1998 the Company entered into a facility with Bank of Montreal (the "Bank of Montreal Facility"). As of December 31, 1998, the total amount available under the Prudential Facility was $36.6 million which was the amount outstanding, the total amount available under the First Union Facilities was $200 million, the total amount available under the PNC Facility was $200 million, and the total amount available under the Bank of Montreal Facility was $150 million. The structure of all of the facilities is essentially the same. The facilities allow the Company to transfer and sell equipment lease receivables first to a bankruptcy remote special purpose entity and then to a trust. The trust issues either certificates or notes to the senior investor, and a Certificate of Seller's Interest, which represents a subordinate beneficial interest in the Trust, to the bankruptcy remote special purpose entity. The senior certificate or note is owned by either Prudential, First Union, PNC, or Bank of Montreal, or its assignees, as the case may be, and the residual certificate, or Certificate of Seller's Interest, is owned by the Company's special purpose subsidiary. Prior to July 1, 1998, the Company structured securitization transactions under its securitized funding facilities as sales of lease financing receivables. Effective July 1, 1998, the Company made a strategic decision to alter the structure of its securitized funding facilities so as to retain its lease receivables on balance sheet and record the amount of certificates or notes issued to senior investors as financings.

    The amount outstanding at any time on any of the certificates or notes issued to senior investors in the securitized funding facilities is nonrecourse to Company. Principal and interest which is due any investor

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

5.  SECURITIZATION PROGRAM (CONTINUED)
under the certificates or notes is paid to them based on the available cashflow from only the leases included in the particular facility. The Company has no obligation to ensure that the investor who holds the certificate or note receives the full amount of principal and interest due.

    As of December 31, 1998, the amount of Prudential's investment in the senior certificate was $36.6 million, of which $4.6 million was financed after July 1, 1998 under the revised structure and thus was recorded as non-recourse debt; the amount of First Union's investment in the senior certificate was $128.8 million, of which $86.5 million was financed after July 1, 1998 and thus was recorded as non-recourse debt. The amount of PNC's investment was $200 million, of which $82.7 million was financed after July 1, 1998 and thus was recorded as non-recourse debt; the amount of Bank of Montreal's investment was $0.

    The Securitized Funding Facilities provide several significant advantages to the Company, including favorable interest rates and providing greater flexibility with respect to the timing and size of permanent securitizations, thereby reducing related transaction costs.

    The equipment lease receivables included in the Securitized Funding Facilities may be transferred by the trust to other trusts in which the Company has a minority interest.

    SECURITIZATION TRANSACTIONS

    As of December 31, 1998 the Company had completed four permanent securitization transactions involving the issuance of $627 million of senior and subordinate securities. The Series 1996-1 and 1996-2 transactions were completed in 1996, the Series 1997-1 transaction was completed in September 1997 and the Series 1998-1 transaction was completed in December 1998. In connection with the Series 1996-1 and 1996-2 transactions, Class A certificates, rated AAA by Standard and Poor's, Aaa by Moody's Investor Services and AAA by Duff & Phelps Credit Rating Co., were sold in the public market. The Class B-1 and Class B-2 Certificates were rated BBB and BB, respectively, by Duff & Phelps Credit Rating Co., and were sold on a non-recourse basis in the private market.

    In connection with the Series 1997-1 transaction, four tranches of Class A notes, rated AAA by Standard and Poor's, Aaa by Moody's Investor Services, Inc. and AAA by Duff & Phelps Credit Rating Co., were sold in the public market. The Class B-1 and Class B-2 notes were rated BBB and AA, respectively, by Duff & Phelps Credit Rating Co., and were sold on a non-recourse basis in the private market. The Class B-2 note was enhanced through a letter of credit with Dresdner Bank AG, which resulted in the higher ratings. A Class B-3 note was rated B by Duff & Phelps Credit Rating Co., and was retained by the Company for future sale in the private market.

    In connection with the Series 1998-1 transaction, four tranches of Class A notes, rated AAA by Standard and Poor's, Aaa by Moody's Investor Services, Inc., AAA by Duff & Phelps Credit Rating Co. and AAA by Fitch IBCA, Inc. were sold in the public market. The Class B-1 and Class B-2 notes were rated BBB and BB by Duff & Phelps Credit Rating Co. and Fitch IBCA, Inc., and were sold and financed on a non-recourse basis in the private market. A Class B note was rated B by Duff & Phelps Credit Rating Co. and Fitch IBCA, Inc. and was retained by the Company for future sale in the private market.

    The Company was able to realize approximately 94.0% of the present value of the remaining scheduled payments of the equipment leases included in its Series 1996-1 and 1996-2 securitizations, approximately 96.0% of the present value of the remaining scheduled payments of the equipment leases

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

5.  SECURITIZATION PROGRAM (CONTINUED)
included in its Series 1997-1 securitization, and 95.0% of the present value of the remaining scheduled payments in its Series 1998-1 securitization.

    Prior to July 1, 1998, the Company structured its securitization transactions as sales of lease financing receivables. Consistent with the Company's decision, effective July 1, 1998 to retain securitized leases on its balance sheet, the Series 1998-1 securitization was structured so that all lease receivables sold or financed in this series which were originated after July 1, 1998 were retained on the Company's balance sheet and the related senior and subordinated notes financed were recorded as nonrecourse debt. As of December 31, 1998, the amount of nonrecourse debt outstanding under the Series 1998-1 securitization was $101.2 million.

    HEDGING STRATEGY

    The implicit yield to the Company on all of its leases is on a fixed interest rate basis due to the leases having scheduled payments that are fixed at the time of origination of the lease. When the Company acquires or originates leases, it bases its pricing in part on the "spread" it expects to achieve between the implicit yield rate to the Company on each lease and the effective interest cost it will pay when it sells such leases through securitization or otherwise. Increases in interest rates between the time the leases are acquired or originated by the Company and the time they are securitized or otherwise sold could narrow or eliminate the spread, or result in a negative spread. The Company has adopted a policy that is designed to provide a level of protection against the volatility of interest rate movement between the time the Company acquires or originates a lease and the time such lease is sold or financed through a securitization or otherwise sold. Such hedging arrangements generally are implemented when the Company's portfolio of unhedged leases reaches $10.0 million. Such hedges typically match the amount of debt the Company anticipates it will fund with respect to such leases. At certain times, changes in the interest rate market present favorable conditions to hedge against future movement. The Company may, from time to time, enter into hedges against interest rate movement in anticipation of future origination volume in order to take advantage of unique market conditions, but this activity is generally limited to levels where the Company is confident of origination in the near term.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

6.  DEBT

    Total Debt consisted of the following as of December 31, 1997 and 1998 (in thousands):

                                                                           1997        1998
                                                                         ---------  ----------
Nonrecourse Debt:
  Securitized Warehouse Facilities:
    First Union National Bank..........................................         --  $   86,467
    PNC Bank...........................................................         --      82,720
    Prudential Securities Credit Corporation...........................         --       4,580
                                                                         ---------  ----------
  Total Securitized Warehouse Facilities...............................         --     173,767
  Securitized Transactions:
    Series 1998-1 securitization.......................................         --     101,247
  Other nonrecourse Debt...............................................         --       1,497
                                                                         ---------  ----------
Total Nonrecourse Debt.................................................         --     276,511
Other Debt:............................................................     14,937      23,026
                                                                         ---------  ----------
Total Debt.............................................................     14,937     299,537
Subordinated Notes Payable.............................................      6,000       3,250
                                                                         ---------  ----------
Total Debt.............................................................  $  20,937  $  302,787
                                                                         ---------  ----------
                                                                         ---------  ----------

    The Company classifies its indebtedness as either nonrecourse debt or debt based on the structure of the debt instrument that defines the Company's obligations. Nonrecourse debt includes amounts outstanding related to leases included in Securitized Funding Facilities, securitized transactions, or individual or groups of leases funded under nonrecourse funding arrangements with specific financing sources. Amounts outstanding in these instances are classified as nonrecourse debt because the Company has no obligation to ensure that investors or funding sources receive the full amount of principal and interest which may be due to them under their funding arrangement. In these instances, the investors or financing sources may only look to specific leases and the associated cashflows for the ultimate repayment of amounts due to them. In the event the cashflow associated with specific leases funded under circumstances are insufficient to fully repay amounts due, the investor or financing source withstands the full risk of loss. Debt includes amounts due to financing sources for which the Company is responsible for full repayment of principal and interest.

    SECURITIZED FUNDING FACILITIES

    As of December 31, 1998, the Company maintained five securitized warehouse facilities. In March 1997 the Company entered into the Prudential Facility, in June 1997 the Company entered into two First Union Facilities, in March 1998 the Company entered into the PNC Facility, and in December 1998 the Company entered into the Bank of Montreal Facility. As of December 31, 1998, the total amount available under the Prudential Facility was equal to the amount outstanding, the total amount available under the First Union Facilities was $200 million, the total amount available under the PNC Facility was $200 million, and the total amount available under the Bank of Montreal Facility was $150 million.

    As of December 31, 1998, the amount of nonrecourse debt outstanding under the First Union, PNC, Prudential and Bank of Montreal facilities was $86.5 million, $82.7 million, $4.6 million and $0 respectively.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

6.  DEBT (CONTINUED)
    SECURITIZATION TRANSACTIONS

    Effective July 1, 1998, consistent with the Company's strategy to retain its leases on balance sheet, senior and subordinated notes financed related to lease receivables originated after July 1, 1998 under the Company's Series 1998-1 securitization were recorded as nonrecourse debts. As of December 31, 1998, the amount of nonrecourse debt outstanding under the Series 1998-1 securitization was $101.2 million.

    SUBORDINATED NOTES

    In May 1997, the Company entered into a $5.0 million subordinated revolving credit facility. Advances under the facility bear interest at 11.00% per annum. As of December 31, 1998, no advances were outstanding under such facility.

    In connection with the acquisition of Heritage in May 1997, the Company issued a $1.0 million subordinated note payable to the former owner of Heritage. Such note bears interest at 9.00% per annum, with principal payable semi-annually over 5 years.

    In connection with the acquisition of Titan in October 1998, the Company issued $2.3 million in subordinated notes payable as consideration for the transaction. The notes bear interest at 6.0% payable semi-annually and mature October 1, 2003. The notes will automatically convert into shares of the Company's common stock when the average trading price of the common stock for the twenty days preceding conversion equals or exceeds $20.00. Upon conversion, the Company will issue one share of common stock for each $20.00 of outstanding principal amount of the notes.

    INTEREST RATE SWAP AGREEMENTS

    Pursuant to the terms and conditions of the Company's Securitized Funding Facilities, the Company is required to maintain a specified level of interest rate swaps relative to the amount outstanding under the facility. The hedged amount, or notional amount of the hedge, is required to be no less than 90% but no greater than 100% of the amount outstanding. As of December 31, 1998, the Company was in compliance with such hedging requirement.

    At December 31, 1997 and 1998, the Company had entered into interest rate swap agreements with aggregate notional amounts of $9.8 million and $166.2 million, respectively. These interest rate swap agreements effectively modify the interest rate specific to each facility from a floating rate of LIBOR or Commercial Paper rates, as the case may be, to a fixed rate and the notional amount amortizes in proportion to the leases included in each facility. The fixed rates associated with these interest rate swap agreements as of December 31, 1997 and 1998 range from 5.83% to 6.29% and 4.79% to 6.135%, respectively.
The counterparties to the Company's swap agreements were First Union National Bank of North Carolina, Prudential Global Funding, Inc., and Merrill Lynch.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

7.  FURNITURE AND EQUIPMENT

    The following is a summary of furniture and equipment as of December 31, 1997 and 1998 (in thousands):

                                                                                    ESTIMATED
                                                                                      USEFUL
                                                                1997       1998        LIFE
                                                              ---------  ---------  ----------
Buildings...................................................  $   1,102  $   1,929    26 years
Furniture and fixtures......................................      1,992      3,115     7 years
Computer and office equipment...............................      3,380      6,126   3-5 years
Leasehold improvements and other............................        700      1,910     3 years
                                                              ---------  ---------
                                                                  7,174     13,080
Accumulated depreciation....................................     (1,373)    (3,171)
                                                              ---------  ---------
                                                              $   5,801  $   9,909
                                                              ---------  ---------
                                                              ---------  ---------

8.  INCOME TAXES

    The temporary differences, which give rise to net deferred tax assets and liabilities are as follows at December 31, 1997 and 1998, respectively (in thousands):

                                                                             1997       1998
                                                                           ---------  ---------
Accruals and reserves not yet deductible.................................  $   2,702  $     202
Depreciation and amortization............................................       (414)    (6,892)
Cash to accrual adjustment...............................................        220        120
Net operating loss carryforward..........................................        605      1,030
Securitization transactions..............................................     (6,593)     6,290
Other....................................................................       (134)    (1,251)
                                                                           ---------  ---------
  Total deferred income tax assets (liabilities).........................  $  (3,614) $    (501)
                                                                           ---------  ---------
                                                                           ---------  ---------

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

8.  INCOME TAXES (CONTINUED)
    The provision (benefit) for income taxes for the years ended December 31, 1996, 1997 and 1998 were as follows (in thousands):

                                                                      1996       1997       1998
                                                                    ---------  ---------  ---------
Current--
  Federal.........................................................  $     107  $   1,080  $    (751)
  State...........................................................         33        134        (77)
  Foreign.........................................................         --         --        357
                                                                    ---------  ---------  ---------
                                                                    $     140  $   1,214  $    (471)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

Deferred--
  Federal.........................................................  $     722  $   3,581  $  (1,950)
  State...........................................................         70        312       (201)
  Foreign.........................................................         --         --        (43)
                                                                    ---------  ---------  ---------
                                                                    $     792  $   3,893  $  (2,194)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
    Total provision (benefit).....................................  $     932  $   5,107  $  (2,665)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

    Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $0.7 million at December 31, 1998. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the foreign country.

    Deferred income tax expense results principally from the use of different capital recovery and revenue and expense recognition methods for tax and financial accounting purposes. The sources of these temporary differences and related tax effects were as follows (in thousands):

                                                                      1996       1997       1998
                                                                    ---------  ---------  ---------
Securitization transactions.......................................  $     993  $   3,830  $  (7,246)
Accruals not deductible until paid................................        111       (615)       618
Depreciation and amortization.....................................         --        437      5,161
Cash to accrual adjustment........................................        (56)       110        106
Net operating loss carryforward...................................        (59)       131     (1,030)
Other.............................................................       (197)        --        197
                                                                    ---------  ---------  ---------
  Total deferred provision (benefit)..............................  $     792  $   3,893  $  (2,194)
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

8.  INCOME TAXES (CONTINUED)
    The following is a reconciliation between the effective income tax rate and the applicable statutory federal income tax rate for the years ended December 31, 1996, 1997 and 1998:

                                                                 1996         1997         1998
                                                              -----------  -----------  -----------
Federal statutory rate......................................       34.0%        34.0%       (34.0)%
State income taxes, net of federal benefit..................        3.2          3.2         (3.5)%
Earnings of subsidiary not subject to federal income
  tax(1)....................................................      (16.9)        (7.2)          --
Foreign taxes...............................................         --           --          1.0%
Non-deductible expenses and other...........................        1.9          2.6          5.4%
                                                                  -----          ---        -----
  Effective income tax (benefit) rate.......................       22.2%        32.6%       (31.1)%
                                                                  -----          ---        -----
                                                                  -----          ---        -----

------------------------

(1) The Company acquired one company in March 1998 which has been accounted for as a pooling of interest which is not subject to federal income taxes. As discussed in Note 2, these financial statements have been restated to reflect the results of operations of the merged companies.

9.  REDEEMABLE PREFERRED STOCK

    As of December 31, 1998, the Company was authorized to issue 1,000,000 shares of preferred stock. The number of shares to be issued, classes designated, voting rights, dividend rates, liquidation and other rights, preferences and limitations may be set by the Company's Board of Directors without stockholder approval.

    At December 31, 1997, 56,718 shares of Series A Preferred Stock (the "Series A Preferred Stock") were issued and outstanding. Each share of the Series A Preferred Stock is convertible at the holder's option at any time into 5.47 shares of the Company's common stock. Holders of the Series A Preferred Stock are entitled to an annual, non-cumulative dividend of $1.86 per share. Each outstanding share of Series A Preferred Stock entitles the holder thereof to
5.47 votes on any matter submitted to a vote of the stockholders. If not previously converted, the Company is required to redeem all outstanding Series A Preferred Stock on December 31, 2001, at a redemption price of $46.54607 per share.

    During 1998, 46,640 shares of Series A Preferred Stock were converted into 255,123 shares of Common Stock. Consequently, at December 31, 1998, 10,078 shares of Series A Preferred Stock were outstanding.

    At December 31, 1996, 43,691 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") were issued. The Series B Preferred Stock was subject to an escrow agreement which provided that 21,845 shares would be released if the CCL division of the Company met or exceeded certain targeted income amounts set forth in the escrow agreement. In connection with a restructuring of the Company's operational divisions during 1997, the shares previously held under escrow were released and the Company recorded an adjustment to the purchase price of CCL of $937,000 in 1997. In December 1997, all outstanding shares of the Series B Preferred Stock were converted into 238,989 shares of Common Stock and a cumulative dividend of $29,000 was paid to the holder of such stock.

    Concurrent with the issuance of the Series A Preferred Stock and the Series B Preferred Stock, irrevocable standby letters of credit, issued by a financial institution and guaranteed by an affiliate of the Company, were given to the holders of the preferred stock and could be drawn upon if certain events

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

9.  REDEEMABLE PREFERRED STOCK (CONTINUED)
occur, including the failure of the Company to pay dividends when due, the failure of the Company to redeem the shares on the designated mandatory redemption date or the occurrence of a liquidation, dissolution or winding up of the Company. As of December 31, 1997, all letters of credit had been returned to the financial institution and cancelled.

    The Company may issue one or more series of preferred stock in the future in conjunction with its acquisition strategy or otherwise. Any such issuances may adversely affect, among other things, the voting power of holders of the Company's common stock and the then outstanding preferred stock. The Series A Preferred Stock has been reflected as Redeemable Preferred Stock in the accompanying financial statements.

STOCKHOLDER RIGHTS PLAN

    On December 15, 1998, the Company's Board of Directors declared a dividend distribution of one preferred stock purchase right (a "Right") for each share of the Company's Common Stock. The dividend was payable on December 30, 1998 to stockholders of record at the close of business on December 28, 1998 (the "Record Date"). Each Right generally entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Junior Preferred Stock, Series C, par value $0.01 per share (the "Preferred Stock"), at a purchase price of $65.25 per one one-hundredth of a share (the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement, dated as of December 30, 1998 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank as Rights Agent.

    The Rights will be evidenced by Common Stock certificates and not separate certificates until the earliest of (i) ten days following the date of public disclosure that a person or group (the "Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of the Common Stock, or (ii) ten business days following the commencement or disclosure of an intention to commence a tender offer or exchange offer by a person or group other than the Company and certain related entities if, upon consummation of such offer, such person or group would beneficially own 15% or more of the outstanding shares of Common Stock (the earlier of such dates being the "Distribution Date"). Until the Distribution Date (or earlier redemption or expiration of the Rights), the transfer of Common Stock will also constitute transfer of the associated Rights. The Rights will expire at the close of business on December 30, 2008, unless earlier redeemed by the Company.

    If a person acquires beneficial ownership of 20% or more of the Common Stock, or if the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock remains outstanding and unchanged, the Rights will "flip in" and entitle each holder of a Right, with certain exceptions, to purchase (upon exercise at the then-current market price) that number of shares of Common Stock having a market value of two times the Purchase Price.

    In the event that, following the Distribution Date, the Company is acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is changed or 50% or more of the Company's consolidated assets or earning power is sold, leased, exchanged, or otherwise transferred or disposed of (whether in one transaction or a series of related transactions), the Rights will "flip over" and entitle each holder of a Right to purchase, upon the exercise of the Right at the then-current Purchase Price, that number of shares of common stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of the transaction would have a market value of two times the Purchase Price.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

9.  REDEEMABLE PREFERRED STOCK (CONTINUED)
    Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock, if greater. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock, if greater. In the event of any merger or other business combination in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. Customary anti-dilution provisions protect these rights.

10.  STOCKHOLDERS' EQUITY

    COMMON STOCK

    From June 1994 through January 1995, options to purchase common stock of the Company at the estimated fair value on the date of the grant were offered to certain key officers and a director of the Company in conjunction with the formation of the Company and pursuant to the employees' respective employment agreements. During the year ended December 31, 1996, such employees and the director exercised these options and acquired 854,736 shares of common stock of the Company for $146,941.

    In May 1995, the Company issued warrants to purchase a total of 198,397 shares of the Company's common stock to First Union in connection with a warehouse credit facility entered into with First Union at such time. The exercise price of the warrants was $.0018 per share which approximated the estimated fair value of the underlying common stock at the date of issuance of the warrants. All warrants were exercised in May 1997.

    In May 1996, the Company acquired 628,426 shares of its common stock from a stockholder for $360,000. Additionally, the Company entered into a two-year consulting agreement for $75,000 per year with such shareholder in conjunction with the formation of the Company. Such consulting agreement terminated in June 1996.

    In February 1997, the Company increased the authorized shares of common stock of the Company to 25,000,000 shares. On February 27, 1997, the Board of Directors of the Company approved a stock split whereby 5.47 shares of common stock were issued for each outstanding share of common stock. All share and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect the stock split.

    On May 20, 1997, the Company consummated its initial public offering of Common Stock through the sale of 2,000,000 shares of Common Stock ("the Offering"). In June 1997, the underwriters of the Company's offering exercised their over-allotment option and purchased an additional 300,000 shares of Common Stock of the Company. The Company received net proceeds of approximately $16.2 million from the Offering and the exercise of the underwriters' option related thereto. The proceeds therefrom were used to partially fund an acquisition which closed concurrently with the Offering, to repay in full a subordinated note payable outstanding at such time and for general corporate purposes.

    In February and March 1998, the Company sold an aggregate amount of 2,567,084 shares of its Common Stock, including the exercise of the underwriters' over-allotment option, in a secondary public offering raising net proceeds to the Company of approximately $39.7 million, after deducting underwriting discounts and commissions and offering expenses. Approximately $5.0 million of the net proceeds were

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

10.  STOCKHOLDERS' EQUITY (CONTINUED)
used to repay the outstanding balance under the Subordinated Revolving Credit Facility, while the remaining funds have been or will be used for other general corporate purposes, including acquisitions and the repayment of other borrowings of the Company.

    In August 1998, the Company increased the authorized shares of Common Stock of the Company to 100,000,000 shares.

    STOCK OPTION PLAN

    The Company has adopted a stock option plan (the "1997 Stock Option Plan") to align the interests of the directors, executives, consultants and employees of the Company with those of its stockholders. A total of 1,800,000 shares and 2,844,783 shares, respectively of Common Stock have been reserved for issuance pursuant to the 1997 Stock Option Plan as of December 31, 1997 and 1998, respectively.

    As permitted by SFAS No. 123, the Company accounts for the 1997 Stock Option Plan under APB Opinion No. 25, under which no compensation cost has been recognized. The Company has elected to provide the pro forma disclosures, as permitted under the provisions of SFAS No. 123. Had the Company determined compensation costs based on the fair value at the grant dates for its stock options under SFAS No. 123, the Company's net income (loss) would have been reduced to the following pro forma amounts (dollars in thousands, except per share amounts):

                                                                           YEARS ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Net income (loss)
  As reported............................................................  $  10,537  $  (5,902)
  Pro forma..............................................................     10,204     (8,489)

Net income (loss) per common share:
  As reported--basic.....................................................  $    1.11  $   (0.43)
  As reported--diluted...................................................  $    1.03  $   (0.43)
  Pro forma--basic.......................................................  $    1.07  $   (0.62)
  Pro forma--diluted.....................................................  $    1.00  $   (0.62)

    The fair value of each option granted included in the above calculations is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the years ended December 31, 1997 and 1998:

                                                                      YEARS ENDED DECEMBER
                                                                              31,
                                                                     ----------------------
                                                                        1997        1998
                                                                     ----------  ----------
Risk-free interest rate............................................        5.62%       4.79%
Expected life......................................................   6.0 years   6.0 years
Expected volatility................................................          22%         70%
Dividend yield.....................................................           0%          0%

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

10.  STOCKHOLDERS' EQUITY (CONTINUED)
    Additional information relating to the Stock Option Plan are as follows:

                                                                              WEIGHTED AVERAGE
                                                                               EXERCISE PRICE
                                                          NUMBER OF OPTIONS       PER SHARE
                                                          ------------------  -----------------
Outstanding at:
  December 31, 1997.....................................        1,032,320         $    8.00
  Options granted.......................................        1,032,320              8.00

Outstanding at:
  December 31, 1998.....................................        2,356,644         $   10.61
  Options granted.......................................        2,245,753             16.12
  Options exercised.....................................           36,838              8.00
  Options forfeited.....................................          887,591             20.95

Exercisable at:
  December 31,
    1997................................................                0         $    8.00
    1998................................................          249,114             11.92

    Options granted for 1998 include 682,597 options which were cancelled and repriced on November 30, 1998. Options forfeited in 1998 include 835,541 options that were cancelled related to repricing of which 682,597 options were repriced. The options which were repriced were originally granted between March 2, 1998 and May 27, 1998 with original exercise prices between $18.375 and $23.9375. These options were cancelled on November 30, 1998 and reissued at an exercise price of $11.25 per share, which represented 125% of the fair market value of Common Stock on that day, with a new five year vesting period.

    The weighted average fair value of options granted during 1997 and 1998 was $2.47 and $13.19 per option, respectively.

    As of December 31, 1998, the options outstanding under the 1997 Stock Option Plan had exercise prices between $8.00 and $23.9375 and a weighted average remaining contractual life of 9.43 years.

11.  COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company has entered into various operating lease agreements, primarily for office space. Rent expense under all operating leases for the years ended December 31, 1996, 1997 and 1998 was $535,000, $1,083,000, and $1,971,000,
respectively. For the subsequent five years, minimum annual rental payments under non-cancelable operating leases are as follows (in thousands):

1999................................................................  $   1,630
2000................................................................      1,272
2001................................................................      1,029
2002................................................................        870
2003................................................................        594
                                                                      ---------
  Total minimum payments............................................  $   5,395
                                                                      ---------
                                                                      ---------

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CONCENTRATION OF CREDIT RISKS

    At December 31, 1998, leases aggregating approximately 24% of the net principal balance of leases owned and serviced by the Company pursuant to its securitization program were located in California. No other state accounted for more than 10% of the net principal balance of leases owned and serviced by the Company as of such date. Although the Company's portfolio of leases includes lessees located throughout the United States, such lessees' ability to honor their contracts may be substantially dependent on economic conditions in these states. All such contracts are collateralized by the related equipment. The recourse and holdback provisions of the Private Label program mitigate, but do not eliminate, a significant portion of any economic risk not recoverable through the sale of the related equipment.

    Additionally, a substantial portion of the Company's leases are concentrated in certain industries including the medical industry, the dental industry and the veterinary industry. To the extent that the economic or regulatory conditions prevalent in such industries change, the lessees' ability to honor their lease obligations may be adversely impacted.

    EMPLOYEE BENEFIT PLAN

    The Company established a 401(k) defined contribution plan in October 1996, which is generally available to all employees. In 1998, employees could generally contribute up to 15% of their salary each year, and the Company, at its discretion, may match up to 50% of the first 8% of salary contributed by the employee. During the years ended December 31, 1997 and 1998, the Company recognized $157,000 and $551,000, respectively, of expenses related to the 401(k) plan.

    On January 1, 1999, the Company changed the matching contribution calculations of the plan to take advantage of IRS safe-harbor matching provision. As of that date, the Company, at its discretion, may match up to 100% of the first 3% of salary and 50% of the next 2% of salary contributed by the employee. The Company does not offer any other post-employment or post-retirement benefits.

    EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with certain key members of management. The terms of such agreements provide for salaries and bonuses as set forth in the agreements and upon achieving certain performance objectives.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, may not be precise. Because the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various instruments could be significantly different. The following table summarizes the carrying amounts

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) and estimated fair values of the Company's financial instruments at December 31, 1997 and 1998 (in thousands):

                                                                   1997                   1998
                                                           --------------------  ----------------------
                                                           CARRYING     FAIR      CARRYING      FAIR
                                                            AMOUNT      VALUE      AMOUNT      VALUE
                                                           ---------  ---------  ----------  ----------
Financial assets--
  Lease financing receivables, net.......................  $  27,675  $  29,289  $  337,162  $  346,355
  Investment in trust certificates.......................     12,512     16,541       7,288       7,288
  Marketable securities..................................      4,223      4,223       5,042       5,042
  Cash and cash equivalents..............................     14,569     14,569       7,928       7,928

Financial liabilities--
  Nonrecourse debt.......................................         --         --     276,511     276,511
  Other debt.............................................     14,937     14,937      23,026      23,026
    Subordinated notes payable...........................      6,000      6,000       3,250       3,250
  Off balance sheet instruments--
  Interest rate swap agreements..........................         --        (60)         --      (4,467)

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value.

    Lease Financing Receivables--The fair value was estimated by discounting expected future cash flows at a risk adjusted rate of return deemed to be appropriate for investors in such instruments. Expected cash flows take into consideration management's estimates of prepayments, defaults and recoveries.

    Investment in Trust Certificates--The fair value was estimated by discounting expected future cash flows allocable to the holder of the Trust Certificate at a risk adjusted rate of return deemed to be appropriate for investors in such investment. Expected cash flows take into consideration management's estimates of defaults, recoveries and other factors.

    Marketable Securities--The fair value was estimated by discounting expected future cash flows allocable to the holder of the Marketable Securities at a risk adjusted rate of return deemed to be appropriate for investors in such investment.

    Cash and Cash Equivalents--The carrying amounts approximate fair value because of the short maturity and market interest rates of those instruments.

    Nonrecourse Debt--The carrying amounts approximate fair value due to the short-term nature of the credit facilities.

    Other Debt--The carrying amounts approximate fair value due to the short-term nature of the credit facilities.

    Subordinated Notes Payable--The carrying amount of the subordinated note payable approximates its fair value based on estimated yields, which would be required for similar types of debt instruments.

    Interest Rate Swap Agreements--The fair value represents the payment the Company would have made to or received from the swap counterparties to terminate the swap agreements on the indicated dates.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

13.  SEGMENT INFORMATION

    The Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" on January 1, 1998. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

    The Company acquires and originates leases primarily through its Private Label, Wholesale/Retail, and Captive Finance programs. Additionally, First Sierra conducts business in the continental United

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

13.  SEGMENT INFORMATION (CONTINUED)
States (U.S.) and the United Kingdom (U.K.). Segment data for the years ended December 31, 1996, 1997 and 1998 for these three lease programs are as follows (dollars in thousands):

                                                                          1996       1997        1998
                                                                        ---------  ---------  ----------
Revenue by business segment:
  Private Label.......................................................  $  10,477  $  13,460  $   11,917
  Wholesale/Retail....................................................     10,478     34,957      46,014
  Captive Finance.....................................................      2,416      3,182       3,212
  Corporate...........................................................          0          0           0
                                                                        ---------  ---------  ----------
    Total.............................................................  $  23,371  $  51,599  $   61,143
Revenue by geographic area:
  Revenue generated from business within US...........................  $  23,371  $  51,599  $   56,429
  Revenue generated from UK operation.................................          0          0       4,714
                                                                        ---------  ---------  ----------
    Total.............................................................  $  23,371  $  51,599  $   61,143
Depreciation and amortization:
  Private Label.......................................................  $       5  $       9  $       18
  Wholesale/Retail....................................................        305      1,202       2,979
  Captive Finance.....................................................         45         83         121
  Corporate...........................................................        114        231         634
                                                                        ---------  ---------  ----------
    Total.............................................................  $     469  $   1,525  $    3,752
Pre-tax operating profit (loss):
  Private Label.......................................................  $   5,437  $  10,120  $    9,158
  Wholesale/Retail....................................................      1,283     11,741       7,275
  Captive Finance.....................................................        318         (7)         95
  Corporate...........................................................     (2,843)    (6,210)    (25,095)
                                                                        ---------  ---------  ----------
    Total.............................................................  $   4,195  $  15,644  $   (8,567)
Interest expenses:
  Private Label.......................................................  $   3,664  $   1,993  $    1,929
  Wholesale/Retail....................................................        162      2,495       3,915
  Captive Finance.....................................................          0          0           0
  Corporate...........................................................      1,223        692         183
                                                                        ---------  ---------  ----------
    Total.............................................................  $   5,049  $   5,180  $    6,027
Total assets:
  Private Label.......................................................  $  61,435  $  17,116  $  158,446
  Wholesale/Retail....................................................     17,917     60,606     255,146
  Captive Finance.....................................................      1,231      1,005         120
  Corporate...........................................................      3,171     14,231      14,581
                                                                        ---------  ---------  ----------
    Total.............................................................  $  83,754  $  92,958  $  428,293
Total assets:
  Total U.S. assets...................................................  $  83,754  $  92,958  $  388,149
  Total U.K. assets...................................................          0          0      40,144
                                                                        ---------  ---------  ----------
    Total.............................................................  $  83,754  $  92,958  $  428,293

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

    The quarterly financial data presented below has been restated to include the results of operations of acquired companies accounted for as poolings of interests.

                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                        ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1998
  Revenues............................................................  $  14,729  $  19,057  $  12,000  $  15,357
  Income (loss) before provision (benefit) for income taxes...........      4,368      2,933     (8,150)    (7,718)
  Net income (loss)...................................................      2,760      1,674     (4,949)    (5,387)
  Earnings (loss) per common share, basic.............................        .22        .12       (.35)      (.38)
  Earnings (loss) per common share, diluted...........................        .21        .11       (.35)      (.38)

1997
  Revenues............................................................  $   8,872  $  11,781  $  14,572  $  16,374
  Income before provision for income taxes............................      2,823      3,475      4,326      5,020
  Net income..........................................................      1,940      2,284      2,762      3,551
  Earnings per common share, basic....................................        .26        .26        .26        .33
  Earnings per common share, diluted..................................        .24        .24        .24        .30

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                        DECEMBER 31,   MARCH 31,
                                                                                            1998         1999
                                                                                        ------------  -----------
                                                                                                      (UNAUDITED)
Lease financing receivables, net......................................................   $  337,162    $ 540,668
Cash and cash equivalents.............................................................        7,928       24,318
Other receivables.....................................................................       11,596        5,880
Investment in trust certificates......................................................        7,288        7,458
Marketable securities.................................................................        5,042        4,631
Goodwill and other intangible assets, net.............................................       39,202       38,925
Furniture and equipment, net..........................................................        9,909       10,360
Other assets..........................................................................        6,923        7,191
Current tax receivables...............................................................        3,243        1,389
                                                                                        ------------  -----------
    Total assets......................................................................   $  428,293    $ 640,820
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Debt:
  Nonrecourse debt....................................................................   $  276,511    $ 484,035
  Other debt..........................................................................       23,026       27,284
  Subordinated notes payable..........................................................        3,250        3,250
Other liabilities:
  Accounts payable and accrued liabilities............................................       23,283       24,101
  Holdback reserves payable...........................................................       16,682       16,840
  Income taxes payable................................................................          523          225
  Deferred income taxes...............................................................          501          501
                                                                                        ------------  -----------
    Total liabilities.................................................................      343,776      556,236
                                                                                        ------------  -----------

Redeemable preferred stock............................................................          469          469

Stockholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 14,223,915 shares and
  14,243,915 shares issued and outstanding as of 12/31/98 and 3/31/99, respectively...          142          142
Additional paid-in capital............................................................       76,855       77,101
Retained earnings.....................................................................        6,859        6,890
Accumulated other comprehensive income................................................          192          (18)
                                                                                        ------------  -----------
    Total stockholders' equity........................................................       84,048       84,115
                                                                                        ------------  -----------
    Total liabilities and stockholders' equity........................................   $  428,293    $ 640,820
                                                                                        ------------  -----------
                                                                                        ------------  -----------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                              FOR THE THREE MONTHS
                                                                                                ENDED MARCH 31,
                                                                                             ----------------------
                                                                                                1998
                                                                                             (RESTATED)     1999
                                                                                             -----------  ---------
Gain on sale of lease financing receivables through securitization transactions............   $   6,550   $      --
Gains from direct sales of lease financing receivables.....................................       4,336       3,170
Interest income............................................................................       1,607      13,165
Servicing income...........................................................................       1,207       1,647
Other income...............................................................................       1,029       1,386
                                                                                             -----------  ---------
  Total revenues...........................................................................      14,729      19,368
                                                                                             -----------  ---------

Salaries and benefits......................................................................       5,638       6,479
Interest expense...........................................................................         399       6,320
Provision for credit losses on lease financing receivables.................................         729       2,087
Depreciation and amortization..............................................................         683       1,260
Other general and administrative...........................................................       2,027       2,934
Relocation of operations center............................................................         885          --
                                                                                             -----------  ---------
  Total expenses...........................................................................      10,361      19,080
                                                                                             -----------  ---------

Income before provision for income taxes...................................................       4,368         288
Provision for income taxes.................................................................       1,608         257
                                                                                             -----------  ---------
Net income.................................................................................   $   2,760   $      31
                                                                                             -----------  ---------
                                                                                             -----------  ---------
Earnings per common share, basic...........................................................   $    0.22   $    0.00
                                                                                             -----------  ---------
                                                                                             -----------  ---------
Earnings per common share, diluted.........................................................   $    0.21   $    0.00
                                                                                             -----------  ---------
                                                                                             -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                 FOR THE THREE MONTHS
                                                                                                   ENDED MARCH 31,
                                                                                                ----------------------
                                                                                                   1998
                                                                                                (RESTATED)     1999
                                                                                                -----------  ---------
Net income....................................................................................   $   2,760   $      31
Other comprehensive income:
  Foreign currency translation adjustment, net of tax.........................................          --        (210)
                                                                                                -----------  ---------
Comprehensive income (loss)...................................................................   $   2,760   $    (179)
                                                                                                -----------  ---------
                                                                                                -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                       COMMON STOCK                              ACCUMULATED
                                                    ------------------   ADDITIONAL                 OTHER          TOTAL
                                                    NUMBER OF             PAID-IN     RETAINED   COMPREHENSIVE STOCKHOLDERS'
                                                      SHARES    AMOUNT    CAPITAL     EARNINGS     INCOME         EQUITY
                                                    ----------  ------   ----------   --------   -----------   -------------
Balance, December 31, 1998........................  14,223,915   $142     $76,855      $6,859       $ 192         $84,048

  Net income......................................                                         31          --              31
  Issuance of common stock in connection with
    prior business combinations...................     20,000      --         246          --          --             246
  Foreign currency translation adjustment.........         --      --          --          --        (210)           (210)
                                                    ----------  ------   ----------   --------      -----      -------------
Balance, March 31, 1999...........................  14,243,915   $142     $77,101      $6,890       $ (18)        $84,115
                                                    ----------  ------   ----------   --------      -----      -------------
                                                    ----------  ------   ----------   --------      -----      -------------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                        FOR THE THREE MONTHS
                                                                                                          ENDED MARCH 31,
                                                                                                      ------------------------
                                                                                                         1998
                                                                                                      (RESTATED)      1999
                                                                                                      -----------  -----------
Cash flows from operations:
  Net income........................................................................................  $     2,760  $        31
  Reconciliation of net income to cash provided by operations--
    Depreciation and amortization...................................................................          683        1,260
    Provision for credit losses on lease financing receivables......................................          729        2,087
    Gain on sale of lease financing receivables.....................................................      (10,886)      (3,170)
    Funding of lease financing receivables, held for sale...........................................     (206,164)     (76,981)
    Principal payments received on lease financing receivables, held for sale.......................        1,942       18,174
    Proceeds from sales of lease financing receivables, net of trust certificates and marketable
      securities retained...........................................................................      221,024       80,732
    Proceeds from (repayments of) warehouse credit facilities, net of repayments (borrowings).......       (9,195)          --
    Accumulated translation adjustment..............................................................           --         (209)
Changes in assets and liabilities, net of effects from acquisitions:
  Decrease (increase) in other receivables..........................................................       (1,289)       5,715
  Decrease (increase) in other assets...............................................................        2,328         (268)
  Increase (decrease) in accounts payable and accrued liabilities...................................       (2,635)         819
  Increase in holdback reserve payable..............................................................        1,108          157
  Decrease in current income tax receivable, net of decrease in income tax payable..................           53        1,556
                                                                                                      -----------  -----------
      Net cash provided by operations...............................................................          458       29,903
                                                                                                      -----------  -----------
Cash flows from investing activities:
  Funding of lease financing receivables, net of repayments, held for investment....................           --     (220,441)
  Additions to furniture and equipment..............................................................       (1,708)      (1,141)
  Cash used in acquisitions, net of cash acquired...................................................         (169)         (45)
                                                                                                      -----------  -----------
      Net cash used in investing activities.........................................................       (1,877)    (221,627)
                                                                                                      -----------  -----------
Cash flows from financing activities:
  Proceeds from (repayments of) warehouse credit facilities, net of repayments (borrowings).........           --      208,114
  Repayment of subordinated notes payable, net of issuances.........................................       (5,000)          --
  Proceeds from issuance of common stock and exercise of convertible warrants.......................       39,670           --
  Distributions to stockholders.....................................................................         (255)          --
                                                                                                      -----------  -----------
      Net cash provided by financing activities.....................................................       34,415      208,114
                                                                                                      -----------  -----------
Net increase in cash and cash equivalents...........................................................       32,996       16,390
Cash and cash equivalents at beginning of period....................................................       14,569        7,928
                                                                                                      -----------  -----------
Cash and cash equivalents at end of period..........................................................  $    47,565  $    24,318
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------
Supplemental disclosure of cash flow information:
  Income tax payments (refunds), net................................................................  $     1,369  $    (1,854)
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------
  Interest paid.....................................................................................  $       430  $     5,813
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COMPANY

    ORGANIZATION

    First Sierra Financial, Inc. ("First Sierra" or the "Company") customizes lease financing products and offers servicing, consulting and technology solutions for commercial customers. The Company was formed in June 1994 to acquire, originate, sell and service equipment leases. The underlying leases financed by the Company relate to a wide range of equipment, including computers and peripherals, software, medical, dental, diagnostic, telecommunications, office, automotive servicing, hotel security, food services, tree service and industrial. The equipment generally has a purchase price of less than $250,000 (with an average of approximately $31,000 for leases originated in 1998 and $24,000 for leases originated during the first quarter of 1999). The Company initially funds the acquisition or origination of its leases through its securitized funding facilities and, from time to time depending on market conditions, securitizes the leases in its portfolio that meet pre-established eligibility criteria by packaging them into a pool and selling beneficial interests in the leases through public offerings and private placement transactions.

    Prior to July 1, 1998, the Company structured its securitization transactions to meet the criteria for sales of lease financing receivables under generally accepted accounting principles. Thus, for all securitizations completed prior to such date, the Company recorded a gain on sale of lease financing receivables when it included the receivables in a securitization. Effective as of July 1, 1998, the Company made a strategic decision to alter the structure of its future securitization transactions so as to retain leases acquired and originated as long-term investments on its balance sheet rather than selling such leases through securitization transactions. The Company also modified the structure of its securitized funding facilities such that they would be considered debt under generally accepted accounting principles. The cash flows available to the Company, which are generally based on the advance rates and discount rates set forth in the agreements, were unaffected by these modifications. The primary effect from this move to emphasize portfolio lending is a shift from the recognition of an immediate gain upon sale of the lease receivables to the recognition of net interest margin over the lives of the receivables.

    The Company acquires and originates leases primarily through its Private Label, Wholesale, Retail, and Captive Finance programs. Under the Private Label program, the Company is provided protection from credit losses on defaulted leases through a first lien security interest in the underlying equipment, recourse to the source of the lease (the "Source"), which is generally supported by holdback reserves withheld from amounts paid to the Source upon purchase of the lease, or a combination of the above. Leases acquired through the Wholesale, Retail and Captive Finance programs are originated through relationships with lease brokers, equipment vendors and individual lessees. In addition, the Company has in the past generated, and may in the future generate, income through the acquisition of lease portfolios and the subsequent sale of such portfolios at a premium.

    Since inception, the Company's underwriting, customer service and collection staff had been located in its Jupiter, Florida office. In order to consolidate its operations and maximize administrative efficiencies, the Company relocated its operations center from Jupiter, Florida to its headquarters in Houston, Texas. The relocation was commenced in late 1997 and completed in the first half of 1998. The Company incurred approximately $885,000, or $0.04 per diluted share, of expenses in the quarter ended March 31, 1998, related to the relocation.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial statements. Accordingly, the interim statements do not include all of the information and disclosures required for annual financial statements. In the opinion of the Company's management, all adjustments (consisting solely of adjustments of a normal recurring nature) necessary for a fair presentation of these interim results have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. These financial statements and related notes should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K. The results for the interim periods are not necessarily indicative of the results to be expected for the entire year.

    Gain on portfolio sales of leases is calculated as the difference between the proceeds received, net of related selling expenses, and the carrying amount of the related leases adjusted for ongoing recourse obligations of the Company, if any. At March 31, 1999, the Company believes that it does not have any material recourse obligations related to receivables sold through portfolio sales.

    EXPOSURE TO CREDIT LOSSES

    Management evaluates the collectibility of leases acquired or originated based on the level or recourse provided, if any, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. Prior to July 1, 1998, the Company structured its securitization transactions to meet the criteria for sales of lease financing receivables under generally accepted accounting principles. The Company provided an allowance for credit losses for leases which were considered impaired during the period from the funding of the leases through the date such leases were sold through the Company's securitization program. When the securitizations took place, the Company reduced the allowance for credit losses for any provision previously recorded for such leases. Any losses expected to be incurred on leases sold were taken into consideration in determining the fair value of any Trust Certificates retained and recourse obligations accrued, if any. Effective as of July 1, 1998, the Company made a strategic decision to retain its leases as long-term investments on its balance sheet. As a result, the Company now provides an allowance for credit losses for leases which the Company considers impaired based on management's assessment of the risks inherent in the lease receivables. Management monitors the allowance on an ongoing basis based on its current assessment of the risks and losses identified in the portfolio.

    The Company's allowance for credit losses on lease receivables and its valuation of the Trust Certificates retained in its securitization transactions are based on management's current assessment of the risks inherent in the Company's lease receivables from national and regional economic conditions, industry conditions, concentrations, financial conditions of the obligors, historical experience of certain origination channels, and other factors. These estimates are reviewed periodically and as write-downs become necessary, they are reported as reduction of earnings in the period in which they become known.

    In assessing the Company's exposure to credit losses, management generally segregates the leases acquired under its Private Label program from those acquired or originated under its Wholesale and Retail programs due to the differing levels of credit protection available to the Company under the various lease funding programs. The following table sets forth the Company's allowance for credit losses for its

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Private Label program and its Wholesale and Retail programs for the quarters ended March 31, 1998 and 1999 (dollars in thousands):

                                                                                      PRIVATE    WHOLESALE/
                                                                                       LABEL     RETAIL (1)    TOTAL (2)
                                                                                    -----------  -----------  -----------
Balance at December 31, 1997......................................................   $      36    $     945    $     981
  Provision for credit losses.....................................................          17          712          729
  Charge-offs, net of recoveries, on leases acquired or originated by the
    Company.......................................................................          --           --           --
  Reduction of allowance for leases sold (1)......................................         (19)        (723)        (742)
                                                                                         -----   -----------  -----------
  Balance at March 31, 1998.......................................................   $      34    $     934    $     968
                                                                                         -----   -----------  -----------
                                                                                         -----   -----------  -----------
Balance at December 31, 1998......................................................   $      83    $   4,680    $   4,763
  Provision for credit losses.....................................................          74        2,013        2,087
  Charge-offs, net of recoveries, on leases acquired or originated by the
    Company.......................................................................           5          (84)         (79)
  Reduction of allowance for leases sold (1)......................................          --         (155)        (155)
  Charge-offs, net of recoveries, on leases acquired through business
    combinations..................................................................          --         (314)        (314)
                                                                                         -----   -----------  -----------
Balance at March 31, 1999.........................................................   $     162    $   6,140    $   6,302
                                                                                         -----   -----------  -----------
                                                                                         -----   -----------  -----------

------------------------

(1) In connection with the sales of leases, the Company reduces the allowance for credit losses for any provision previously recorded for such leases. Any losses expected to be incurred on leases sold, as previously evidenced by the allowance for credit losses, are taken into consideration in determining the fair value of any Trust Certificates retained and recourse obligations accrued, if any.

(2) The Company began its Captive Finance program in March 1998 through the acquisition of Integrated Lease Management, Inc. During the quarters ended March 31, 1998 and 1999, leases originated through its Captive Finance program were $50 million and $48 million, respectively, all of which were sold to, or financed through, third parties at the time of originations without recourse to the Company. Therefore no allowance for credit losses were provided for leases originated under the Captive Finance program.

    Under the Private Label program, the Company seeks to minimize its losses through a first lien security interest in the equipment funded, recourse to the Private Label Source which is generally collateralized by holdback reserves withheld from the Private Label Source upon purchase of the lease, or a combination of the above. The recourse provisions generally require the Private Label Source to repurchase a receivable when it becomes 90 days past due. The recourse commitment generally ranges from 10% to 20% of the aggregate purchase price of all leases acquired from the Private Label Source. Holdback reserves withheld from the purchase price generally range from 1% to 10% of the aggregate purchase price of the leases acquired from the Private Label Source. In determining whether a lease acquired pursuant to the Private Label program which is considered impaired will result in a loss to the Company, management takes into consideration the ability of the Private Label Source to honor its recourse commitments and the holdback reserves withheld from the Private Label Source upon purchase of the lease, as well as the credit quality of the underlying lessee and the related equipment value. At December 31, 1998 and March 31, 1999, the Company had holdback reserves of $16.7 million and

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$16.8 million, respectively, relating to leases acquired pursuant to the Private Label program. Such amounts have been classified as liabilities in the accompanying financial statements.

    The following table sets forth certain aggregate information regarding the level of credit protection afforded the Company pursuant to the recourse and holdback provisions of the Private Label program as of December 31, 1998 and March 31, 1999 (dollars in thousands):

                                                                               DECEMBER 31,  MARCH 31,
                                                                                   1998         1999
                                                                               ------------  ----------
Leases outstanding under the Private Label program (1).......................   $  477,138   $  534,122
                                                                               ------------  ----------
                                                                               ------------  ----------

Recourse to Sources available................................................   $   52,518   $   58,323
Ratio of recourse to total leases outstanding under the Private Label program
  (2)........................................................................        11.01%       10.92%
                                                                               ------------  ----------
                                                                               ------------  ----------
Holdback reserves outstanding................................................   $   16,682   $   16,840
Ratio of holdback reserves outstanding to total leases outstanding under the
  Private Label program (2)..................................................         3.50%        3.15%
                                                                               ------------  ----------
                                                                               ------------  ----------

------------------------

(1) Represents net principal balance of leases held by the Company in its portfolio as well as leases serviced by the Company pursuant to its securitization program.

(2) The specific level of credit protection varies for each Private Label Source. Specific levels of credit protection by Source are considered by management in determining the allowance for credit losses.

    Management analyzes the collectibility of leases acquired or originated pursuant to its Wholesale and Retail programs based on its underwriting criteria, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. While the Company owns the underlying equipment, it does not have any recourse or holdback reserves with respect to any leases acquired or originated pursuant to its Wholesale and Retail programs. The Company began its Captive Finance program in March 1998 through the acquisition of Integrated Lease Management, Inc. During 1998 and the first quarter of 1999, leases originated through the Company's Captive Finance program were $164 million and $48 million, respectively, all of which were subsequently sold to or financed through third parties without recourse to the Company.

    The following tables set forth certain information as of December 31, 1998 and March 31, 1999, with respect to leases which were held by the Company in its portfolio or serviced by the Company pursuant to its securitization programs (dollars in thousands):

                                                    AS OF DECEMBER 31, 1998             AS OF MARCH 31, 1999
                                               ---------------------------------  ---------------------------------
                                                PRIVATE   WHOLESALE/               PRIVATE   WHOLESALE/
                                                 LABEL      RETAIL       TOTAL      LABEL      RETAIL       TOTAL
                                               ---------  -----------  ---------  ---------  -----------  ---------
Gross leases outstanding.....................  $ 592,435   $ 478,139   $1,070,574 $ 648,955   $ 572,912   $1,221,867
31-60 days past due..........................       1.36%       1.30%       1.33%      1.10%       1.28%       1.18%
61-90 days past due..........................       0.63%       0.69%       0.65%      0.63%       0.40%       0.53%
Over 90 days past due........................       0.40%       0.81%       0.58%      0.49%       0.88%       0.67%
                                               ---------  -----------  ---------  ---------  -----------  ---------
  Total past due.............................       2.39%       2.80%       2.56%      2.22%       2.56%       2.38%
                                               ---------  -----------  ---------  ---------  -----------  ---------
                                               ---------  -----------  ---------  ---------  -----------  ---------

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth the experience of the Company with respect to leases acquired for the periods indicated (dollars in thousands):

                                                                                             FOR THE THREE MONTHS
                                                                                               ENDED MARCH 31,
                                                                                            ----------------------
                                                                                               1998        1999
                                                                                            ----------  ----------
Average balance of leases acquired outstanding during the period (1)(2)...................  $  551,828  $  917,372
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Net losses experienced on leases acquired:
  Private Label program...................................................................  $      100         438
  Wholesale and Retail programs...........................................................         310       1,998
                                                                                            ----------  ----------
    Total.................................................................................  $      410  $    2,436
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Net Loss Ratio as a percentage of average balance of leases acquired outstanding..........        0.07%       0.27%
                                                                                            ----------  ----------
                                                                                            ----------  ----------

------------------------

(1) Excludes lease receivables and losses on lease receivables acquired through business combinations.

(2) Represents net principal balance of leases held by the Company in its portfolio as well as leases serviced by the Company pursuant to its securitized programs.

    EARNINGS PER SHARE

    Earnings per share are presented for all periods in accordance with SFAS No. 128, "Earnings per Share." SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Following is a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the three months ended March 31, 1998 and 1999 (dollars in thousands, except per share amounts):

                                                                               FOR THE THREE MONTHS
                                                                                 ENDED MARCH 31,
                                                                           ----------------------------
                                                                               1998           1999
                                                                           -------------  -------------
Earnings per common share, basic:
Net income...............................................................  $       2,760  $          31
  Preferred stock dividends..............................................             22             --
                                                                           -------------  -------------
  Net income available to common stockholders............................  $       2,738  $          31
                                                                           -------------  -------------
                                                                           -------------  -------------
  Weighted average shares outstanding....................................     12,429,010     14,226,138
                                                                           -------------  -------------
                                                                           -------------  -------------
  Earnings per common share, basic.......................................  $        0.22  $        0.00
                                                                           -------------  -------------
                                                                           -------------  -------------

Earnings per common share, diluted:
  Net income.............................................................  $       2,760  $          31
                                                                           -------------  -------------
                                                                           -------------  -------------
  Weighted average shares outstanding....................................     12,429,010     14,226,138
Dilutive securities:
  Options................................................................        494,611        157,085
  Warrants...............................................................             --             --
  Redeemable preferred stock.............................................        254,692         55,124
                                                                           -------------  -------------
Weighted average shares outstanding, diluted.............................     13,178,313     14,438,347
                                                                           -------------  -------------
                                                                           -------------  -------------
Earnings per common share, diluted.......................................  $        0.21  $        0.00
                                                                           -------------  -------------
                                                                           -------------  -------------

    COMPREHENSIVE INCOME

    In January, 1998, the Company adopted the provision of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards of reporting and display of comprehensive income and its components of net income and "other comprehensive income" in a full set of general-purpose financial statements. "Other comprehensive income" refers to revenues, expenses, gains and losses that are not included in net income but rather are recorded directly in stockholders' equity. The only component of comprehensive income other than net income was foreign currency translation adjustments that commenced with the acquisition of the Company's first foreign subsidiary in July 1998.

    FOREIGN CURRENCY TRANSLATION

    The financial statements of the Company's foreign subsidiaries were prepared in their local currency and translated into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted-average rate for the period on the statement of operations. Balance sheet translation adjustments, net of related deferred taxes, are reflected as other comprehensive income in the stockholders' equity section of the Company's balance sheet and accordingly, have no impact on net income or loss.

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENT ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, certain derivative instruments imbedded in other contracts, and hedging activities. In particular, SFAS No. 133 requires a company to record every derivative instrument on the company's balance sheet as either an asset or liability measured at fair value. In addition, SFAS No. 133 requires that changes in the fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are satisfied. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effect the effectiveness of transactions that receive hedge accounting. Management has not quantified the effect that SFAS No. 133 will have on the Company's financial statements, however, the Statement could increase volatility in earnings and other comprehensive income. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but companies may adopt it on a going-forward basis as of the start of any fiscal quarter beginning on or after June 16, 1998. SFAS No. 133 cannot be applied retroactively. It must be applied to (a) derivative financial instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and at the Company's election, before January 1, 1998). The Company expects to adopt SFAS No. 133 on January 1, 2000 and is currently evaluating the impact of such adoption on the consolidated financial statements.

    RECLASSIFICATIONS

    Certain reclassifications have been made to conform with the current period presentation.

3. LEASE FINANCING RECEIVABLES

    The Company's lease financing receivables balance at December 31, 1998 and March 31, 1999, consists of the following (dollars in thousands):

                                                                              DECEMBER 31,   MARCH 31,
                                                                                  1998         1999
                                                                              ------------  -----------
Minimum lease payments......................................................   $  417,116   $   653,687
Estimated unguaranteed residual value.......................................        4,120        10,785
Initial direct costs........................................................        6,729        11,367
Unearned income.............................................................      (86,040)     (128,869)
Allowance for credit losses.................................................       (4,763)       (6,302)
                                                                              ------------  -----------
  Lease financing receivables, net..........................................   $  337,162   $   540,668
                                                                              ------------  -----------
                                                                              ------------  -----------

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

4. DEBT

    Total debt consisted of the following as of December 31, 1998 and March 31, 1999 (dollars in thousands):

                                                                               DECEMBER 31,  MARCH 31,
                                                                                   1998         1999
                                                                               ------------  ----------
Nonrecourse Debt:
  Securitized Warehouse Facilities...........................................   $  173,767   $  385,710
  Securitized Transactions:
    Series 1998-1 securitization.............................................      101,247       93,463
  Other nonrecourse debt.....................................................        1,497        4,862
                                                                               ------------  ----------
Total Nonrecourse Debt.......................................................      276,511      484,035
Other Debt...................................................................       23,026       27,284
                                                                               ------------  ----------
Total Debt...................................................................      299,537      511,319
Subordinated Notes Payable...................................................        3,250        3,250
                                                                               ------------  ----------
Total........................................................................   $  302,787   $  514,569
                                                                               ------------  ----------
                                                                               ------------  ----------

    The Company classifies its indebtedness as either nonrecourse debt or debt based on the structure of the debt instrument that defines the Company's obligations. Nonrecourse debt includes amounts outstanding related to leases included in Securitized Funding Facilities, securitized transactions, or individual or groups of leases funded under nonrecourse funding arrangements with specific financing sources. Amounts outstanding in these instances are classified as nonrecourse debt because the Company has no obligation to ensure that investors or funding sources receive the full amount of principal and interest which may be due to them under their funding arrangement. In these instances, the investors or financing sources may only look to specific leases and the associated cashflows for the ultimate repayment of amounts due to them. In the event the cashflow associated with specific leases funded under circumstances are insufficient to fully repay amounts due, the investor or financing source withstands the full risk of loss. Debt includes amounts due to financing sources for which the Company is responsible for full repayment of principal and interest.

5. SEGMENT INFORMATION

    The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" on January 1, 1998. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers.

    The Company acquires and originates leases primarily through its Private Label, Wholesale/Retail, and Captive Finance programs. Additionally, the Company conducts business in the continental United States (U.S.) and the United Kingdom (U.K.). Segment and geographic data for the periods indicated are as follows (dollars in thousands):

                 FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

5. SEGMENT INFORMATION (CONTINUED)

                                                                                 FOR THE THREE MONTHS
                                                                                   ENDED MARCH 31,
                                                                               ------------------------
                                                                                   1998         1999
                                                                               ------------  ----------
Revenue by business segment:
  Private Label..............................................................   $    3,191   $    3,815
  Wholesale/Retail...........................................................       10,639       14,887
  Captive Finance............................................................          899          666
  Corporate..................................................................           --           --
                                                                               ------------  ----------
  Total......................................................................   $   14,729   $   19,368
Revenue by geographic area:
  Revenue generated from business within U.S.................................   $   14,729   $   17,099
  Revenue generated from U.K. operation......................................           --        2,269
                                                                               ------------  ----------
  Total......................................................................   $   14,729   $   19,368
Depreciation and amortization:
  Private Label..............................................................   $        5   $        6
  Wholesale/Retail...........................................................          469          897
  Captive Finance............................................................           27           17
  Corporate..................................................................          182          340
                                                                               ------------  ----------
  Total......................................................................   $      683   $    1,260
Pre-tax operating profit (loss):
  Private Label..............................................................   $    2,668   $    1,003
  Wholesale/Retail...........................................................        3,853        3,264
  Captive Finance............................................................          103          (99)
  Corporate..................................................................       (2,256)      (3,880)
                                                                               ------------  ----------
  Total......................................................................   $    4,368   $      288
Interest expense:
  Private Label..............................................................   $       25   $    2,723
  Wholesale/Retail...........................................................          355        3,594
  Captive Finance............................................................           19            3
  Corporate..................................................................           --           --
                                                                               ------------  ----------
  Total......................................................................   $      399   $    6,320


                                                                                        AS OF
                                                                               ------------------------
                                                                               DECEMBER 31,  MARCH 31,
                                                                                   1998         1999
                                                                               ------------  ----------
Total assets:
  Private Label..............................................................   $  158,446   $  255,710
  Wholesale/Retail...........................................................      255,146      355,595
  Captive Finance............................................................          120          550
  Corporate..................................................................       14,581       28,965
                                                                               ------------  ----------
  Total......................................................................   $  428,293   $  640,820
Total assets:
  Total U.S. assets..........................................................   $  388,149   $  594,506
  Total U.K. assets..........................................................       40,144       46,314
                                                                               ------------  ----------
  Total......................................................................   $  428,293   $  640,820

PROSPECTUS

                                  $300,000,000

                          FIRST SIERRA FINANCIAL, INC.

                        DEBT SECURITIES AND COMMON STOCK

                               ------------------

    We may sell from time to time for proceeds of up to $300,000,000:

       - our debt securities;

       - shares of our Common Stock; or

       - any combination of the foregoing.

    We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

    Our Common Stock is quoted on the NASDAQ National Market under the symbol "BTOB".

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING ANY SECURITIES.

                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                  The date of this Prospectus is May 13, 1999.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION, below.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http:// www.sec.gov."

    As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's web site.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference in this prospectus the following:

    - our Form 10-K Annual Report for the year ended December 31, 1998;

    - our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    - the description of our Common Stock included in our Form 8-A Registration Statement;

    - the description of our Rights to Purchase Shares of Junior Preferred Stock, Series C, included in our Form 8-A Registration Statement; and

    - any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities.

    You may request a copy of these filings, at no cost, by writing or telephoning us at First Sierra Financial, Inc., 600 Travis Street, Houston, TX 77002, Attention: Secretary; telephone no. (713) 229-6801.

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain of the matters discussed in this prospectus and any prospectus supplement or in the information incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                          FIRST SIERRA FINANCIAL, INC.

    First Sierra Financial, Inc. is a leading provider of equipment lease financing products and services. We acquire and originate equipment leases and offer servicing, consulting and technology solutions to our lease financing customers. The leases we finance relate to a wide range of equipment, including computers and peripherals, software, medical, dental, diagnostic, telecommunications, office, automotive servicing, hotel security, food services, tree service and industrial. The underlying equipment generally has a purchase price of less than $250,000 with an average of approximately $31,000 for leases financed in 1998.

    We have established strategic alliances with a network of independent leasing companies, lease brokers and equipment vendors, each of which acts as a source from which we obtain access to equipment leases. We customize lease financing products to meet the specific needs of our lease sources, including automation and integration.

    Since 1996, we have provided on-line financing products to our larger customers. Through our April 1998 acquisition of Nexsoft, Inc., we greatly expanded our ability to offer electronic commerce solutions to our customers' lease financing needs. In February 1999, we announced the formation of a new strategic services group called B2B Solutions, which is dedicated to providing e-commerce technology solutions and on-line financing products for commercial customers.

    Our e-commerce technology enables us to make direct originations or acquisitions of leases over the internet through an on-line application process that provides customers with immediate access to our credit department and lease documents. Our lease processing systems are linked directly to the vendor's systems through our internet browser, allowing us to interface with the vendor's web site, sales force and customers and providing customers with real-time access to application status reports and portfolio and customer performance data. We are also able to develop functional web sites for our vendors to facilitate business-to-business e-commerce and offer maintenance and training support.

    We provide lease financing to different participants in the small ticket equipment leasing industry through four general lease funding programs, referred to as our Private Label, Wholesale, Retail and Captive Finance programs. While the terms of the underlying leases are similar in all these lease funding programs, the financing arrangement we offer varies depending on the size and servicing capabilities of the lease source.

    Our Private Label program is designed to provide financing to established leasing companies that have demonstrated the ability to originate a larger volume of leases, follow prudent underwriting guidelines that we have established and undertake some of the more labor-intensive aspects of lease servicing on an ongoing basis. Participants in our Private Label program also provide us with protection from credit losses on the leases we acquire from them. Through our Wholesale program, we finance equipment leases from small ticket lease brokers who are unwilling or unable to provide the credit protection and perform the servicing functions necessary to participate in our Private Label program. Our Retail program focuses on providing lease financing services directly to equipment lessees and on establishing formal and informal relationships with manufacturers, dealers and other equipment vendors who are in a position to recommend us to their customers as a preferred provider of lease financing. Through our Captive Finance program, we focus on cultivating partnerships with large equipment vendors to help them develop, implement and administer a customized, sales-oriented lease finance program. In addition to offering lease financing, we provide the training, sales tools, management and, in some cases, personnel, necessary to support a dedicated lease finance program.

    We initially fund the acquisition or origination of our leases from working capital or through our securitized funding facilities. From time to time, depending on market conditions, we securitize the leases in our portfolio that meet pre-established eligibility criteria by packaging them in to a pool and selling beneficial interests in the leases through public offerings and private placement transactions. From time to time, we also generate income by acquiring lease portfolios and then reselling these portfolios at a premium. Our goal is to maximize the spread between the yield received on our leases and our cost of funds by obtaining favorable terms on our securitized funding facilities, our securizations and our portfolio sales.

RECENT DEVELOPMENTS

    As part of our strategy to become a leading provider of e-commerce financial products and services to the small business market, we plan to begin offering accounts receivable financing to our business customers in the second half of 1999.

    We also intend to apply for regulatory approval to establish the first internet-based business-to-business bank. Our internet bank will be devoted exclusively to the banking and financing needs of small business customers. Our goal in establishing the bank is to diversify our funding sources, lower our cost of funds, and allow us to offer additional e-commerce products to our base of business customers.

                                  RISK FACTORS

    BEFORE YOU BUY ANY SECURITIES OFFERED BY THIS PROSPECTUS AND THE RELATED PROSPECTUS SUPPLEMENT, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW AND THOSE WHICH MAY BE SET FORTH IN ANY PROSPECTUS SUPPLEMENT. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE BEFORE YOU DECIDE TO ACQUIRE ANY SECURITIES.

WE DEPEND ON THE SECURITIZATION MARKET TO FINANCE OUR LEASES

    From time to time, depending on market conditions, we securitize the leases in our portfolio that meet pre-established eligibility criteria by packaging them into a pool and selling beneficial interests in the leases through public offerings and private placement transactions. In a securitization transaction, we transfer a pool of leases to a wholly owned, special purpose subsidiary of First Sierra. The special purpose subsidiary simultaneously transfers an interest in the leases to a trust, which issues beneficial interests in the leases in the form of senior and subordinated securities and sells such securities through public offerings and private placement transactions. We generally retain the right to receive any excess cash flows of the trust, which right is represented by a trust certificate.

    Gain on sale of securitized leases represented approximately 15% of our revenues in 1996, approximately 35% of our revenues in 1997, and approximately 48% of our revenues during the period from January 1, 1998 through June 30, 1998. As a result of our decision to emphasize portfolio lending, effective July 1, 1998, we altered the structure of our securitizations so that we no longer record an immediate gain on sale when we securitize lease financing receivables. Rather, we will recognize net interest margin over the life of each of our leases. Thus, we expect that our earnings per share will be negatively affected until the interest income and other revenue generated from leases held on our balance sheet exceed our operating expenses.

    We depend on securitizations for refinancing of amounts outstanding under our securitized funding facilities, which we utilize to acquire and originate additional leases. Several factors affect our ability to complete securitizations, including conditions in the securities markets generally, conditions in the asset-backed securities markets, the credit quality of our lease portfolio, compliance of our leases with the eligibility requirements established in connection with the securitizations, our ability to obtain third-party credit enhancement, our ability to adequately service our lease portfolio, and the absence of any material downgrading or withdrawal of ratings given to securities previously issued in our securitizations. Any substantial reduction in the availability of the securitization market for our leases or any adverse change in the terms of our securitizations could have a material adverse effect on our business, financial condition and results to operations.

IF THE CASH FLOWS FROM OUR SECURITIZATION TRANSACTIONS ARE LESS THAN WE EXPECT,
  IT WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    The cash flows available to the trust certificates which we retain in our securitization transactions are calculated as the difference between cash flows received from the leases and the sum of interest and principal payable to the holders of the senior and subordinated securities, trustee fees, third-party credit enhancement fees, service fees, and backup service fees. Our right to receive this excess cash flow is subject to certain conditions specified in the related trust documents designed to provide additional credit enhancement to holders of the senior and subordinated securities issued in the securitization.

    We estimate the expected levels of cash flows available to the trust certificate taking into consideration anticipated defaults, recoveries and other factors which may affect the cash flows available to the holder of the trust certificate. The cash flows ultimately available to the trust certificate largely depend upon the actual default rates and recovery levels experienced on the leases sold to the trust. Losses incurred on leases held by the trust are borne solely by the holder of the trust certificate to the extent of the holder's investment in the trust certificate.

    Because we are typically entitled to receive, as holder of the trust certificates issued in our securitization transactions, from 2.0% to 6.5% of the cash flows of the trust yet we bear the risk of loss based upon the performance of the entire portfolio of leases held by the trust, relatively small fluctuations in default rates, recovery levels and other factors impacting cash flows of the leases could have a material adverse effect on our ability to realize our recorded basis in the trust certificates. If any of these fluctuations were to occur, we would be required to reduce the carrying amount of our trust certificates and record a charge to earnings in the period in which the event occurred or became known to management.

OUR ACQUISITION STRATEGY MAY NOT BE SUCCESSFUL

    A key component of our growth strategy has been to acquire other equipment leasing companies in strategic markets and locations. In the past, we have financed these acquisitions by using a combination of common stock, cash and debt. During 1998, we experienced a significant decline in the market price of our common stock. As a result, our ability to complete acquisitions using our Common Stock as currency, in a manner that was not dilutive to current stockholders, was adversely affected. If our common stock does not maintain a sufficient market value in the future, or if the owners of businesses we wish to acquire are unwilling to accept common stock as part of the purchase price, we may be required to use more of our cash resources, or seek additional capital, in order to complete acquisitions. It is possible that we will not be able to successfully consummate acquisitions in the future. If we are unable to pursue an acquisition strategy in the future, we will be required to rely on internal growth to expand our business.

    Any acquisition we make may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible asses, any of which could have a material adverse effect on our business, financial condition and results of operations. We also may experience difficulties in the assimilation of the operations, services, products and personnel of acquired companies, an inability to sustain or improve the historical revenue levels of acquired companies, the diversion of management's attention from ongoing operations and the potential loss of key employees of such acquired companies.

WE DEPEND ON EXTERNAL FINANCING TO FUND OUR LEASES

    We fund a large percentage of the equipment leases we acquire or originate through our securitized funding facilities. The securitized funding facilities are available to fund leases which satisfy eligibility criteria for inclusion in our public securitizations. We repay borrowings under our securitized funding facilities with the proceeds we receive from our public securitization transactions. Any adverse impact on our ability to complete public securitization transactions could have a material adverse effect on our ability to obtain or maintain securitized funding facilities or the amount available under such facilities. Any failure to renew our existing securitized funding facilities or obtain additional facilities or other financings with pricing, advance rates and other terms consistent with our existing facilities could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NEED ADDITIONAL CAPITAL TO FINANCE OUR OPERATIONS

    Our lease financing business is capital intensive and requires access to substantial short-term and long-term credit to fund new equipment leases. We expect to continue to require access to a large amount of capital to maintain and expand our volume of leases funded. If future market conditions adversely affect our ability to finance leases, we may require additional capital to fund our operations.

INCREASES IN INTEREST RATES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

    The leases we finance are non-cancelable and require payments to be made by the lessee at fixed rates for specified terms. The rates we charge are based on interest rates prevailing in the market at the time of lease approval. Until we securitize or otherwise sell our leases, we generally fund the leases under our securitized funding facilities or from working capital. If we were to become unable to securitize or otherwise sell leases with fixed rates within a reasonable period of time after funding, our operating margins could be adversely affected by increases in interest rates. Moreover, increases in interest rates which cause us to raise the implicit rate we charge to our customers could cause a reduction in demand for our lease financing. We generally undertake to hedge against the risk of interest rate increases when our equipment lease portfolio exceeds $10.0 million. These hedging activities limit our ability to participate in the benefits of lower interest rates with respect to our hedged portfolio of leases. In addition, our hedging activities may not adequately insulate us from interest rate risks.

INCREASE IN LESSEE DEFAULTS COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL
  CONDITION

    We specialize in acquiring and originating equipment leases with a purchase price of less than $250,000, generally involving small and mid-size commercial businesses located throughout the United States. Small business leases generally entail a greater risk of non-performance and higher delinquencies and losses than leases entered into with larger more creditworthy lessees. Because of our short operating history, we have limited performance data with respect to leases we finance. Thus, our historical delinquency and loss statistics do not necessarily predict our future performance.

    We funded the vast majority of the leases we acquired or originated through December 31, 1996 through a combination of the recourse and purchase price holdback features of our Private Label program. During the year ended December 31, 1998, we funded approximately 54% of the leases that we acquired or originated through our Wholesale and Retail programs, which do not have these credit protections. We believe that we will generate increasingly larger percentages of our lease originations in the future through lease funding programs that do not provide us with credit protection.

    The failure of our lessees to comply with the terms of their leases will result in the inability of these leases to qualify to serve as collateral under our securitized funding facilities and securitization program and may have a material adverse effect on our liquidity. Also, delinquencies and defaults in excess of levels estimated by our management in determining our allowance for credit losses and in valuing our right to receive excess cash flows under our securitization program could have a material adverse effect on our ability to obtain financing and effect public securitization transactions. Our inability to effect public securitization transactions could, in turn, have a material adverse effect on our business, financial condition and results of operations.

OUR QUARTERLY RESULTS MAY FLUCTUATE

    We may experience significant fluctuations in quarterly operating results due to a number of factors, including, among others, the interest rate on the securities issued in connection with our securitization transactions, variations in the volume of leases we finance, differences between our cost of funds and the average implicit yield we receive on our leases prior to their being securitized or otherwise sold, the effectiveness of our hedging strategy, the degree to which we encounter competition in our markets and general economic conditions. As a result of these fluctuations, you should not rely on our results for any one quarter as predicting or guaranteeing our performance in future quarters.

WE MAY BE UNABLE TO CONTINUE OUR GROWTH IN VOLUME OF LEASE FINANCING RECEIVABLES

    Our ability to sustain continued growth depends upon our capacity to attract, evaluate, finance and service increasing volumes of leases of suitable yield and credit quality. Our ability to accomplish this on a cost-effective basis is largely a function of our ability to market our products effectively, to manage our credit evaluation process to assure adequate portfolio quality, to provide competent, attentive and efficient servicing and to maintain access to institutional financing sources to achieve an acceptable cost of funds for our financing programs. Any failure to market our products effectively, to maintain our portfolio quality, to effectively service our leases or to obtain institutional financing at reasonable rates would have a material adverse effect on business, financial condition and results of operations.

WE RELY ON KEY EMPLOYEES WHOSE ABSENCE COULD ADVERSELY AFFECT OUR BUSINESS

    We depend to a large extent upon the experience, abilities and continued efforts of our senior management, including the management of companies we have acquired. We have entered into employment agreements with our principal executive officers. The loss of the services of one or more of the key members of our senior management could have a material adverse effect on our business, financial condition and results of operations. Our future success also will depend upon our ability to attract and retain additional skilled management personnel necessary to support anticipated future growth.

COMPETITION COULD ADVERSELY AFFECT OUR BUSINESS

    The financing of small ticket equipment is highly competitive. We compete for customers with a number of national, regional and local finance companies. Our competitors also include those equipment manufacturers that finance the sale of or lease of their products themselves and other traditional types of financial services companies, such as commercial banks and savings and loan associations, all of which provide financing for the purchase of equipment. Many of our competitors and potential competitors possess substantially greater financial, marketing and operational resources than we do. Our competitors and potential competitors include many larger, more established companies that may have a lower cost of funds than we do and access to capital markets and to other funding sources that may be unavailable to us.

OUR LEASES ARE CONCENTRATED IN A SMALL NUMBER OF STATES AND INDUSTRIES; ADVERSE
  ECONOMIC OR REGULATORY CONDITIONS IN THOSE STATES OR INDUSTRIES COULD ADVERSELY AFFECT OUR BUSINESS

    Although our portfolio of leases includes lessees located throughout the United States, we acquire or originate a majority of our leases from sources operating in five states: Texas, Florida, New York, New Jersey and California. The ability of our lessees to honor their contracts may substantially depend on economic conditions in these states. All of our leases are collateralized by the related equipment. The recourse and holdback provisions of our Private Label program mitigate, but do not eliminate, a significant portion of any economic risk not recoverable through the sale of the related equipment.

    Also, a substantial portion of our leases are concentrated in certain industries, including the medical industry, the dental industry and the veterinary industry. If the economic or regulatory conditions prevalent in such industries were to change, our lessees may not be able to honor their lease obligations.

    If our major lease sources were to substantially reduce the number of leases sold to us, and we were not able to replace the lost lease volume, this reduction could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH

    We have grown dramatically since our inception in June 1994. The volume of leases we acquired or originated was $4.5 million for the period from inception to December 31, 1994, $65.2 million for the year ended December 31, 1995, $179.2 million for the year ended December 31, 1996, $383.1 million for the year ended December 31, 1997, and $897.1 million for the year ended December 31, 1998. This growth has placed, and if sustained will continue to place, a burden on our administrative and financial resources. If our management is unable to effectively manage our future growth, this could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO REALIZE THE RECORDED RESIDUAL VALUES ON OUR EQUIPMENT, THIS
  COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    We retain a residual interest in the equipment covered by some of our leases. We reflect the estimated fair market value of the equipment at the end of the contract term of the lease as an asset on our balance sheet. Our results of operations depend, to some degree, upon our ability to realize these residual values. Realization of residual values depends on many factors, several of which are outside our control, including general market conditions at the time of expiration of the lease, whether there has been unusual wear and tear on, or use of, the equipment, the cost of comparable new equipment, the extent, if any, to which the equipment has become technologically or economically obsolete during the contract term and the effects of any additional or amended government regulations. If, upon the expiration of a lease, we sell or refinance the underlying equipment and the amount realized is less than the recorded value of the residual interest in the equipment, we realize a loss reflecting the difference. If we were to fail to realize aggregate recorded residual values, this could have a material adverse effect on our business, financial condition and results of operations.

                                USE OF PROCEEDS

    Except as we may otherwise specify in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain our earnings to finance the growth and development of our business and we do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, provisions in certain of our credit facilities and the terms of our Series A Preferred Stock contain certain restrictions on the payment of dividends on the Common Stock. Holders of shares of Series A Preferred Stock are entitled to receive annual cash dividends of $1.86 per share, such dividends being payable annually as declared by our Board of Directors. See "Description of Capital Stock--Series A Preferred Stock." Any future change in our dividend policy will be made at the discretion of our Board of Directors in light of our financial condition, capital requirements, earnings and prospects and any restrictions under our credit agreements or rights of the Series A Preferred Stock, as well as other factors our Board of Directors may deem relevant.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for the periods indicated below was as follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                --------------------------------------------
                                                                                   1998        1997       1996       1995
                                                                                   -----     ---------  ---------  ---------
The Company and subsidiaries..................................................       *            3.90       1.82       1.78


                                                                                   1994
                                                                                   -----
The Company and subsidiaries..................................................       *

------------------------

*   The ratio is less than one-to-one. The coverage deficiency was as follows:
    1998--$8.6 million; and 1994--$.8 million.

    For purposes of calculating the ratio, earnings consist of income from continuing operations to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest).

                         DESCRIPTION OF DEBT SECURITIES

    We may offer debt securities under this prospectus, any of which may be issued as convertible and/or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities, will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the Indenture (as defined below) are summaries only and therefore are not complete. You should read the Indenture and the prospectus supplement regarding any particular issuance of debt securities.

    The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement.

    Our ability to service our indebtedness, including the debt securities, is dependent to some extent upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries' creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

    The debt securities will be issued under an Indenture (the "Indenture") that we will enter into with an indenture trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part, and is available as described above under "Where You Can Find More Information." The Indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended.

    Except as may be set forth in a prospectus supplement, the Indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

    The following summary of certain provisions of the debt securities and the Indenture is not complete. You should read carefully the provisions of particular debt securities we may issue and the Indenture, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act. All capitalized terms used but not defined below have the meanings set forth in the Indenture.

GENERAL

    The Indenture does not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. We will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in such prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

    Unless otherwise provided in the prospectus supplement, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion and/or exchange at the office of the applicable Trustee. At our option, the payment of interest may also be made by check mailed to the address of the person entitled to such payment as it appears in the debt security register.

    The applicable prospectus supplement will describe the following terms of any debt securities (the "Offered Debt Securities") in respect of which this prospectus is being delivered (to the extent applicable to the Offered Debt Securities):

    - the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible and/or exchangeable) and aggregate principal amount of the Offered Debt Securities;

    - the percentage of the principal amount at which such Offered Debt Securities will be issued;

    - the date or dates (and whether fixed or extendable) on which the principal of the Offered Debt Securities is payable or the method of determination thereof;

    - the rate or rates (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, the method of calculating such rates, the date or dates from which such interest will accrue or the manner of determining such dates, the interest payment dates on which such interest shall be payable and the record dates for the determination of the holders of debt securities to whom interest will be payable;

    - the place where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable;

    - any provisions relating to the issuance of the Offered Debt Securities at an original issue discount;

    - the terms and conditions upon which the Offered Debt Securities may be redeemed (including the form or method of payment if other than in cash, which may include securities of other issuers);

    - the obligation, if any, that we may have to redeem, purchase or repay the Offered Debt Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the holder of any debt securities and the terms and conditions of such redemption, purchase or repayment (including the form or method of payment if other than in cash, which may include securities of other issuers), and any provisions for the remarketing of such debt securities;

    - if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable;

    - if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof or in bankruptcy;

    - any Events of Default in lieu of or in addition to those described in this prospectus and remedies relating to such Events of Default;

    - whether the Offered Debt Securities are convertible or exchangeable and, if so, the securities or rights into which they are convertible or exchangeable and the terms and conditions upon which such conversion or exchange will be effected;

    - any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Offered Debt Securities;

    - the currency or currencies, including composite currencies, in which the Offered Debt Securities will be denominated if other than the currency of the United States of America;

    - if other than the coin or currency in which the Offered Debt Securities are denominated, the coin or currency in which payment of the principal of, premium, if any, or interest on the Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States is to be determined for any purpose, including for determining the principal amount outstanding);

    - if the principal of, premium, if any, or interest on the Offered Debt Securities will be payable, at our election or the election of a holder thereof, in a coin or currency other than that in which the Offered Debt Securities are denominated and terms and conditions upon which, such election may be made;

    - if the amount of payments of principal of, premium, if any, and interest on the Offered Debt Securities may be determined with reference to the value, rate or price of one or more specified commodities, currencies or indices, the manner in which such amounts shall be determined;

    - whether and under what circumstances we will pay additional amounts on the Offered Debt Securities held by a person who is not a United States of America person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

    - if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the Offered Debt Securities in definitive form (whether upon original issue or upon exchange of a temporary Debt Security), the form and terms of such certificates, documents or conditions;

    - any other affirmative or negative covenants with respect to the Offered Debt Securities;

    - whether the Offered Debt Securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for Offered Debt Securities registered in the name of, and under which any transfer of such global security may be registered in the name of, any person other than the depositary;

    - whether the debt securities are defeasible; and

    - any other specific terms of the Offered Debt Securities.

    Unless otherwise indicated in the prospectus supplement relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at its principal executive offices. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

    Unless otherwise indicated in the applicable prospectus supplement relating to Offered Debt Securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

    Debt securities may be issued under the Indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that the debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. "Original Issue Discount Security" means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

GLOBAL SECURITIES

    Unless otherwise specified in the applicable Prospectus Supplement, the debt securities of a series will be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

    Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the Offered Debt Securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

MODIFICATION OF THE INDENTURE

    We and the Trustee may modify the Indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

DEFEASANCE; SATISFACTION AND DISCHARGE

    The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the Indenture discharged and under which the Indenture obligations will be deemed satisfied.

DEFAULTS AND NOTICE

    The debt securities will contain Events of Default to be specified in the applicable prospectus supplement, including, without limitation:

    - failure to pay the principal of, or premium, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

    - failure to make a payment of any interest on any debt security of such series when due;

    - failure to perform or observe any other covenants or agreements in the Indenture or in the debt securities of such series;

    - certain events of bankruptcy, insolvency or reorganization with respect to us; and

    - certain cross defaults.

    If an Event of Default with respect to debt securities of any series shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series and/or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

    The Indenture provides that the Trustee will, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

    The Indenture contains a provision entitling the Trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the debt securities of such series. However, the Trustee may decline to follow any such direction if, among other reasons, the Trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

    The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions including, that the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the Trustee to exercise its power under the Indenture, indemnify the Trustee and afford the Trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the Indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

CONCERNING THE TRUSTEES

    The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the Trustee for such debt securities.

REPORTS TO HOLDERS OF DEBT SECURITIES

    We intend to furnish to holders of debt securities all quarterly and annual reports which we furnish to holders of our Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 100,000,000 share of common stock, par value $.01 per share ("Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK

    As of March 11, 1999, 14,223,915 shares of Common Stock were outstanding and held of record by 57 holders of record.

    The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of holders of Common Stock. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the voting power of shares of Common Stock outstanding are able to elect all the directors and the holders of the remaining shares are not able to elect any directors. Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by our Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock. We have never declared or paid cash dividends on our Common Stock. The shares of Common Stock have no preemptive rights, redemption rights, or sinking fund provisions. The outstanding shares of Common Stock are, and any shares of Common Stock which may be offered by this prospectus and a related prospectus supplement will be upon issuance and sale, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Our Board of Directors may establish, without stockholder approval, one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that they may designate. We believe that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of our Common Stock and restrict their rights to receive payments upon liquidation of the Company. It could also have the effect of delaying, deferring or preventing a change in control of the Company. As of March 11, 1999, our authorized and outstanding Preferred Stock consisted of 10,078 shares of Series A Preferred Stock. In addition, 300,000 shares of Junior Preferred Stock, Series C are authorized and reserved for issuance in connection with our Stockholder Rights Plan which is described below.

    SERIES A PREFERRED STOCK

    As of March 11, 1999, 10,078 shares of Series A Preferred Stock were issued and outstanding. The following description is a summary of the Certificate of Designation for the Series A Preferred Stock, and is qualified in its entirety by reference to that document.

    DIVIDENDS. The Series A Preferred Stock ranks, with respect to dividend rights and distribution of assets on liquidation, senior and prior to the Common Stock and junior to, or on parity with, as the case may be, any other stock of the Company designated as senior to, or on parity with , as the case may be, Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to receive non-cumulative annual cash dividends of $1.86 per share payable annually when declared by the Board of Directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock then outstanding will be entitled to receive an amount of cash per share equal to $46.54607 before any distribution is made on the Common Stock. As long as any shares of Series A

Preferred Stock are outstanding, the Company may not pay, declare or set apart a dividend or distribution on the Common Stock (other than stock dividends or distributions payable in Common Stock).

    REDEMPTION. The Series A Preferred Stock is mandatorily redeemable by us on December 31, 2001 (subject to conversion rights at any time on or prior to November 30, 2001) at a redemption price of $46.54607 per share.

    CONVERSION. The Series A Preferred Stock is convertible, at the option of the respective holders, at any time into Common Stock at a conversion rate of
5.47 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment for stock dividends, stock splits and combinations.

    VOTING RIGHTS. The shares of Series A Preferred Stock have general voting rights on all issues submitted to the stockholders. Each share of Series A Preferred Stock entitles the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible.

STOCKHOLDER RIGHTS PLAN

    On December 15, 1998, our Board of Directors declared a dividend distribution of one preferred stock purchase right (a "Right") for each share of our Common Stock. The dividend was payable on December 30, 1998 to stockholders of record at the close of business on December 28, 1998 (the "Record Date"). Each Right generally entitles the registered holder to purchase from us one one-hundredth of a share of our Junior Preferred Stock, Series C, par value $0.01 per share (the "Series C Preferred Stock"), at a purchase price of $65.25 per one one-hundredth of a share (the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank as Rights Agent.

    The Rights will be evidenced by Common Stock certificates and not separate certificates until the earliest of (I) ten days following the date of public disclosure that a person or group (the "Acquiring Person") has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of the Common Stock, or (ii) ten business days following the commencement or disclosure of an intention to commence a tender offer or exchange offer by a person or group other than the Company and certain related entities if, upon consummation of such offer, such person or group would beneficially own 15% or more of the outstanding shares of Common Stock (the earlier of such dates being the "Distribution Date"). Until the Distribution Date (or earlier redemption or expiration of the Rights), the transfer of Common Stock will also constitute transfer of the associated Rights. The Rights will expire at the close of business on December 30, 2008, unless earlier redeemed by the Company.

    If a person acquires beneficial ownership of 20% or more of our Common Stock, or if we are the surviving corporation in a merger with an Acquiring Person and the Common Stock remains outstanding and unchanged, the Rights will "flip in" and entitle each holder of a Right, with certain exceptions, to purchase (upon exercise at the then-current market price) that number of shares of Common Stock having a market value of two times the Purchase Price.

    In the event that, following the Distribution Date, we are acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is changed or 50% or more of the Company's consolidated assets or earning power is sold, leased, exchanged, or otherwise transferred or disposed of (whether in one transaction or a series of related transactions), the Rights will "flip over" and entitle each holder of a Right to purchase, upon the exercise of the Right at the then-current Purchase Price, that number of shares of common stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of the transaction would have a market value of two times the Purchase Price.

    Series C Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series C Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock, if greater. In the event of liquidation, the holders of the Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock, if greater. In the event of any merger or other business combination in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. Customary anti-dilution provisions protect these rights.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

    Our Board of Directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director only for cause upon the vote of at least 80% of the then outstanding shares of capital stock entitled to vote upon the election of directors ("Voting Stock"). In general, the Board of Directors, not the stockholders, has the right to appoint persons to fill vacancies on the Board of Directors.

    The Charter provides that special meetings of holders of Common Stock may be called only by our Board of Directors and that only business proposed by the Board of Directors may be considered at special meetings of holders of Common Stock.

    The Charter provides that the only business (including election of directors) that may be considered at any annual meeting of holders of Common Stock, in addition to business proposed (or persons nominated to be directors) by the directors of the Company, is business proposed (or persons nominated to be directors) by holders of Common Stock who comply with the notice and disclosure requirements set forth in the Charter. In general, the Charter requires that a stockholder give the Company notice of proposed business or nominations no later than 60 days before the annual meeting of holders of Common Stock

(meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) ten days after the first public notice of the annual meeting is sent to holders of Common Stock. In general, the notice must also contain information about the stockholder proposing the business or nomination, the stockholder's interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy statements. The stockholder also must submit a notarized letter from each of the stockholder's nominees stating the nominee's acceptance of the nomination and indicating the nominee's intention to serve as a director if elected.

    The Charter provides that the affirmative vote of at least two-thirds of the Voting Stock shall be required to approve any of the following proposed transactions: (i) a merger or consolidation in which the Company shall not be the surviving entity or shall survive only as a subsidiary of an entity; (ii) a sale, lease or exchange or an agreement to sell, lease or exchange all or substantially all of our assets to any other person or entity; or (iii) the dissolution or liquidation of the Company.

    The Charter authorizes the Board of Directors, without any action by our stockholders to issue up to 1,000,000 shares of Preferred Stock, in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation and the conversion and other rights of each such series. Because the terms of the preferred stock may be fixed by the Board of Directors without stockholder action, the preferred stock could be issued quickly with terms designed to make more difficult a proposed takeover of the Company or the removal of its management, thus affecting the market price of the Common stock and preventing stockholders from obtaining any premium offered by the potential buyer. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders.

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws requires a grater percentage. The Charter provides that approval by the holders of at least 80% of the Voting Stock is required to amend the provisions of the Charter previously discussed and certain other provisions.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                              PLAN OF DISTRIBUTION

    We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supplement.

    We may effect distribution of securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

    We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

    Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

    Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

    The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market (other than the Common Stock, which is quoted in the NASDAQ National Market). No assurance can be given as to the liquidity of the trading market for any such securities.

    If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

                                 LEGAL MATTERS

    McDermott, Will & Emery, Chicago, Illinois, will pass upon the legality of the securities offered by this prospectus.

                                    EXPERTS

    The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                4,450,000 SHARES

                          FIRST SIERRA FINANCIAL, INC.

                                  COMMON STOCK

                                ----------------

                             PROSPECTUS SUPPLEMENT

                               ------------------

                                         , 1999

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